As filed with the Securities and Exchange Commission on September 17, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Buddha Steel, Inc.
(formerly A.G. Volney Center, Inc.)
(Exact Name of Registrant as Specified in its Charter)

Delaware	3316	13-4260316
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Dachang Hui Autonomous County Industrial Park Hebei, 065300 People’s Republic of China +86 (316) 8864783	Corporation Service Company 2711 Centerville Road, Suite 400 Wilmington, Delaware 19808 (866) 403-5272
(Address, including zip code, and telephone number, including area code, of principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bradley A. Haneberg, Esq.
Anthony W. Basch, Esq.
Christopher J. Mugel, Esq.
Kaufman & Canoles, P.C.
Three James Center, 12th Floor
1051 East Cary Street
Richmond, Virginia 23219
(804) 771-5700 – telephone
(804) 771-5777 – facsimile

Gregory Sichenzia, Esq.
Darrin M. Ocasio, Esq.
Tara Guarneri-Ferrara, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
32nd Floor
New York, New York 10006
(212) 930-9700 – telephone
(212) 930-9725 – facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each Unit consisting of two shares of common stock, $0.001 par value per share, and one warrant to purchase one share of common stock	$20,000,000
Common stock included as part of the Units(2)	—
Warrants to purchase shares of common stock included as part of the Units(2)	—
Overallotment sale Units, each consisting of two shares of common stock, $0.001 par value per share, and one warrant to purchase one share of common stock.	$3,000,000
Common stock underlying Warrants sold in Units(3)	$14,375,000
Underwriter Warrants(2)	$100
Shares of common stock underlying Underwriter Warrants, $0.001 par value(3)	$1,250,000
Total	$38,625,100	$2,754	(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Section 6(b) and Rule 457(o) of the Securities Act of 1933, as amended.
(2)	No fee pursuant to Rule 457(g).
(3)
Pursuant to Rule 416, this registration statement also covers such number of additional shares of common stock to prevent dilution resulting from stock splits, stock dividends and similar transactions.

(4)	Paid herewith.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 17, 2010

Buddha Steel, Inc.

___________ Units
Each Unit Consisting of Two Shares of Common Stock and
One Warrant to Purchase One Share of Common Stock

We are offering, on a firm commitment basis, ___ Units, each of which consists of two shares of our common stock, par value $0.001 per share, and one warrant to purchase one share of our common stock at an exercise price per share equal to 62.5% of the public offering price per Unit (or 125% of the proportionate price per share of common stock underlying the Units), during the five-year period commencing on the date of this prospectus. The common stock and the warrants may be transferred separately immediately upon issuance.

The warrants are exercisable at any time until their expiration date, five years after the effective date of the registration statement of which this prospectus is part.  We may cancel the warrants on thirty days’ notice, in whole or in part and if in part, by lot, at any time following the date that is the six (6) month anniversary of the effective date of the registration statement of which is this prospectus is part if the closing price of our common stock exceeds $_______ per share for at least ten (10) trading days within any period of twenty (20) consecutive trading days.

We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended. Our common stock is currently quoted on the OTC Bulletin Board under the symbol “AGVO” but has traded only sporadically.  On September 16, 2010, the average between the bid and ask price for our common stock was $7.51 per share, as reported by the www.otcbb.com.  We have applied to list our common stock on the NASDAQ Global Market under the symbol “METL.” The Units and warrants included in the Units will not trade publicly.

Investing in these Units involves significant risks. See “Risk Factors” beginning on page 6 of this prospectus.

Total
	Per Unit	Without Overallotment	With Overallotment
Public offering price	$	$	$
Underwriting discount(1)	$	$	$
Non-accountable expense allowance(2)	$	$	$
Proceeds, before expenses, to us(3)	$	$	$

(1)
The underwriting discount will be 7.5% of the public offering price per Unit.  The discount does not reflect additional compensation to the underwriters in the form of (a) an overallotment option exercisable for up to 45 days to purchase up to 15% of the number of Units sold in this offering, (b) a 1.5% non-accountable expense allowance and (c) warrants to purchase up to a number of shares equal to 4% of the number of shares of common stock underlying the Units sold in this offering, not including any shares of common stock issuable upon exercise of the warrants underlying the Units sold in this offering, not including any shares of common stock issuable upon exercise of the warrants underlying the Units.  See “Underwriting and Plan of Distribution.”

(2)	The non-accountable expense allowance of 1.5% is not payable as to the shares sold upon exercise of the underwriter overallotment option.
(3)	We estimate that the total expenses of this offering, excluding the underwriting discount and the non-accountable expense allowance, are approximately $400,000.

On the closing date of the offering, we will issue Units to investors in the offering and Underwriter Warrants to our underwriters.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Ladenburg Thalmann & Co. Inc.

Prospectus dated             , 2010

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	8
Forward-Looking Statements	29
Our Corporate Structure	30
Use of Proceeds	33
Trading Information for Our Securities	34
Dividend Policy	34
Exchange Rate Information	35
Capitalization	37
Management’s Discussion and Analysis of Financial Condition and Results of Operations	38
Our Business	54
Description of Property	66
Regulations	67
Management	70
Related Party Transactions	78
Legal Proceedings	79
Principal Shareholders	80
Description of Capital Stock	83
Shares Eligible for Future Sale	87
Taxation	89
Enforceability of Civil Liabilities	95
Underwriting and Plan of Distribution	95
Change in Certifying Accountant	99
Experts	100
Interests of Named Experts and Counsel	100
Legal Matters	100
Where You Can Find More Information	100
Financial Statements	F-1

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

i

Except where the context otherwise requires and for purposes of this prospectus only:

•	“we,” “us,” “our company,” “our” and “Buddha” refer to
•
Buddha Steel, Inc., a Delaware stock corporation (formerly A.G. Volney Center, Inc., which was formerly Lottlink Technologies, Inc.), after completion of the reverse acquisition of Gold Promise on April 28, 2010;

•	Gold Promise Group (Hong Kong) Co., Ltd., a Hong Kong limited company (“Gold Promise” when individually referenced), which is a wholly owned subsidiary of Buddha;
•	Hebei Anbang Investment Consultation Co., Ltd., a PRC limited company (“HAIC” when individually referenced), which is a wholly owned subsidiary of Gold Promise; and
•
Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd., a Chinese limited company (“Baosheng Steel” when individually referenced), which HAIC controls through a series of contractual agreements;

•	“Lottlink” refers to Lottlink Technologies, Inc. prior to completion of its change of name to “A.G. Volney Center, Inc.” in July 2003;
•
“A.G. Volney” refers to A.G. Volney Center, Inc. after its name change from “Lottlink Technologies, Inc.” in July 2003 and prior to completion of the reverse acquisition of Gold Promise on April 28, 2010;

•	“shares” and “common stock” refer to our common stock, $0.001 par value per share;
•	“Units” refers to the units offered hereby comprised of two shares of common stock and one Warrant, which Warrant may be exercised to purchase one share of common stock;
•	“Warrants” refers to the warrants contained within the Units, each of which may be exercised for $_______ to purchase one share of our common stock;
•	“Underwriter Warrants” refers to the warrants we are issuing to our underwriters in connection with this offering, each of which may be exercised for $______ to purchase one share of our common stock;
•
“Reverse Stock Split” refers to the reverse stock split of Buddha’s common stock on the basis of one share of common stock for one hundred eighty-six shares of previously-held common stock (1:186) that was completed on June 11, 2010;

•
“Conversion” refers to the automatic conversion of shares of Buddha’s Series A Preferred Stock into shares of common stock on the basis of one share of Series A Preferred Stock for 987.5 shares of common stock (987.5:1) that was completed on June 11, 2010;

•	“ton” refers to metric tons;
•	“China” and “PRC” refer to the People’s Republic of China, excluding, for the purposes of this prospectus only, Macau, Taiwan and Hong Kong; and
•
all references to “RMB,” “Renminbi” and “¥” are to the legal currency of China and all references to “USD,” “U.S. dollars,” “dollars,” and “$” are to the legal currency of the United States.   As of September 16, 2010, the Interbank exchange rate was RMB 6.7156 to $1.00.

This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at a specified rate solely for the convenience of the reader. Unless otherwise noted, all translations made in this prospectus are based upon a rate of RMB ¥6.8086 to US$1.00, which was the exchange rate on June 30, 2010. Any discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

For the sake of clarity, this prospectus follows English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our chief executive officer will be presented as “Hongzhong Li,” even though, in Chinese, Mr. Li’s name would be presented as “Li Hongzhong.”

We have relied on statistics provided by a variety of publicly-available sources regarding China’s expectations of growth, China’s demand for steel and China’s steel industry. We did not, directly or indirectly, sponsor or participate in the publication of such materials.

ii

Prospectus Summary

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “should,” “will,” “could,” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements.

Our Company

We are a leading producer and vendor of high value-added, ultra-thin precision cold-rolled steel products. Our cold-rolled steel is engineered and manufactured using state-of-the-art machinery.  Our premium products are tailor-made to customers’ individual requirements.  Our steel is further processed by downstream manufacturers and incorporated into a wide variety of end products including, among others, automobiles, home appliances, packaging, and specialized construction materials.

Our products range in thickness from 0.1 millimeter to 3.5 mm and can be up to 1,250 mm in width.  The production process begins with our major raw material, hot-rolled steel coils, which we clean, roll, cut, and then anneal in a cold-rolling mill to the desired specifications. Our tonnage capacity can vary significantly depending on the types of products produced, and we strive to maximize profit by producing the largest tonnage of product with the highest margin available to us. In 2009, we had an expected capacity to produce 465,000 tons of cold-rolled steel assuming our 2009 product mix and we produced 446,000 tons of steel products.  This amount represents a utilization rate of 96% of our expected capacity.  Our production facilities occupy more than 47 acres and include 96 annealing furnaces and 17 lines: 13 cold-rolling mills, 1 tin-plate sheet mill, and 3 leveler stretchers.  We employ over 900 employees.

Located in Hebei Province which surrounds both Beijing and Tianjin, we are strategically positioned to serve the capital area and partake of its vibrant economic and manufacturing activities.  Hebei has one of the largest concentrations of iron ore in China. Collectively, the three provinces of Liaoning, Sichuan and Hebei account for almost half of China’s iron ore.  (www.chinamining.org).  As a result of these iron ore reserves, the steel production industry has become an important industry in Hebei Province.  Since 2001, Hebei Province has been consistently ranked the first in steel-production among all provinces in China for nine years.  (Hebei again ranks first for steel production among Chinese provinces, www.chinamining.org, 02/08/2010).

We sell the vast majority of our products in China, but we also sell a very small percent of our products in Europe, Africa, South America and Southeast Asia, including countries such as the U.K., the Philippines, Nigeria, and Peru.

Industry and Market Background

PRC Economic Growth

Demand for our products is driven in line with macroeconomic industrial growth both globally and in the PRC.  As the end products made with our steel range from automobiles to appliances, general economic growth underlies our success, especially in China.  PRC macroeconomic growth has been strong and positive in recent years.  China’s gross domestic product (“GDP”) grew at a rate of 8.7% in 2009, reaching $4.9 trillion. (China Daily, Jan. 21, 2010).  The World Bank currently projects that China’s GDP will grow at 9.5% for 2010 and 8.5% for 2011.  (www.worldbank.org, June 2010).

According to IMF’s World Economic Outlook, China’s real GDP growth rate has exceeded both the United States’ and the world’s GDP growth rates over the past twenty years.  (World Economic Outlook, April 2010).  The international analysis and consulting firm IHS Global Insight has estimated that China will surpass that United States as the world’s largest center of manufacturing activity by the year 2020:

China’s Steel Market Generally:

China is the largest steel-producing country in the world, and steel production in China has been increasing rapidly since early 1990s. China has been the world’s largest steel-producing country since the mid-1990s. According to the World Steel Association, during the first six months of 2010, China accounted for 45.7% of global crude steel output. (www.worldsteel.org). Chinese exports of steel in June 2010 increased to 5.6 million tons, more than three times the number in June 2009 and 8% over June 2008 levels. (www.steelonthenet.com/production.html).

The China Iron and Steel Institute estimates that China’s steel demand will exceed 600 million tons by 2011, while global steel demand is projected to reach over 1.45 billion tons by 2011. China has increased its steel exports from 7 million tons in 2003 to 60.5 million tons in 2008, making it the number one ranked steel exporter globally. Even though steel exports declined 58.5% in 2009 largely due to global economic recession, exports have since surged 127% to 18 million tons in the first five months of 2010. (Reuters.com, June 21, 2010).

A strong increase in new Chinese government investment plans is expected to help boost domestic demand for steel, and improving external demand following world economic recovery should encourage steel exports. China’s crude steel production capacity exceeded 700 million tons at the end of 2009, compared with 660 million tons at the end of 2008. (China Daily, March 24, 2010). In 2009, China’s steel output rose 13.5 percent to 567.84 million tons. (World Steel Association). Its 68 large and medium sized iron and steel companies reaped RMB55.39 billion ($8.12 billion) in profit in 2009, down 31.43 percent from a year earlier. In early 2010, China’s Ministry of Industry and Information Technology (“MIIT”) projected that demand for steel in China in 2010 would exceed that in 2009, and to date in 2010, this prediction has been accurate.

Cold-Rolled Steel Market:

Steel products can be categorized as low-end (long products such as pipes, tubes, wires and rods) and high-end (flat products such as hot-rolled steel or cold-rolled steel strips). We operate in the high-end category of this market with our niche precision steel processing and produce and sell high precision cold-rolled steel products.

Hot-rolling involves working with metal above its recrystallization temperature. The starting material in hot-rolling is usually a large piece of metal, such as a semi-finished casting product such as billets, slabs and blooms. In some cases, hot-rolling involves a direct feed from the casting line into the rolling mill at the proper temperature. The product is very stiff and is intended for flat work where deformation is minimal. This type of hot-rolled steel is most often applied to further processing for applications such as continuous galvanizing. Hot-rolling often results in the metal surface becoming covered in mill scale, an oxide that forms at high temperature. Hot-rolling is generally used for sheet metal and simple cross sections, such as railroad tracks.

Cold-rolling involves working with metal below its recrystallization temperature. While hot-rolling might be conducted at approximately 1000°F, cold-rolling is often conducted at room temperature. Cold-rolled steel products generally begin from hot-rolled products that have been processed to remove mill scale. Cold-rolling increases strength by up to 20%, improves the surface finish and holds tighter tolerances. As a result, cold-rolled steel is used in a variety of high precision capacities, including appliances (refrigerators, washers, dryers, and other small appliances), automobiles (exposed as well as unexposed parts), steel roofing, food packaging materials, electric motors, microelectronics and food packaging.

Cold-rolled specialty precision steel is a relatively new industry in China. Manufacturers of products that use specialty precision steel products have traditionally imported precision steel products from Japan, Korea, the European Union and the United States. We believe that, to date, the average quality and standards of China’s high precision steel industry lag behind the international norm.

Due to lack of quality manufacturing facilities and capability, the PRC has been a net importer of ultra thin cold-rolled steel products like those produced by our affiliate, Baosheng Steel. To meet demand, manufacturers have imported precision steel products from countries with more developed high-end steel capacity.  China’s production of cold-rolled steel has responded to market demand by growing robustly as domestic producers have moved up the value chain.  According to Freedonia Custom Research, from 2005 to 2008, China’s consumption of high precision cold-rolled narrow strip products grew at a compound annual rate of 19.1% and is projected to grow at 10% from 2008 through 2011.  In particular, Freedonia projects that from 2008 through 2011, the production of metal food and beverage containers, insulated wire and cable, optic fiber cable, and household appliances in China is expected to grow at compound annual rates of 10.9%, 11.5%, 17.8%, and 7.3%, respectively.

Our Products

Our products, custom ultra thin cold-rolled steel sheets and coils, are a vital component in a variety of industrial products, including but not limited to roofing, appliances, telecommunications equipment, motor vehicles and motor vehicle parts and accessories.  We anticipate that demand for high precision steel in end product manufacturing markets in China will grow in the foreseeable future, and we believe we are well positioned to benefit from this growth.

The principal raw materials in our products are hot-rolled coil and hot-rolled steel strips.  In 2009, hot-rolled coil and hot-rolled steel strips accounted for more than 80% of our production costs.  We purchase our hot-rolled coil and hot-rolled steel strips from a number of sources and are not dependent on any single supplier.

We manufacture cold-rolled steel products in a variety of different forms:  black strip, welded pipe, bright strip, cold-rolled sheet, cold-rolled coil and tin-plated sheet. Products are typically custom-made to the specifications of our clients.  Our production facilities can produce a large range of different widths and thicknesses, ranging from 30 mm up to 1,250 mm and as thin as 0.10 mm up to 3.5 mm, respectively. Our major products include:

Cold-Rolled Coil

Cold-rolled coils include steel products with thickness from 0.16 mm to 2.0 mm, and width from 900 mm to 1,250 mm. Cold-rolled coils are mainly used as materials for automobile parts, stamping steel plates, construction decoration and construction appliances such as roofing, security doors and steel keel.

Cold-Rolled Sheet

Cold-rolled sheets are steel products with thickness from 0.10 mm to 2.0 mm, and width from 360 mm to 860 mm. Cold-rolled sheets are mainly used as materials in equipment appliances such as metal cabinets and electrical appliances such as refrigerators and microwaves.

Cold-Rolled Strip

Cold-rolled strips are steel products with thickness from 0.50 mm to 3.5 mm, and width from 30 mm up to 355 mm. Cold-rolled strips includes cold-rolled black strip and cold-rolled bright strip. Cold-rolled strips are mainly used as materials in house hardware appliances, farm equipment, office equipment and motors appliances.

Tin-Plated Sheet

Tin-plated sheets are the steel products plated with thin layer of tin. This type of steel product has thickness from 0.15 mm to 0.4 mm, and width from 360 mm to 830 mm. Tin-plated sheets are mainly used as materials for the containers for industrial and food usage.

Corporate Structure

Overview

We were incorporated as a Delaware corporation in 1997.  Our company changed its name in 2003 and 2010 in connection with acquisitions of companies engaged in, respectively, the clothing industry in the United States (A.G. Volney) and the steel industry in China (Buddha).  Pursuant to an acquisition completed on April 28, 2010, we own all of the issued and outstanding capital stock of Gold Promise, a Hong Kong company, and the previous shareholders of Gold Promise became the controlling shareholders of Buddha.  Gold Promise in turn owns all of the issued and outstanding stock of HAIC, a PRC company.  HAIC has entered into a series of contractual arrangements with Baosheng Steel and all of its shareholders, agreements known as variable interest agreements (the “VIE Agreements”), pursuant to which Baosheng Steel became HAIC’s contractually controlled affiliate.  The use of such control agreements is a common structure used to control PRC corporations, particularly in certain industries in which foreign investment is restricted or forbidden by the PRC government. While the VIE Agreements are designed to provide HAIC a level of control over Baosheng Steel that is functionally equivalent to the level of control HAIC would have if it instead owned the equity of Baosheng Steel, no such equity ownership relationship exists between Buddha, Gold Promise and HAIC on one hand and Baosheng Steel on the other hand.  See “Risk Factors—Risks Related to Our Corporate Structure.”

Our present corporate structure is as follows:

Equity ownership

Contractual relationships consisting of a Consulting Services Agreement, Operating Agreement, Voting Rights Proxy Agreement, Option Agreement and Equity Pledge Agreement

Corporate History - Buddha

Buddha was originally incorporated under the laws of the State of Delaware on March 6, 1997 under the name “Lottlink Technologies, Inc.”  From December 1997 until July 2003, Lottlink’s charter was suspended for non-payment of franchise taxes.  In July 2003, Lottlink’s charter was renewed, and its certificate of incorporation was amended to change its name to “A.G. Volney Center, Inc.”  Prior to the reverse acquisition of Gold Promise, A.G. Volney was primarily in the business of purchasing and reselling clothing overruns.  It was a development-stage company, had commenced only limited business operations and was looking to find a suitable merger candidate and/or alternative financing.

On October 19, 2006, A.G. Volney filed a Registration Statement on Form 10SB (File No.: 0-52269) with the Securities and Exchange Commission (“SEC”), to register its common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Registration Statement was declared effective by operation of law on December 18, 2006, at which point A.G. Volney became a reporting company under the Exchange Act.

On April 28, 2010, A.G. Volney entered into a Share Exchange Agreement with Gold Promise, the shareholders of Gold Promise, and Baosheng Steel.  This Share Exchange Agreement effected a reverse acquisition by which A.G. Volney acquired all of the shares of Gold Promise, and the shareholders of Gold Promise became the controlling shareholders of A.G. Volney.  Since Gold Promise controls HAIC and, through a series of contractual arrangements, Baosheng Steel, the reverse acquisition resulted in A.G. Volney acquiring control over the operations of Baosheng Steel.  Thus, as a result of the reverse acquisition of Gold Promise, we are an active steel manufacturing business.

In connection with this transaction, A.G. Volney’s then President, CEO, CFO, Secretary and each of A.G. Volney’s directors resigned from all offices of A.G. Volney.  On April 28, 2010, our board of directors authorized an increase in the number of members of our board of directors to three, and appointed Hongzhong Li to the position of Chairman of the Board and also elected Zhenqi Chen and Xianmin Meng as the remaining board members.

On June 7, 2010, we amended our certificate of incorporation to change our name to “Buddha Steel, Inc.” and to effect the Reverse Stock Split and Conversion.

Effective as of the closing date of this offering, our board of directors will increase to five members, Mr. Chen and Ms. Meng will resign, and we will appoint several new directors (all of whom have consented to serve upon appointment), so that our board will consist of the following members: Hongzhong Li, Yuanmei Ma, George Qin, Troy Mao and Luis Mejia.  Mr. Qin, Mr. Mao and Mr. Mejia will be our independent directors.

Corporate History – Gold Promise, HAIC and Baosheng Steel

Gold Promise was established in Hong Kong on January 8, 2010 to serve as an intermediate holding company, with the intention that its shareholders would enter into the reverse transaction with Buddha and then that Buddha and its affiliates (including Gold Promise, HAIC and Baosheng Steel) would undertake a public offering.  HAIC was established in the PRC on April 2, 2010.  On March 29, 2010, the local government of the PRC issued a certificate of approval regarding the foreign ownership of HAIC by Gold Promise, a Hong Kong entity.  As a result of this certificate, HAIC became a wholly foreign-owned entity, or WFOE.

Baosheng Steel, our operating affiliate, was established in the PRC on September 9, 1999.  On April 2, 2010, prior to the reverse acquisition transaction, HAIC, Baosheng Steel and Baosheng Steel’s shareholders entered into a series of VIE Agreements pursuant to which Baosheng Steel became the controlled affiliate of HAIC.  The use of such control agreements is a common structure used to control PRC corporations, particularly in certain industries in which foreign investment is restricted or forbidden by the PRC government.  The VIE Agreements are designed to provide HAIC a level of control over Baosheng Steel that is functionally equivalent to the level of control HAIC would have if it instead owned the equity of Baosheng Steel.  Pursuant to the VIE Agreements, Buddha (by virtue of its ownership of Gold Promise and Gold Promise’s ownership of HAIC) controls Baosheng Steel.

The Offering

Securities offered:	________ Units (two shares of common stock and one Warrant per Unit).
Assumed Offering Price per Unit:	$________.
Warrant Terms:
Each Warrant entitles the holder to purchase one share of common stock at an exercise price equal to 62.5% of the public offering price per Unit (or 125% of the proportionate price per share of common stock underlying the Units), during the five-year period commencing on the date of this prospectus.  Beginning six months after the closing date of this offering, if the closing price per shares of common stock exceeds $_____ for at least ten trading days within any period of twenty consecutive trading days, we may reduce the Warrant expiration date to 30 days from the date of our filing of a current report on Form 8-K announcing the satisfaction of such condition and such change to the Warrant term.

Underwriter Warrant Terms:
In connection with this offering, we will, for a nominal amount, sell to our underwriters ____ Underwriter Warrants, representing 4% of the number of common shares in the offering of the Units, not including overallotment Units or shares underlying Warrants contained within the Units, to purchase one share of our common stock per Underwriter Warrant. The Underwriter Warrants are exercisable for a period of five years from the date of issuance at a price equal to 62.5% of the public offering price per Unit (or 125% of the proportionate price per share of common stock underlying the Units) (and on a cashless basis to the extent the underlying shares of common stock are not registered or exempt from registration).  The Underwriter Warrants contain piggyback registration rights for the life of such Underwriter Warrants.

Common Stock Outstanding prior to Completion of the Offering:	10,000,041 shares
Common Stock Outstanding upon Closing of the Offering:
Upon closing, we will have ________ shares of common stock outstanding (not including the shares underlying the Warrants offered hereby, the common stock underlying the Underwriter Warrants or the common stock underlying the overallotment option).

Underwriter Overallotment Option:
We have granted to the underwriter an option exercisable within 45 days after the date of this prospectus, to purchase up to 15% of the number of Units to cover overallotments.  Overallotment Units do not carry Underwriter Warrants.

Company Information:	Dachang Hui Autonomous County Industrial Park, Hebei Province, 065300 People’s Republic of China +86 (316) 8864783. We do not maintain a corporate website at this time.
Current OTCBB Symbol:	AGVO
Proposed NASDAQ Global Market Symbol:	METL (CUSIP No. 118849 108)
Transfer Agent:	Pacific Stock Transfer Company 4045 S. Spencer Street, Suite 403, Las Vegas, NV 89119
Timing and Settlement for Units:	We expect to deliver the Units registered hereunder against payment on ________ __, 2010.
Use of Proceeds:
Net proceeds from this offering (excluding proceeds from the overallotment option and any warrant exercise) are expected to be approximately $17,800,000 and will be used principally to purchase new equipment and machinery and raw materials. No portion of the net proceeds will be used to repay any loans due to our employees.

Risk Factors:
Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in our common stock.

Summary Financial Information

In the table below, we provide you with summary financial data of our company. This information is derived from our consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read it along with the historical statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Fiscal Year ended December 31,		For the Six Months ended June 30,
	2009	2008	2010	2009
			(Unaudited)	(Unaudited)
Gross profit	$16,377,139	$11,114,162	$13,122,486	$5,432,300
Income from operations	$13,683,016	$8,353,859	$11,251,321	$4,095,530
Other income (expenses)	$(1,821,656)	$(1,884,990)	$(936,930)	$(788,304)
Provision for income tax	(58,556)	$(144,891)	$-	$(58,480)
Net income	$11,802,804	$6,323,978	$10,314,391	$3,248,746
Other comprehensive income (loss)	$4,870	$(1,114,220)	$78,100	$(12,706)
Comprehensive income	$11,807,674	$5,209,759	$10,392,491	$3,236,040
Basic earnings per share (based on 9,875,001, 9,875,001, 9,919,214 and 9,875,001 shares of common stock issued and outstanding on each of, December 31, 2009 and 2008 and June 30, 2010 and 2009, respectively)(1)	$1.20	$0.64	$1.05	$0.33

	December 31,		June 30,
	2009	2008	2010
			(Unaudited)
Total Assets	$125,599,246	$217,469,573	$157,260,921
Total Current Liabilities	$110,426,169	$212,418,571	$132,249,306
Shareholders’ Equity	$15,173,077	$3,365,403	$25,011,615
Total Liabilities and Shareholders’ Equity	$125,599,246	$217,469,473	$157,260,921

(1)	We have presented earnings per share after giving retroactive effect to the Reverse Stock Split and the Conversion that were completed on June 11, 2010.

Risk Factors

Investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below represent our known material risks to our business. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, you may lose all or part of your investment. You should not invest in this offering unless you can afford to lose your entire investment.

Risks Related to Our Business

We have a short operating history.

While our operating entity, Baosheng Steel, was founded in 1999, we have existed in our current organizational structure for less than one year.  We may not succeed in implementing our business plan successfully because of competition from domestic and foreign market entrants, failure of the market to accept our products, or other reasons. Therefore, you should not place undue reliance on our past performance as they may not be indicative of our future results.

The global economic crisis could further impair the demand for our products and affect the overall availability and cost of external financing for our operations.

The continuation or intensification of the global economic crisis and turmoil in the global financial markets may adversely impact our business, the businesses of our customers from whom we generate revenues and our potential sources of capital financing.  The global economic crisis harmed most industries and has been particularly detrimental to the real estate, construction, automobile and consumer product industries.  Since our steel products serve as key components in construction and building materials, automobiles and household products, our sales and business operations are dependent on the financial health of these industries and could suffer if our customers experience, or continue to experience, a downturn in their business.  In addition, the lack of availability of credit could lead to a further weakening of the Chinese and global economies and make capital financing of our operations more expensive for us or impossible altogether.  Presently, it is unclear whether and to what extent the economic stimulus measures and other actions taken or contemplated by the Chinese government and other governments throughout the world will mitigate the effects of the crisis on the industries that affect our business.  These conditions have not presently impaired our ability to access credit markets and finance our operations.  However, the impact of the current crisis on our ability to obtain capital financing in the future, and the cost and terms of same, is unclear.  Furthermore, deteriorating economic conditions including business layoffs, downsizing, industry slowdowns and other similar factors that affect our customers could have further negative consequences for the real estate, construction, automobile and consumer product industry and result in lower sales, price reductions in our products and declining profit margins. The economic situation also could harm our current or future lenders or customers, causing them to fail to meet their obligations to us. No assurances can be given that the effects of the current crisis will not damage on our business, financial condition and results of operations.

Rapidly growing demand and supply in China and other developing economies may result in additional excess worldwide capacity and falling steel prices, which could adversely impact our results.

Over the last several years steel consumption in China and other developing economies such as India has increased at a rapid pace. Steel companies have responded by developing plans to rapidly increase steel production capability in these countries and entered into long-term contracts with iron ore suppliers in Australia and Brazil. Steel production, especially in China, has been expanding rapidly and could exceed Chinese demand depending on continuing growth rates. Because China is now the largest worldwide steel producer, any significant excess in Chinese capacity could have a major impact on domestic and international steel trade and prices.

We may require additional capital in the future, and the access to capital is uncertain and we cannot assure that capital will be available on reasonable terms, if at all, or on terms that would not cause substantial dilution to stockholdings.

The development of high quality specialty precision steel requires substantial funds. We will require additional working capital to support our long-term growth strategies, which includes identifying suitable points of market entry for expansion growing the number of points of sale for our products, so as to enhance our product offerings and benefit from economies of scale. Sourcing external capital funds for product development and requisite capital expenditures are key factors that have and may in the future constrain our growth, production capability and profitability. To achieve the next phase of our corporate growth, increased production capacity, successful product development and additional external capital will be necessary.

However, our working capital requirements and the cash flow provided by future operating activities, if any, may vary greatly from quarter to quarter, depending on the volume of business during the period. We may not be able to obtain adequate levels of additional financing, whether through equity financing, debt financing or other sources. If we are unable to raise additional financing, we may be unable to implement our long-term growth strategies, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures on a timely basis. There can be no assurance that such capital will be available in sufficient amounts or on terms acceptable to us, if at all. Any sale of a substantial number of additional shares of common stock or securities convertible into common stock will cause dilution to the holders of our common stock and could also cause the market price of our common stock to decline.

If we are unable to attract and retain senior management and qualified technical and sales personnel, our operations, financial condition and prospects will be materially adversely affected.

Our future success depends in part on the contributions of our management team and key technical and sales personnel and our ability to attract and retain qualified new personnel.  In particular, our success depends on the continuing employment of our Chief Executive Officer, Mr. Hongzhong Li, our Chief Technology Officer, Mr. Hongzhi Fang, our Chief Financial Officer, Ms. Yuanmei Ma and our Chief Operating Officer, Mr. Zhenqi Chen.  There is significant competition in our industry for qualified managerial, technical and sales personnel, and we cannot assure you that we will be able to retain our key senior managerial, technical and sales personnel or that we will be able to attract, integrate and retain other such personnel that we may require in the future. If we are unable to attract and retain key personnel in the future, our business, operations, financial condition, results of operations and prospects could be materially adversely affected.

Our operating results are likely to fluctuate, which may affect our stock price.

Our revenues, expenses, operating results and gross profit margins vary over time, and may be affected by a variety of circumstances largely beyond our control. As a result, our operating results may at times fall below the expectations of securities analysts and investors in some quarters, which could result in a decrease in the market price of our common stock. The conditions that may cause results to vary include but are not limited to:

•	variations in the price of hot- and cold-rolled steel;
•
fluctuations in exchange rates and international trade, causing changes in the competitiveness of domestic Chinese as opposed to foreign supplies of cold-rolled steel, as well as causing changes in the competiveness of finished products made with our products;

•	changes in the general competitive and economic conditions; and
•	delays in, or uneven timing in the delivery of and payment for, customer orders.

We face significant competition from competitors who have greater resources than we do, and we may not have the resources necessary to successfully compete with them.

We are one of a few manufacturers of specialty precision steel products in China. Differences in the type and nature of the specialty precision steel products in China’s steel industry are relatively small, and, coupled with intense competition from international and local suppliers, to a limited extent, consumers’ demand can be price sensitive. Competitors may increase their market share through pricing strategies that adversely impact our business. Our business is in an industry that is becoming increasingly competitive and capital intensive, and competition comes from manufacturers located in China as well as from international competition. Our competitors may have financial resources, staff and facilities substantially greater than ours, and we may be at a competitive disadvantage compared with larger companies.

The relatively limited scope of our cold-rolled steel products may limit our ability to respond quickly to significant changes in the market or new market entrants.

Cold-rolled specialty precision steel is a relatively new industry in China, and our customers have traditionally relied on imports of precision steel.  Although we offer high precision cold-rolled steel products according to our customers’ specifications, all of our products fall generally within a single category, cold-rolled steel products. If there are significant changes in market demands and/or competitive forces, we may not be able to change our product mix or adapt our production equipment quickly enough to meet customers’ needs.  If this were to occur, our financial performance could be materially negatively affected.

Increased imports of steel products into China could negatively affect domestic steel prices and demand levels and reduce profitability of domestic producers.

While China is a net exporter of steel products generally, it is a net importer of the sort of precision steel products Baosheng Steel produces.  Particularly if China’s domestic economy continues to improve, foreign competitors may have lower costs, and may be owned, controlled or subsidized by their governments, which could provide them with advantages in competing with domestic steel companies.  Import levels may also be affected by political considerations over which we have no control. Increases in future levels of imported steel could negatively impact future market prices and demand levels for our precision steel products.

If our customers that operate in highly competitive markets are willing to accept substitutes in lieu of our products, our business and results of operations will suffer.

Our customers and other users of cold-rolled steel products operate in highly competitive markets, which are becoming increasingly cost-conscious.  Cold-rolled precision steel competes with other materials, such as aluminum, plastics, composite materials and glass, among others, for industrial and commercial applications. Customers have demonstrated a willingness to substitute other materials for cold-rolled steel, particularly where they can save money by doing so.  If our customers increasingly utilize substitutes for cold-rolled steel products in their operations, sales of our products will decline and our business and results of operations will suffer.

We are dependent on our Chinese operations to generate our revenue, and the deterioration of any current favorable local conditions may make it difficult or prohibitive to continue to operate or expand in China.

Because of the location of our facilities in China, our operations could be affected by, among other things:

•	economic and political instability in China, including problems related to labor unrest;
•	lack of developed infrastructure;
•	variances in payment cycles;
•	currency fluctuations;

•	overlapping taxes and multiple taxation issues;
•	employment and severance taxes;
•	compliance with local laws and regulatory requirements;
•	greater difficulty in collecting accounts receivable; and
•	the burdens of cost and compliance with a variety of foreign laws.

Moreover, inadequate development or maintenance of infrastructure in China, including adequate power and water supplies, transportation, raw materials availability or the deterioration in the general political, economic or social environment could make it difficult, more expensive and possibly prohibitive to continue to operate or expand our facilities in China.

Our operations are international, and we are subject to significant worldwide political, economic, legal and other uncertainties that may make it difficult or costly to collect amounts owed to us or to conduct operations should materials needed from certain places be unavailable for an indefinite or extended period of time.

We have subsidiaries in Hong Kong and China. We manufacture all of our products in China and substantially all of the net book value of our total fixed assets is located there. However, we sell our products to customers outside of China as well as domestically. As a result, we have receivables from and goods in transit to locations outside of China. Protectionist trade legislation in Africa or other Southeast Asian countries, such as a change in export or import legislation, tariff or duty structures, or other trade policies, could adversely affect our ability to sell products in these markets, or even to purchase raw materials or equipment from foreign suppliers. Moreover, we are subject to a variety of United States laws and regulations, changes to which may affect our ability to transact business with certain customers or in certain product categories.

In China, our operating affiliate Baosheng Steel is subject to numerous national, provincial and local governmental regulations, all of which can limit our ability to react to market pressures in a timely or effective way, thus causing us to lose business or miss opportunities to expand our business. These include, among others, regulations governing:

•	environmental and waste management;
•	our relationship with our employees, including: wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions;
•	property ownership and use in connection with our leased facilities in China; and
•	import restrictions, currency restrictions and restrictions on the volume of domestic sales.

We may not be able to pass on to customers the increases in the costs of our raw materials, particularly hot-rolled steel.

We require substantial amounts of raw materials in our business, consisting principally of hot-rolled steel. Any substantial increases in the cost of hot-rolled steel could adversely affect our financial condition and results of operations. The availability and price of hot-rolled steel depends on a number of factors outside our control, including general economic conditions, domestic and international supply and tariffs. Increased domestic and worldwide demand for hot-rolled steel has had and will continue to have the effect of increasing the prices that we pay for these raw materials, thereby increasing our cost of goods sold. Generally, there is a potential time lag between changes in prices under our purchase contracts and the point when we can implement a corresponding change under our sales contracts with our customers. As a result, we can be exposed to fluctuations in the price of raw materials since, during the time lag period, we may have to temporarily bear the additional cost of the change under our purchase contracts, which could have a material adverse effect on our profitability. If raw material prices were to increase significantly without a commensurate increase in the market value of our products, our financial condition and results of operations would be adversely affected.

Changing technology and manufacturing techniques could place us at a competitive disadvantage.

The successful implementation of our business strategy requires us to introduce new products and improve existing products to meet customers’ needs. Our products require a high degree of precision in design and manufacture. We believe that our customers evaluate our products on the basis of a number of factors, including, but not limited to:

•	quality;
•	value for price;
•	reliability and timeliness of delivery;
•	product design capability;
•	operational flexibility;
•	customer service; and
•	overall management.

Our success depends on our ability to continue to meet our customers’ changing requirements and specifications with respect to these and other criteria. If we are unable to address technological advances or introduce new designs or products that may be necessary to remain competitive within the precision steel industry, our financial performance could suffer.

Defects in our products could impair our ability to sell products or could result in litigation and other significant costs.

Detection of any significant defects in our precision steel products may result in, among other things, delay in time-to-market, loss of market acceptance and sales of its products, diversion of development resources, injury to our reputation, litigation or fines, or increased costs to correct such defects. Defects could harm our reputation, which could result in significant costs and could impair our ability to sell our products. The costs we may incur in correcting any product defects may be substantial and could decrease our profit margins.

Failure to optimize our manufacturing potential and cost structure could materially increase our overhead, causing a decline in our margins and profitability.

We strive to utilize the manufacturing capacity of our facilities fully, but may not do so on a consistent basis. Our factory utilization is dependent on our success in, among other things:

•	accurately forecasting demand;
•	predicting volatility;
•	timing volume sales to our customers;
•	balancing our productive resources with product mix; and
•	planning manufacturing services for new or other products that we intend to produce.

Demand for contract manufacturing of these products may not be as high as we expect, and we may fail to realize the expected benefit from our investment in our manufacturing facilities. Our profitability and operating results are also dependent upon a variety of other factors, including, but not limited to:

•	utilization rates of manufacturing lines;
•	downtime due to product changeover;
•	impurities in raw materials causing shutdowns; and
•	maintenance of contaminant-free operations.

Failure to optimize our manufacturing potential and cost structure could materially and adversely affect our business and operating results.

Moreover, our cost structure is subject to fluctuations from inflationary pressures in China and other geographic regions where we conduct business. China is currently experiencing dramatic growth in its economy. This growth may lead to continued pressure on wages and salaries that may exceed our budget and adversely affect our operating results.

Our production facilities are subject to risks of power shortages which may adversely affect our ability to meet our customers’ needs and reduce our revenues.

Many cities and provinces in China have suffered serious power shortages since the second quarter of 2004. Many of the regional grids do not have sufficient power generating capacity to fully satisfy the increased demand for electricity driven by continual economic growth and increasing consumer demand. Local governments have occasionally required local factories to temporarily shut down their operations or reduce their daily operational hours in order to reduce local power consumption levels. To date, our operations have not been affected by those administrative measures.  If our operations are affected by those administrative measures in the future, thereby causing material production disruption and delay in delivery schedule, our business, results of operation and financial conditions could be materially adversely affected. We do not have any back-up power generation system.

Increases in energy prices will increase our operating costs, and we may be unable to pass all these increases on to our customers in the form of higher prices for our products.

We use a significant amount of electricity and other energy sources to manufacture our products.  We do not hedge our exposure to higher prices via energy futures contracts. A substantial increase in the price of energy sources would increase our operating costs and could negatively impact our profitability and cash flows if we cannot pass the increases on to our customers.

Unexpected equipment failures may lead to production curtailments or shutdowns.

Interruptions in our production capabilities will adversely affect our production costs, products available for sales and earnings for the affected period. In addition to equipment failures, our facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or violent weather conditions. Our manufacturing processes are dependent upon critical pieces of equipment, such as our various cold-rolling mills, as well as electrical equipment, such as transformers, and this equipment may, on occasion, be out of service as a result of unanticipated failures. We have experienced and may in the future experience material plant shutdowns or periods of reduced production as a result of such equipment failures.

Environmental compliance and remediation could result in substantially increased capital requirements and operating costs.

Our operating entity, Baosheng Steel, is subject to numerous Chinese provincial and local laws and regulations relating to the protection of the environment. These laws continue to evolve and are becoming increasingly stringent. The ultimate impact of complying with such laws and regulations is not always clear or determinable because regulations under some of these laws have not yet been promulgated, are undergoing revision or are not clearly interpreted. The capital requirements and other expenditures that may be necessary to comply with environmental requirements could increase and become a significant expense linked to the conduct of our business.

Our consolidated business and operating results could be materially and adversely affected if our operating subsidiaries and affiliate were required to increase expenditures to comply with any new environmental regulations affecting their operations. We are required to comply with the environmental protection laws and regulations promulgated by the national and local governments of the PRC. Yearly inspections of our facilities require the payment of a license fee which could become a penalty fee if standards are not maintained. If we fail to comply with any of these environmental laws and regulations in the PRC, depending on the types and seriousness of the violation, we may be subject to, among other things, warning from relevant authorities, imposition of fines, specific performance and/or criminal liability, forfeiture of profits made, being ordered to close down our business operations and suspension of relevant permits.

Our limited ability to protect our intellectual property, and the possibility that our technology could inadvertently infringe technology owned by others, may adversely affect our ability to compete.

We rely on a combination of trade secret laws and confidentiality procedures to protect the technological know-how that comprises much of our intellectual property. We protect our technological know-how pursuant to non-disclosure and non-competition provisions contained in our employment agreements, and agreements with them to keep confidential all information relating to our customers, methods, business and trade secrets during and after their employment with us. Our employees are also required to acknowledge and recognize that all inventions, trade secrets, works of authorship, developments and other processes made by them during their employment are our property.

A successful challenge to the ownership of our intellectual property could materially damage our business prospects. Our competitors may assert that our technologies or products infringe on their patents or proprietary rights. We may be required to obtain from others licenses that may not be available on commercially reasonable terms, if at all. In addition, competitors may assert patent or other intellectual property rights that arguably impair our ability to employ and improve our technologies.  Problems with intellectual property rights could increase the cost of our products or delay or preclude our new product development and commercialization.  If infringement claims against us are deemed valid, we may not be able to obtain appropriate licenses on acceptable terms or at all.  Litigation could be costly and time-consuming but may be necessary to defend against infringement claims.

We do not carry business interruption insurance so we could incur unrecoverable losses if our business is interrupted.

We are subject to risks inherent to our business, including equipment failure, theft, natural disasters, industrial accidents, labor disturbances, business interruptions, property damage, product liability, personal injury and death. We do not carry any business interruption insurance or third-party liability insurance or other insurance to cover risks associated with our business. As a result, if we suffer losses, damages or liabilities, including those caused by natural disasters or other events beyond our control and we are unable to make a claim again a third party, we will be required to bear all such losses from our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Corporate Structure

Our controlling stockholder holds a significant percentage of our outstanding voting securities, which could hinder our ability to engage in significant corporate transactions without his approval.

Mr. Hongzhong Li, as the sole director of Crowning Elite Limited and the father of Meng Li, is the beneficial owner of approximately 76.1% of our outstanding voting securities.  Assuming the completion of this offering and no exercise of the Warrants underlying the Units offered hereby or of the Underwriter Warrants, Mr. Li will be the beneficial owner of approximately __% of our outstanding voting securities.  As a result, Mr. Li will possess significant influence, giving him the ability, among other things, to elect a majority of our board of directors and to authorize or prevent proposed significant corporate transactions. His ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discouraging a potential acquirer from making a tender offer.

The PRC government may determine that the VIE Agreements are not in compliance with applicable PRC laws, rules and regulations.

We manage and operate Baosheng Steel, our operating entity, through HAIC pursuant to the rights its holds under the VIE Agreement.  By reason of the VIE Agreements, Baosheng Steel is a variable interest entity (“VIE”).  Almost all economic benefits and risks arising from Baosheng Steel’s operations are transferred to HAIC under these agreements.  Details of the VIE Agreements are set out in “Our Business – VIE Agreements.”

There are risks involved with the operation of our business in reliance on the VIE Agreements, including the risk that the VIE Agreements may be determined by PRC regulators or courts to be unenforceable. Our PRC counsel, AllBright Law Offices, has provided a legal opinion that the VIE Agreements are binding and enforceable under PRC law, but has further advised that if the VIE Agreements were for any reason determined to be in breach of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such breach, including:
•	imposing economic penalties;
•	discontinuing or restricting the operations of HAIC or Baosheng Steel;
•	imposing conditions or requirements with respect to the VIE Agreements with which HAIC or Baosheng Steel may not be able to comply;
•	requiring our company to restructure the relevant ownership structure or operations;
•	taking other regulatory or enforcement actions that could adversely affect our company’s business; and
•	revoking the business licenses and/or the licenses or certificates of HAIC, and/or voiding the VIE Agreements.

Any of these actions could adversely affect our ability to manage, operate and gain the financial benefits of Baosheng Steel, which would have a material adverse impact on our business, financial condition and results of operations. If we are unable to restructure our relationship with Baosheng Steel in such circumstances, our resulting corporate structure (Buddha, Gold Promise and HAIC) would have essentially no operations or means of operating a steel business.

Our ability to manage and operate Baosheng Steel under the VIE Agreements may not be as effective as direct ownership.

We conduct our business in the PRC and generate virtually all of our revenues through the VIE Agreements. We depend on Baosheng Steel to hold and maintain contracts with our customers.  Our plans for future growth are based substantially on growing the operations of Baosheng Steel. However, the VIE Agreements may not be as effective in providing us with control over Baosheng Steel as direct ownership.

Neither Buddha nor HAIC has any ownership interest in Baosheng Steel, nor do we have business assets or revenue streams other than through our VIE Agreements with Baosheng Steel. Although we have been advised by AllBright Law Offices, our Chinese legal counsel, that each contract under HAIC’s contractual arrangements with Baosheng Steel is valid, binding and enforceable under current Chinese laws and regulations, these contractual arrangements may not be as effective in providing us with control over Baosheng Steel as direct ownership of Baosheng Steel would be. In addition, Baosheng Steel may breach the contractual arrangements. For example, Baosheng Steel may decide not to make contractual payments to HAIC, and consequently to our company, in accordance with the existing contractual arrangements. In the event of any such breach, we may have to (i) incur substantial costs and resources to enforce such arrangements, and (ii) rely on legal remedies under PRC law, which we cannot be sure would be always effective in light of uncertainties in the Chinese legal system.

Therefore, if we are unable to effectively control Baosheng Steel, it may have an adverse effect on our ability to achieve our business objectives and grow our revenues.

As the VIE Agreements are governed by PRC law, we would be required to rely on PRC law to enforce our rights and remedies under them; PRC law may not provide us with the same rights and remedies as are available in contractual disputes governed by the law of other jurisdictions.

The VIE Agreements are governed by the PRC law and provide for the resolution of disputes through arbitral proceedings pursuant to PRC law. If Baosheng Steel or its shareholders fail to perform the obligations under the VIE Agreements, we would be required to resort to legal remedies available under PRC law, including seeking specific performance or injunctive relief, or claiming damages. We cannot be sure that such remedies would provide us with effective means of causing Baosheng Steel to meet its obligations, or recovering any losses or damages as a result of non-performance. Further, the legal environment in China is not as developed as in other jurisdictions. Uncertainties in the application of various laws, rules, regulations or policies in PRC legal system could limit our ability to enforce the VIE Agreements and protect our interests.

HAIC’s contractual arrangements with Baosheng Steel and the payment arrangement thereunder may be challenged by the PRC tax authorities and may result in adverse tax consequences to us.

We generate our revenues through the payments we receive pursuant to the VIE Agreements. We could face adverse tax consequences if the PRC tax authorities determine that the VIE Agreements were not entered into based on arm’s length negotiations. For example, PRC tax authorities may adjust HAIC’s and/or Baosheng Steel’s income and expenses for PRC tax purposes in the form of a transfer pricing adjustment. A transfer pricing adjustment could result in a reduction, for Chinese tax purposes, of adjustments recorded by Baosheng Steel, which could adversely affect us by increasing Baosheng Steel’s tax liability without reducing HAIC’s tax liability, which could further result in late payment fees and other penalties to Baosheng Steel for underpaid taxes.

We rely on the approval certificates and business license held by HAIC, and any deterioration of the relationship between HAIC and Baosheng Steel could materially and adversely affect our business operations.

We operate our business in China on the basis of the approval certificates, business license and other requisite licenses held by HAIC and Baosheng Steel. There is no assurance that HAIC and Baosheng Steel will be able to renew their licenses or certificates when their terms expire with substantially similar terms as the ones they currently hold.

Further, our relationship with Baosheng Steel is governed by the VIE Agreements that are intended to provide us with effective control over the business operations of Baosheng Steel. Yet, the VIE Agreements may not be effective in providing control over the application for and maintenance of the licenses required for our business operations. Baosheng Steel could violate the VIE Agreements, go bankrupt, suffer from difficulties in its business or otherwise become unable to perform its obligations under the VIE Agreements and, as a result, our operations, reputations and business could be materially adversely affected.

If HAIC exercises the purchase option it holds over Baosheng Steel’s share capital pursuant to the VIE Agreements, the payment of the purchase price could materially and adversely affect our financial position.

Under the VIE Agreements, Baosheng Steel’s shareholders have granted HAIC an option for the maximum period of time allowed by law to purchase all of the equity interest in Baosheng Steel at a price equal to the capital paid in by the transferors, adjusted pro rata for purchase of less than all of the equity interest, unless applicable PRC laws and regulations require an appraisal of the equity interest or stipulate other restrictions regarding the purchase price of the equity interest.  As Baosheng Steel is already our contractually controlled affiliate, HAIC’s exercising of the option would not bring immediate benefits to our company other than the possible resolution of uncertainties regarding the correct contractual relationship, and payment of the purchase prices could adversely affect our financial position.

The shareholders of Baosheng Steel and their proxy have potential conflicts of interest with us, which may adversely affect our business.

Neither we nor HAIC owns any portion of the equity interests of Baosheng Steel. Instead, we rely on HAIC’s contractual obligations to enforce our interest in receiving payments from Baosheng Steel. Conflicts of interests may arise between Baosheng Steel’s shareholders and our company if, for example, their interests in receiving dividends from Baosheng Steel were to conflict with our interest requiring these companies to make contractually obligated payments to HAIC. The fact that affiliates of Baosheng Steel are also affiliates of our company may result in conflicting fiduciary duties. Because of these potentially conflicting interests and fiduciary duties, we have required Baosheng Steel and each of its shareholders to execute a Shareholders’ Voting Proxy Agreement granting HAIC the irrevocable power to appoint a designee to vote on their behalf on all matters requiring shareholder approval by Baosheng Steel and to require Baosheng Steel’s compliance with the terms of its contractual obligations.

The designee may have different interests than those of Buddha and Buddha’s other shareholders.  We cannot assure you, if conflicts of interest arise, that the designee will act completely in our interests or that conflicts of interests will be resolved in our favor. In addition, these shareholders could violate their agreements with us by diverting business opportunities from us to others. If we cannot resolve any conflicts of interest between us and Baosheng Steel’s shareholders or their proxy, we would have to rely on legal proceedings, which could result in the disruption of our business.

If HAIC is required to make a payment under its agreement to bear the losses of Baosheng Steel, our liquidity may be adversely affected, which could harm our financial condition and results of operations.

On April 2, 2010, HAIC entered into VIE Agreements with Baosheng Steel. Pursuant to the VIE Agreements, HAIC agreed to bear the liabilities of Baosheng Steel. If Baosheng Steel suffers losses and HAIC is required to absorb all or a portion of such liabilities, HAIC will be required to seek reimbursement from Baosheng Steel. In such event, it is unlikely that Baosheng Steel will be able to make such reimbursement, and HAIC may be unable to recoup the loss HAIC absorbed at such time, if ever. Further, under the Entrusted Management Agreement, HAIC may absorb the losses at a time when HAIC does not have sufficient cash to make such payment and at a time when we or HAIC may be unable to borrow such funds on terms that are acceptable, if at all. As a result, any losses absorbed under the Entrusted Management Agreement may have an adverse effect on our liquidity, financial condition and results of operations.
Provisions in our Certificate of Incorporation and Bylaws or Delaware law might discourage, delay or prevent a change of control of us or changes in our management and, therefore depress the trading price of the common stock.

Our certificate of incorporation authorizes our board of directors to issue up to 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

In addition, Delaware corporate law and our certificate of incorporation and Bylaws also contain other provisions that could discourage, delay or prevent a change in control of our Company or changes in its management that our stockholders may deem advantageous. These provisions:

•
deny holders of our common stock cumulative voting rights in the election of directors, meaning that stockholders owning a majority of our outstanding shares of common stock will be able to elect all of our directors;

•	require any stockholder wishing to properly bring a matter before a meeting of stockholders to comply with specified procedural and advance notice requirements; and
•	allow any vacancy on the board of directors, however the vacancy occurs, to be filled by the directors.

We rely on dividends paid by HAIC for our cash needs.

We rely primarily on dividends paid by HAIC for our cash needs, including the funds necessary to pay dividends and other cash distributions, if any, to our shareholders, to service any debt we may incur and to pay our operating expenses. The payment of dividends by entities organized in China is subject to limitations. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. If we determine to pay dividends on any of our common shares in the future, as a holding company, we will be dependent on receipt of funds from HAIC. See “Dividend Policy.”

Pursuant to the new PRC enterprise income tax law effective on January 1, 2008, dividends payable by a foreign investment entity to its foreign investors are subject to a withholding tax of up to 20%. At present, the Chinese tax authority has not issued any guidance on the application of the EIT Law and its implementing rules on non-Chinese enterprises or group enterprise controlled entities whose structures are like ours. In practice, the tax authorities typically impose the withholding tax rate of 10% rate, as prescribed in the implementation regulations; however, there can be no guarantee that this practice will continue as more guidance is provided by relevant government authorities. As a result, we are unable to predict whether payments from HAIC through Gold Promise to Buddha will be subject to withholding tax because it is unclear whether Buddha will be deemed to be a resident enterprise for Chinese tax purposes. If so, Buddha will be subject to an enterprise income tax rate of 25% on all of its income, including interest income on the proceeds from this offering on a worldwide basis. However, if Buddha is deemed to be a non-resident enterprise, then it will be subject to a withholding tax at the rate of 10% on any dividends paid by its Chinese subsidiaries to Buddha.

The payment of dividends by entities organized in China is subject to limitations, procedures and formalities. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. HAIC is also required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its surplus reserves fund until the accumulative amount of such reserves reaches 50% of its registered capital.

The transfer to this surplus reserves fund must be made before distribution of any dividend to shareholders. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital. For the years ended December 31, 2009 and 2008, respectively, HAIC made no appropriations to its surplus reserve fund.

HAIC is also required to allocate a portion of its after-tax profits, as determined by its board of directors, to the general reserve, and the staff welfare and bonus funds, which may not be distributed to equity owners.

Pursuant to the “Wholly Foreign-Owned Enterprise Law of the P.R. China (2000 Revision)” and “Detailed Implementing Rules for the Law of the People’s Republic of China on Wholly Foreign-Owned Enterprises (Revised at 2001)”, HAIC is required to allocate a portion of its after-tax profits in accordance with its Articles of Association, to the general reserve, and the staff welfare and bonus funds. Not less than 10% of an enterprise’s after tax-profits should be allocated to the general reserve. When the general reserve account balance is equal to or greater than 50% of HAIC’s registered capital, no further allocation to the general reserve account is required. The general reserve is used to offset future extraordinary losses. The subsidiaries may, upon a resolution passed by the shareholders, convert the general reserve into capital. According to the Articles of Association of HAIC, the amount contributed to the staff welfare and bonus funds is determined by HAIC’s board of directors. The staff welfare and bonus fund is used for the collective welfare of the staff of the subsidiaries. These reserves represent appropriations of retained earnings determined according to PRC law.

As of the date of this prospectus, the amounts of these reserves have not yet been determined, and we have not committed to establishing such amounts at this time. Under current PRC laws, HAIC is required to set aside reserve amounts, but has not yet done so. HAIC has not done so because PRC authorities grant companies flexibility in making a determination. Chinese law requires such a determination to be made in accordance with the companies’ organizational documents and HAIC’s organizational documents do not require the determination to be made within a particular timeframe. Although we have not yet been required by PRC authorities to make such determinations or set aside such reserves, PRC authorities may require HAIC to rectify its noncompliance and we may be fined if we fail to do so after warning within the time period set in the warning.

Additionally, PRC law requires that the after-tax profits of foreign invested companies be distributed after a portion of after-tax profits is allocated to the general reserve and the staff welfare and bonus funds reserve. Therefore, if for any reason, the dividends from HAIC cannot be repatriated to us or not in time, then it may detrimentally affect our cash flow and even cause us to become insolvent.

Risks Related Risks Related to Doing Business in China

Our business is subject to the health of the PRC economy and our growth may be inhibited by the inability of potential customers to fund purchases of our products and services.

Our products are dependent on the continued growth of infrastructure and construction projects, especially in the PRC.  There is no guarantee that the Chinese government will continue to invest in infrastructure and construction.

Changes in China’s political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

•	level of government involvement in the economy;
•	control of foreign exchange;
•	methods of allocating resources;
•	balance of payments position;
•	international trade restrictions; and
•	international conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy and weak corporate governance and a lack of flexible currency exchange policy still prevail in China. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy was similar to those of the OECD member countries.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our subsidiaries in the PRC and Hong Kong. Our principal operating affiliate, Baosheng Steel, is subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

You may have difficulty enforcing judgments against us.

We are a Delaware holding company, but Gold Promise is a Hong Kong company, HAIC is a PRC company, and our principal operating affiliate, Baosheng Steel, is located in the PRC. Most of our assets are located outside the United States, and most of our current operations are conducted in the PRC. In addition, most of our directors and all of our officers are PRC nationals.  A substantial portion of the assets of these persons is located in the PRC.  As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments predicated on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security or the public interest.  Consequently, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 5.9% and as low as -1.4%. (IMF Data Mapper). These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  In the future, high inflation may cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in RMB, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

As of September 16, 2010 the exchange rate between the RMB and U.S. dollar was ¥6.7156 to $1.00. Changes in the value of the RMB against the U.S. dollar, Euro and other foreign currencies are affected by, among other things, changes in China’s political and economic conditions. Any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition, and the value of, and any dividends payable on our shares in U.S. dollar terms. For example, to the extent that we need to convert U.S. dollars we receive from our initial public offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on RMB amount we would receive from the conversion. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of paying dividends on our common shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. In addition, fluctuations of the RMB against other currencies may increase or decrease the cost of imports, and thus affect the price-competitiveness of Baosheng Steel’s products against products of foreign manufacturers or products relying on foreign inputs.

Since July 2005, the RMB is no longer pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties and we make most of our sales in China. The PRC also strictly prohibits bribery of government officials. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents or distributors of our company and its affiliate, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees, and we have implemented a policy to comply specifically with the FCPA. In spite of these efforts, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our company and its affiliate may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Recent changes in the PRC’s labor law restricts our and Baosheng Steel’s ability to reduce our respective workforces in the PRC in the event of an economic downturn and may increase our production costs.

In June 2007, the National People’s Congress of the PRC enacted new labor law legislation called the Labor Contract Law, which became effective on January 1, 2008. To clarify certain details in connection with the implementation of the Labor Contract Law, the PRC State Council promulgated the Implementing Rules for the Labor Contract Law on September 18, 2008, which came into effect immediately. The new legislation formalized workers’ rights concerning overtime hours, pensions, layoffs, employment contracts and the role of trade unions. Considered one of the strictest labor laws in the world, among other things, this new law provides for specific standards and procedures for the termination of an employment contract and places the burden of proof on the employer. In addition, the law requires the payment of a statutory severance pay upon the termination of an employment contract in most cases, including the case of the expiration of a fixed-term employment contract. Further, the law requires an employer to conclude an “employment contract without a fixed-term” with any employee who either has worked for the same employer for 10 consecutive years or more or has had two consecutive fixed-term contracts with the same employer. An “employment contract without a fixed term” can no longer be terminated on the ground of the expiration of the contract, although it can still be terminated pursuant to the standards and procedures set forth under the new law. Because of the lack of precedents for the enforcement of such a law, the standards and procedures set forth under the law in relation to the termination of an employment contract have raised concerns among foreign investment enterprises in the PRC that such “employment contract without a fixed term” might in fact become a “lifetime, permanent employment contract.” Finally, under the new law, downsizing of either more than 20 people or more than 10% of the workforce may occur only under specified circumstances, such as a restructuring undertaken pursuant to the PRC’s Enterprise Bankruptcy Law, or where a company suffers serious difficulties in production and/or business operations, or where there has been a material change in the objective economic circumstances relied upon by the parties at the time of the conclusion of the employment contract, thereby making the performance of such employment contract not possible. To date, there has been very little guidance and precedents as to how such specified circumstances for downsizing will be interpreted and enforced by the relevant PRC authorities. All of our and Baosheng Steel’s employees working exclusively within the PRC are covered by the new law and thus, our and Baosheng Steel’s ability to adjust the size of our respective operations when necessary in periods of recession or less severe economic downturns may be curtailed. Accordingly, if we or Baosheng Steel face future periods of decline in business activity generally or adverse economic periods specific to our business, this new law can be expected to exacerbate the adverse effect of the economic environment on our and Baosheng Steel’s results of operations and financial condition.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiary and affiliate, limit their ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, the State Administration of Foreign Exchange (“SAFE”) issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China (“Circular 75”), which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company (“SPV”) for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (“Notice 106”), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; covering the use of existing offshore entities for offshore financings; (3) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (4) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We have advised our shareholders who are PRC residents, as defined in Circular 75, to register with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries. However, we cannot provide any assurances that their existing registrations have fully complied with, and they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over either our present or prospective direct or indirect shareholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident shareholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Under the New EIT Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.

On March 16, 2007, the National People’s Congress of China passed a new Enterprise Income Tax Law, or the New EIT Law, and on December 6, 2007, the State Council of China passed the Implementing Rules for the New EIT Law, or the Implementing Rules, which took effect on January 1, 2008. Under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes.  The Implementing Rules define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies (the “Notice”) further interpreting the application of the New EIT Law and its implementation with respect to non-Chinese enterprise or group controlled offshore entities.  Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operation reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) ½ directors with voting rights or senior management often resident in China.  Such resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC shareholders.  However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person.  Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

Yet, as our case substantially meets the foregoing criteria, there is a likelihood that we are deemed to be a  resident enterprise by Chinese tax authorities. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although, under the New EIT Law and its implementing rules, dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes.  Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares.  We are actively monitoring the possibility of “resident enterprise” treatment and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

Our business and financial performance may be materially adversely affected if the PRC regulatory authorities determine that our acquisition of Baosheng Steel constitutes a Round-trip Investment without MOFCOM approval.

On August 8, 2006, six PRC regulatory agencies promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors (the “2006 M&A Rule”) which became effective on September 8, 2006. According to the 2006 M&A Rule, when a PRC business that is owned by PRC individual(s) is sold to a non-PRC entity that is established or controlled, directly or indirectly, by those same PRC individual(s) it must be approved by the Ministry of Commerce (“MOFCOM”) and any indirect arrangement or series of arrangements which achieves the same end result without the approval of MOFCOM is a violation of PRC law.

The PRC regulatory authorities may view the acquisition and the share exchange agreement as part of an overall series of arrangements which constitute a Round-trip Investment, because at the end of these transactions, Mr. Li will become the majority owner and effective controlling party of a foreign entity that acquired ownership of our Chinese subsidiaries. The PRC regulatory authorities may also take the view that the registration of the acquisition with the relevant Administration for Industry and Commerce (“AIC”) in Beijing and the filings with the SAFE may not be evidence that the acquisition has been properly approved because the relevant parties did not fully disclose to the AIC, SAFE or MOFCOM the overall restructuring arrangements, the existence of the Share Exchange Agreement and its link with the Acquisition. If the PRC regulatory authorities take the view that the Acquisition constitutes a Round-trip Investment under the 2006 M&A Rule, we cannot assure you that we will be able to obtain the approval required from MOFCOM.

If the PRC regulatory authorities take the view that the acquisition constitutes a Round-trip Investment without MOFCOM approval, they could invalidate our acquisition and ownership of our Chinese subsidiary. Additionally, the PRC regulatory authorities may take the view that the acquisition constitutes a transaction which requires the prior approval of the China Securities Regulatory Commission (“CSRC”) before MOFCOM approval is obtained. If this takes place, we may be able to find a way to re-establish control of our Chinese subsidiary’s business operations through a series of contractual arrangements rather than an outright purchase of our Chinese subsidiary. We cannot, however, assure you that such contractual arrangements will be protected by PRC law or that the registrant can receive as complete or effective economic benefit and overall control of our Chinese subsidiaries’ business as if Buddha had direct ownership of Baosheng Steel.  In addition, we cannot assure you that such contractual arrangements can be successfully effected under PRC law.  If we cannot obtain MOFCOM or CSRC approval if required by the PRC regulatory authorities to do so, and if we cannot put in place or enforce relevant contractual arrangements as an alternative and equivalent means of control of our Chinese subsidiaries, our business and financial performance will be materially adversely affected.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the SAFE of the PRC, or SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt an equity compensation plan for our directors and employees and other parties under PRC law.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company (“Circular 78”).  It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans that are so covered and are adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We intend to adopt an equity compensation plan in the future and make option grants to our officers and directors, most of who are PRC citizens. Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming. If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of any equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

Risks Associated with this Offering

We must remit the offering proceeds to China before they may be used to benefit our business in China, and this process may take a number of months.

The proceeds of this offering must be sent back to the PRC, and the process for sending such proceeds back to the PRC may take several months after the closing of this offering. We may be unable to use these proceeds to grow our business until we receive such proceeds in the PRC. In order to remit the offering proceeds to China, we will take the following actions:

•
First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to SAFE certain application forms, identity documents, transaction documents, form of foreign exchange registration of overseas investments of the domestic residents, and foreign exchange registration certificate of the invested company.

•	Second, we will remit the offering proceeds into this special foreign exchange account.
•
Third, we will apply for settlement of the foreign exchange. In order to do so, we must submit to SAFE certain application forms, identity documents, payment order to a designated person, and a tax certificate.

The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary materially. Ordinarily the process takes several months but is required to be accomplished within 180 days of application by law.

We do not intend to pay dividends for the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

An active, liquid trading market for our common stock may not continue or develop following this offering.

Our common stock currently trades on the OTC Bulletin Board under the symbol “AGVO,” with limited trading market. Although we have applied for listing of our common stock on the NASDAQ Global Market, investors will commit funds prior to the commencement of trading on the NASDAQ Global Market.  An active trading market for our securities may not develop or be sustained following this offering. You may not be able to sell your securities at the market price, if at all, if trading in our securities is not active. The offering price was determined by negotiations between us and the underwriters based upon a number of factors. The public offering price may not be indicative of prices that will prevail in the trading market.

Our shares may be subject to the U.S. “Penny Stock” Rules and investors who purchase our shares may be adversely affected by the impact of the “Penny Stock” Rules.

A “penny stock” is defined by the SEC under Section 3(a)(51) of the Exchange Act and Rue 3a51-1. An equity security with a market price under $5.00 will not be considered a penny stock if it fits within any of the following exceptions, among others:

•	the equity security is listed on a national securities exchange such as NASDAQ;
•
the issuer of the equity security has been in continuous operation for less than three years, and either has (a) net tangible assets of at least $5,000,000, or (b) average annual revenue of at least $6,000,000 for the last three years; or

•	the issuer of the equity security has been in continuous operation for more than three years, and has net tangible assets in excess of $2,000,000.
Our common stock currently is not a penny stock by virtue of the exceptions.  However, any material adverse changes on our business operation may render the stock a penny stock and thereby subject to U.S. “Penny Stock” rules, making the stock more difficult to trade on the open market.

The low price of a penny stock also has a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of a penny stock will limit the issuer’s ability to raise additional capital by issuing additional shares. There are several reasons for these effects. First, the internal policies of certain institutional investors prohibit the purchase of low-priced stocks. Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, broker’s commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks. As a result, shareholders of a penny stock may pay transaction costs that are a higher percentage of their total share value.

As an issuer of a “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply and as a result the issuer could be subject to legal action. As a result, if we ever become a penny stock, we would not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

For more information about the “penny stock” status and its impact, contact the Office of Filings, Information and Consumer Services of the U.S. Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549, or by telephone at 1-800-732-0330.

The market price for our common stock may be volatile, which could result in substantial losses to investors.

The market prices for our common stock are likely to be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;
•	changes in the Chinese economy;
•	announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
•	additions or departures of key personnel; or
•	potential litigation.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. As a result, to the extent holders of our securities sell our securities in negative market fluctuation, they may not receive a price that is based solely upon our business performance. We cannot guarantee that holders of our securities will not lose some of their entire investment.

If our financial condition deteriorates, we may not meet initial objective listing standards related to net income on the NASDAQ Global Market (or, if we are listed at such time, continued listing standards) and holders of our securities could find it difficult to sell our securities.

We have applied to list our common stock for trading on the NASDAQ Global Market. We have not yet been informed that such securities will trade on the NASDAQ Global Market and can provide no assurance that our NASDAQ Global Market listing application will be approved. Additionally, we will not complete this offering unless our application to list on the NASDAQ Global Market is approved. In order to qualify for initial listing on the NASDAQ Global Market upon the completion of this offering, we must meet the following criteria:

•
(i) Equity Standard: we must have been in operation for at least two years, must have shareholder equity of at least $30,000,000 and must have a market value for our publicly held securities of at least $18,000,000; OR (ii) Market Value Standard: we must have a market value for our publicly held securities of at least $20,000,000 and must have a market value of our listed securities of at least $75,000,000; OR (iii) Income Standard: we must have net income from continuing operations in our last fiscal year (or two of the last three fiscal years) of at least $1,000,000, must have shareholder equity of at least $15,000,000 and must have a market value for our publicly held securities of at least $8,000,000; OR (iv) Total Assets/Total Revenue Standard: we must have total assets and total revenues in our last fiscal year (or two of the last three fiscal years) of at least $75,000,000 each and we must have a market value for our publicly held securities of at least $20,000,000; and

•	we must have at least 1.1 million publicly held shares;
•	the minimum bid price for our shares must be at least $4.00 per share;
•	we must have at least 400 round-lot shareholders;
•	we must have at least 3 (in the case of the Income Standard or Equity Standard) or 4 (in the case of the Market Value Standard or Total Assets/Total Revenue Standard) market makers; and
•
we must have adopted NASDAQ-mandated corporate governance measures, including a board of directors comprised of a majority of independent directors, an audit committee comprised solely of independent directors and the adoption of a code of ethics among other items.

As to the first objective listing requirement, we have applied for listing on the NASDAQ Global Market in reliance on the third test (“net income from continuing operations in our last fiscal year (or two of the last three fiscal years) of at least $1,000,000, must have shareholder equity of at least $15,000,000 and must have a market value for our publicly held securities of at least $8,000,000”). While our net income for 2009 satisfied this objective requirement, a deterioration in our financial status combined with a protracted registration and offering period could cause us to fail to meet this requirement.

The NASDAQ Global Market also requires companies to fulfill specific requirements in order for their shares to continue to be listed. In order to qualify for continued listing on the NASDAQ Global Market, we must meet the following criteria:

•
Equity Standard: our shareholders’ equity must be at least $10,000,000, we must have 750,000 publicly held shares and we must have a market value of publicly held shares of at least $5,000,000; OR Market Value Standard: the market value of our listed securities must be at least $50,000,000, we must have 1,100,000 publicly held shares, and we must have a market value of publicly held shares of at least $15,000,000; OR Total Assets/Total Revenue Standard: our total assets and total revenue in our last fiscal year (or two of the last three fiscal years) must have been at least $50,000,000 each, we must have 1,100,000 publicly held shares, and we must have a market value of publicly held shares of at least $15,000,000;

•	the minimum bid price for our shares must be at least $1.00 per share;
•	we must have at least 400 shareholders;
•	we must have at least 2 (Equity Standard) or 4 (Market Value Standard or Total Assets/Total Revenue Standard) market makers; and
•
we must have adopted NASDAQ-mandated corporate governance measures, including a board of directors comprised of a majority of independent directors, an audit committee comprised solely of independent directors and the adoption of a code of ethics among other items.

Although we have applied to have our common stock trade on the NASDAQ Global Market upon the closing of this offering, investors should be aware that they will be required to commit their investment funds prior to the approval or disapproval of our listing application by the NASDAQ Global Market. We will not close this offering unless our listing application is approved. If our shares are delisted from the NASDAQ Global Market at some later date, holders of our securities could find it difficult to sell our securities.

In addition, we have relied on an exemption to the blue sky registration requirements afforded to “covered securities.” Securities listed on the NASDAQ Global Market are “covered securities.” If we were unable to meet the NASDAQ Global Market’s listing standards, then we would be unable to rely on the covered securities exemption to blue sky registration requirements and we would need to register the offering in each state in which we planned to sell shares. Consequently, we will not complete this offering unless we meet the NASDAQ Global Market’s listing requirements.

In addition, if our common stock is delisted from the NASDAQ Global Market at some later date, we may apply to have such securities quoted on the Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. The Bulletin Board and the “pink sheets” are generally considered to be less efficient markets than the NASDAQ Global Market. In addition, if our securities are not so listed or is delisted at some later date, our securities may be subject to the aforementioned “Penny Stock” regulations. These rules impose additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our securities might decline. If our securities are not so listed or is delisted from the NASDAQ Global Market at some later date or were to become subject to the penny stock regulations, it is likely that the price of our securities would decline and that holders of our securities would find it difficult to sell their securities.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding common stock in the public marketplace could reduce the price of our common stock.

The market price of our common stock could decline as a result of sales of substantial amounts of shares of our common stock in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our common stock. An aggregate of 10,000,041 shares will be outstanding before the consummation of this offering and __________ shares will be outstanding immediately after this offering, assuming no exercise of the warrants underlying the Units or the Underwriter Warrants and no exercise of the overallotment option. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”). The remaining shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.  See “Shares Eligible for Future Sale.”

We have not determined a specific use for a significant portion of the proceeds from this offering, and we may use the proceeds in ways with which you may not agree.

A majority of the proceeds is devoted to our working capital needs. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase the price of our securities.  The net proceeds from this offering may be placed in investments that do not produce income or that lose value. See “Use of Proceeds.”

Forward-Looking Statements

We have made statements in this prospectus, including under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere that constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include:

•	the timing of the development of future products;
•	projections of revenue, earnings, capital structure and other financial items;
•	the development of future company-owned and franchised stores;
•	statements of our plans and objectives;
•	statements regarding the capabilities of our business operations;
•	statements of expected future economic performance;
•	statements regarding competition in our market; and
•	assumptions underlying statements regarding us or our business.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss our known material risks under the heading “Risk Factors” above. Many factors could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Consequently, you should not place undue reliance on these forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Our Corporate Structure

Overview

We were incorporated as a Delaware corporation in 1997.  Our company changed its name in 2003 and 2010 in connection with acquisitions of companies engaged in, respectively, the clothing industry in the United States and the steel industry in China.  Pursuant to an acquisition completed on April 28, 2010, we own of all of the issued and outstanding capital stock of Gold Promise, a Hong Kong company, and the shareholders of Gold Promise became the controlling shareholders of Buddha.  Gold Promise in turn owns all of the issued and outstanding stock of HAIC, a PRC company.  HAIC has entered into a series of VIE Agreements with Baosheng Steel and all of its shareholders, pursuant to which Baosheng Steel became HAIC’s contractually controlled affiliate.  The use of such control agreements is a common structure used to control PRC corporations, particularly in certain industries in which foreign investment is restricted or forbidden by the PRC government.  The VIE Agreements are designed to provide HAIC a level of control over Baosheng Steel that is functionally equivalent to the level of control HAIC would have if it instead owned the equity of Baosheng Steel.

Our present corporate structure is as follows:

Equity ownership

Contractual relationships consisting of a Consulting Services Agreement, Operating Agreement, Voting Rights Proxy Agreement, Option Agreement and Equity Pledge Agreement

Corporate History - Buddha

Buddha was originally incorporated under the laws of the State of Delaware on March 6, 1997 under the name “Lottlink Technologies, Inc.”  From December 1997 until July 2003, Lottlink’s charter was suspended for non-payment of franchise taxes.  In July 2003, Lottlink’s charter was renewed and its certificate of incorporation was amended to change its name to “A.G. Volney Center, Inc.”  Prior to the reverse acquisition of Gold Promise, A.G. Volney was primarily in the business of purchasing and reselling clothing overruns.  It was a development-stage company, had commenced only limited business operations, and was looking to find a suitable merger candidate and/or alternative financing.

On October 19, 2006, A.G. Volney filed a Registration Statement on Form 10SB (File No.: 0-52269) with the SEC, to register our common stock under Section 12(g) of the Exchange Act.  The Registration Statement went effective by operation of law on December 18, 2006, at which point we became a reporting company under the Exchange Act whose shares were traded on the Over-the-Counter Bulletin Board under the symbol “AGVO.”

On April 28, 2010, A.G. Volney acquired Gold Promise in a reverse merger, and the former shareholders in Gold Promise became the controlling shareholders of A.G. Volney.

On June 7, 2010, we changed our name to “Buddha Steel, Inc.”

Corporate History – Gold Promise, HAIC and Baosheng Steel

Gold Promise was established in Hong Kong on January 8, 2010 to serve as an intermediate holding company, with the intention that its shareholders would enter into the reverse transaction with Buddha and then that Buddha and its affiliates (including Gold Promise, HAIC and Baosheng Steel) would undertake an initial public offering.  HAIC was established in the PRC on April 2, 2010.  On March 29, 2010, the local government of the PRC issued a certificate of approval regarding the foreign ownership of HAIC by Gold Promise, a Hong Kong entity.

Baosheng Steel, our operating affiliate, was established in the PRC on September 9, 1999. All of our manufacturing operations are conducted by Baosheng Steel. On April 2, 2010, prior to the reverse acquisition transaction, HAIC, Baosheng Steel and Baosheng Steel’s shareholders entered into a series of VIE Agreements pursuant to which Baosheng Steel became the controlled affiliate of HAIC. The use of such control agreements is a common structure used to control PRC corporations, particularly in certain industries in which foreign investment is restricted or forbidden by the PRC government. The VIE Agreements are designed to provide HAIC a level of control over Baosheng Steel that is functionally equivalent to the level of control HAIC would have if it instead owned the equity of Baosheng Steel. Pursuant to the VIE Agreements, Buddha (by virtue of its ownership of Gold Promise and Gold Promise’s ownership of HAIC) controls Baosheng Steel.

Recent Developments and Restructuring

On April 28, 2010, A.G. Volney entered into a Share Exchange Agreement with Gold Promise, the shareholders of Gold Promise, and Baosheng Steel.  This Share Exchange Agreement effected a reverse acquisition in which A.G. Volney acquired all of the outstanding shares of Gold Promise and, in exchange, issued to the former Gold Promise shareholders 10,000 shares of A.G Volney’s Series A Preferred stock, then constituting 98.75% of its issued and outstanding capital stock on an as-converted to common stock basis.  As a result of this reverse acquisition, Gold Promise became a wholly-owned subsidiary of A.G. Volney, and the Gold Promise shareholders held 98.75% of A.G. Volney’s capital stock on an as-converted basis.  The share exchange resulted in a change in control of A.G. Volney.

Also on April 28, 2010, David F. Stever, our President, CEO, CFO and a director, and Samantha M. Ford, our Secretary and a director, each submitted a resignation letter pursuant to which they resigned from all offices that they held effective immediately and from their positions as our directors that will become effective on the tenth day following the mailing by us of an information statement, or the Information Statement, to our stockholders that complies with the requirements of Section 14f-1 of the Exchange Act.  In addition, our board of directors on April 28, 2010 increased the size of the Board of Directors to three directors and appointed Hongzhong Li (Chairman), Zhenqi Chen and Xianmin Meng to fill the vacancies created by such resignations and increase in the size of the Board, which appointments became effective upon the effectiveness of the resignations of David F. Stever and Samantha M. Ford on May 21, 2010, the tenth day following the mailing by us of the Information Statement to our stockholders.

On April 28, 2010, we filed an Information Statement on Schedule 14F with the SEC relating to a potential change in control of our board of directors containing the information required under Rule 14f-1 of the Exchange Act. On April 28, 2010, Crowning Elite Limited, or “Crowning Elite,” being the record holder of 6,644 shares of our Series A Convertible Preferred Stock, constituting 65.6% of the voting power of our issued and outstanding shares of our Common Stock and Series A Preferred Stock, voting together as a single class, consented in writing to amend our Certificate of Incorporation to change our name to “Buddha Steel, Inc.” and authorize the board of directors to effect the Reverse Stock Split of the outstanding shares of common stock.  We amended our Certificate of Incorporation to reflect such changes on June 7, 2010 and the Reverse Split was approved by the Financial Industry Regulatory Authority on June 11, 2010.

Our Board of Directors unanimously approved the filing of a Certificate of Designation designating and authorizing the issuance of up to 10,000 shares of our Series A Preferred Stock.  The Certificate of Designation was filed on April 27, 2010.  Pursuant to the Conversion, shares of our Series A Preferred Stock then were converted automatically into shares of common stock on the basis of one share of Series A Preferred Stock for 987.5 shares of common stock immediately subsequent to Reverse Stock Split.  Upon the Reverse Stock Split, the 10,000 outstanding shares of Series A Preferred Stock converted into 9,875,001 shares of common stock, which constitute 98.75% of the outstanding common stock of Buddha.  In addition, prior holders of 125,040 shares of common stock continued to hold those shares.

The Reverse Stock Split was effected to provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings, including this offering, and future stock based acquisitions, and to facilitate the conversion of our preferred stock into common stock.

After the Reverse Stock Split and the Conversion of preferred stock into common stock, 10,000,041 shares of our common stock are issued and outstanding and no shares of preferred stock are issued and outstanding.

Contractual Agreements

HAIC has entered into a number of VIE Agreements with Baosheng Steel and all of its shareholders by which it, and thus Buddha as its ultimate parent entity, has effective control over the operations of Baosheng Steel.  The use of such control agreements is a common structure used to control PRC corporations, particularly in certain industries in which foreign investment is restricted or forbidden by the PRC government.  The VIE Agreements are designed to provide HAIC a level of control over Baosheng Steel that is functionally equivalent to the level of control HAIC would have if it instead owned the equity of Baosheng Steel.  Pursuant to the VIE Agreements, Buddha (by virtue of its ownership of Gold Promise and Gold Promise’s ownership of HAIC) controls Baosheng Steel.

The VIE Agreements include:

•
a Consulting Services Agreement dated April 2, 2010 between HAIC and Baosheng Steel through which HAIC has the exclusive right to advise, consult, manage and operate Baosheng Steel and, in exchange, Baosheng Steel agrees to limitations on its ability to pay dividends and incur debt and also becomes obligated to pay to HAIC all of the income of Baosheng Steel;

•
an Operating Agreement dated April 2, 2010 among HAIC, Baosheng Steel and each of the shareholders of Baosheng Steel in which HAIC agrees to guarantee the contracts, agreements and transactions entered into by Baosheng Steel and, in exchange, pledges and guarantees all of its assets, including accounts receivable, to HAIC and also vests in HAIC rights to direct the appointment of directors and senior executives of Baosheng Steel as well as to any transactions that may materially affect the assets, liabilities, rights or operations of Baosheng Steel;

•
a Voting Rights Proxy Agreement dated April 2, 2010 between HAIC and Baosheng under which the owners of Baosheng Steel vest their collective voting control over Baosheng Steel in HAIC and agree only to transfer their equity interests in Baosheng Steel to HAIC or its designee(s);

•
an Option Agreement dated April 2, 2010 among HAIC, Baosheng Steel and each of the shareholders of Baosheng Steel in which the shareholders of Baosheng Steel collectively and irrevocably grant to HAIC the option to purchase at any time all or a portion of the equity interests in Baosheng Steel; and

•
an Equity Pledge Agreement dated April 2, 2010 between HAIC and each of the shareholders of Baosheng Steel in which the shareholders irrevocably grant and pledge to HAIC all of their voting rights as shareholders of Baosheng Steel and agree not to transfer their interests to third parties (other than to HAIC or its designee(s) under the Voting Rights Proxy Agreement) in order to guarantee Buddha’s performance of its obligations under the Consulting Services Agreement.

By their terms, all of the VIE Agreements are governed by PRC law.

Use of Proceeds
After deducting the estimated underwriting discount and offering expenses payable by us, we expect to receive net proceeds of approximately $17,800,000 from this offering. The net proceeds from this offering must be remitted to China before we will be able to use the funds to grow our business in China. The procedure to remit funds may take several months after completion of this offering, and we will be unable to use the funds in China until remittance is completed. See “Risk Factors – We must remit the offering proceeds to China before they may be used to benefit our business in China, and this process may take a number of months.”  We intend to use the net proceeds of this offering as follows after we complete the remittance process, and we have ordered the specific uses of proceeds in order of priority.

We have not fixed upon detailed plans for the use of proceeds to be generated through this offering. As to our plan to devote proceeds to purchasing and installing equipment and machinery, we have not yet established a plan to purchase equipment and machinery (either the specific type of equipment and machinery or the general plan of acquisition). We do not at this time have any understanding, commitment or undertaking to purchase any equipment or machinery at this time.  Accordingly, we have not set forth the cost or types of such anticipated purchases.

We do plan generally, however, to devote the proceeds of the offering to the continuation and expansion of our production capacity and output through the purchase and installation of production equipment and machinery as well as the purchase of raw materials, as set forth generally in the following table.

Description of Use	Percentage of Net Proceeds
Purchase and Installation of Equipment and Machinery	60%
Working Capital for the Purchase of Raw Materials	40%
Total	100%

Pending use of the net proceeds, we intend to invest our net proceeds in short-term, interest bearing, investment-grade obligations.

Trading Information for Our Securities

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “AGVO.”  Our warrants are not currently traded on any market.  At the conclusion of this offering, we expect our common stock to trade on the NASDAQ Global Market under the symbol “METL.”

The CUSIP number for our common stock is 118849 108. There have only been limited or sporadic quotations and only a very limited public trading market for our common stock. The Electronic Bulletin Board is a significantly more limited market than established trading markets such as the New York Stock Exchange or NASDAQ.  Because our common stock has only been sporadically traded, reliable trading price information is not generally available for the last two years.

As of September 16, 2010, there were approximately 75 holders of record of our common stock.  The average between the bid and ask price of our common stock as reported on the Over-the-Counter Bulletin Board was $7.51 per share.

Dividend Policy

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating affiliate and subsidiaries and other holdings and investments. In addition, our operating subsidiary in the PRC, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

Exchange Rate Information

Our financial information is presented in U.S. dollars. Our functional currency is Renminbi (“RMB”), the currency of the PRC. Transactions which are denominated in currencies other than RMB are translated into RMB at the Interbank exchange rate quoted at the dates of the transactions. Exchange gains and losses resulting from transactions denominated in a currency other than the RMB are included in statements of operations as exchange gains. Our financial statements have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 52, “Foreign Currency Translation”, which was subsequently codified within ASC 830, “Foreign Currency Matters”. The financial information is first prepared in RMB and then is translated into U.S. dollars at period-end exchange rates as to assets and liabilities and average exchange rates as to revenue and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income (loss) in shareholders’ equity.  The relevant exchange rates are listed below:

	June 30, 2010	December 31, 2009	December 31, 2008
RMB:US$ exchange rate	6.8086	6.8270	6.8225

We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On September 16, 2010, the Interbank rate was RMB 6.7156 to $1.00. We do not currently engage in currency hedging transactions.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. (www.safe.gov.cn).

	Interbank Rate
Period	Period-End	Average	High	Low
	(RMB per U.S. Dollar)
2004	8.2865	8.2872	8.2870	8.2365
2005	8.0734	8.2033	8.2666	8.0566
2006	7.8175	7.9819	8.0715	7.7845
2007	7.3141	7.6172	7.8062	7.2941
2008	6.8542	6.9623	7.2941	6.7480
2009	6.8372	6.8409	6.8430	6.7880
2010
January	6.8369	6.8347	6.8295	6.7836
February	6.8367	6.8377	6.8336	6.7941
March	6.8361	6.8359	6.8268	6.8136
April	6.8358	6.8329	6.8280	6.7471
May	6.8315	6.8365	6.8408	6.8273
June	6.8086	6.8309	6.8433	6.8022
July	6.7852	6.7861	6.7933	6.7814
August	6.8130	6.7960	6.8142	6.7755
September (through September 7, 2010)	6.7970	6.8118	6.8205	6.7970

Over the past ten years, the Renminbi has moved from a period of being tightly linked to the US dollar, to a period of revaluation and strengthening against the dollar and into a second period of current relative stability, as shown in the following chart of exchange rates since January 2000.

Capitalization

The following table sets forth our capitalization as of June 30, 2010 on a pro forma as adjusted basis giving effect to the completion of the offering at an assumed public offering price of $_____ per Unit and the separation of the Units into shares of common stock and warrants and to reflect the application of the proceeds after deducting the estimated underwriting fees.

You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Capital Stock.”

June 30, 2010

	As Reported	Pro Forma Adjusted for Offering(1)
COMMON STOCK
Shares	10,000,041		_________
Amount	$10,000	$	_________
Additional Paid-In Capital	$21,756,575	$	_________	(2)
Retained Earnings	$5,683,741	$	_________
Accumulated Other Comprehensive Income	$(2,438,701)	$	_________
Total Shareholders’ Equity	$25,011,615	$	_________

(1)
Gives effect to the completion of the offering at an assumed public offering price of $______ per Unit, the separation of the Units into shares of common stock and warrants and to reflect the application of the proceeds after deducting the estimated underwriting discounts and our estimated offering expenses.

(2)
Pro forma adjusted for offering additional paid in capital reflects the net proceeds we expect to receive, after deducting a 7.5% underwriting discount, a 1.5% non-accountable expense allowance and approximately $400,000 in expenses. We expect to receive net proceeds of $17,800,000 ($20,000,000 offering, less underwriting discount of $1,500,000, non-accountable expense allowance of $300,000 and offering expenses of $400,000).

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

Disclaimer Regarding Forward-Looking Statements

Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this registration statement. We use terms such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. The following discussion of the financial condition and results of operation of our company for the unaudited six months ended June 30, 2010 and 2009 and the audited fiscal years ended December 31, 2009 and 2008, should be read in conjunction with the selected financial data, the financial statements and the notes to those statements that are included elsewhere in this registration statement.

The discussion of the results of operations below are of Buddha and its subsidiaries, Gold Promise and HAIC and its controlled affiliate, Baosheng Steel, and have been derived from the financial statements that are included elsewhere in this prospectus. Gold Promise is deemed to be the accounting acquirer in the share exchange transaction consummated as of April 28, 2010, which is further described in the section, “Our Corporate Structure” in this prospectus. Since common control exists between the Gold Promise and Baosheng Steel, for accounting purposes, the acquisition of Baosheng Steel has been treated as a recapitalization with no adjustment to the historical basis of its assets and liabilities.

The restructuring has been accounted for using the “as if” pooling method of accounting and the operations were consolidated as if the restructuring had occurred as of the beginning of the earliest period presented in our consolidated financial statements and the current corporate structure had been in existence throughout the periods covered by our consolidated financial statements.

Overview

We were incorporated as a Delaware corporation in 1997.  Our company changed its name in 2003 and 2010 in connection with acquisitions of companies engaged in, respectively, the clothing industry in the United States (A.G. Volney) and the steel industry in China (Buddha).  Pursuant to an acquisition completed on April 28, 2010, we own of all of the issued and outstanding capital stock of Gold Promise, a Hong Kong company, and the previous shareholders of Gold Promise became the controlling shareholders of Buddha.  Gold Promise in turn owns all of the issued and outstanding stock of HAIC, a PRC company.  HAIC has entered into a series of VIE Agreements with Baosheng Steel and all of its shareholders, pursuant to which Baosheng Steel became HAIC’s contractually controlled affiliate.  The use of such control agreements is a common structure to control PRC corporations, particularly in certain industries in which foreign investment is restricted or forbidden by the PRC government.  The VIE Agreements are designed to provide HAIC a level of control over Baosheng Steel that is functionally equivalent to the level of control HAIC would have if it instead owned the equity of Baosheng Steel.

Baosheng Steel was established in 1999 in Hebei province, Northern China.  Baosheng Steel is a leading producer and vendor of high value-added, ultra-thin precision cold-rolled steel products.  Baosheng Steel’s cold-rolled steel is engineered and manufactured using state-of-the-art machinery. Our premium products are tailor-made to customers’ individual requirements.  Baosheng Steel’s products are further processed by downstream manufacturers and incorporated into a wide variety of end products including, among others, automobiles, home appliances, packaging, and specialized construction materials.  Baosheng Steel’s production facilities occupy more than 47 acres and include 96 annealing furnaces and 17 lines: 13 cold-rolling mills, 1 tin-plate sheet mill, and 3 leveler stretchers.

As of August 15, 2010, we had 942 full time employees, of whom 814 were production personnel, 20 were sales personnel, 9 were finance personnel and 99 were administrative, support and logistics personnel.

During the first six months of fiscal year 2010 and 2009, we produced about 225,783 tons and 161,514 tons of steel products respectively, a utilization rate of 90.31% of our expected capacity for the six months ended June 30, 2010 and 69.47% for the same period of fiscal 2009. During the year ended December 31, 2009 and the same period of 2008, we produced about 446,000 tons and 285,605 tons of steel products, respectively, a utilization rate of 95.91% of our expected capacity for the year ended December 31, 2009 and 86.55% for the year ended December 31, 2008. For the six months ended June 30, 2010, we had an expected capacity to produce 250,000 tons of cold rolled steel, an increase of 17,500 tons over our capacity of 232,500 tons for the same period in 2009. The expansion of expected production capacity resulted from the launch of new production equipment in the second quarter of 2010. For the year ended 2009, our expected production capacity rose by 135,000 tons to 465,000 tons, representing an increase of 40.91% compared to 330,000 tons for the same period of 2008. Our expected capacity can vary significantly depending on the types of products produced, and we strive to maximize profit by producing the largest tonnage of product with the highest margin available to us.  Our expected capacity does not represent our maximum capacity and instead represents our estimated capacity, taking into consideration routine maintenance and ordinary work schedules for our employees; as a result, we may be able to exceed this capacity occasionally during periods of high demand. Our products range in thickness from 0.1 millimeter to 3.5 mm and can be up to 1,250 mm in width. The production process begins with our major raw material, hot-rolled steel coils, which we clean, roll, cut and anneal in a cold-rolling mill to the desired specifications.

We sell products primarily in China, but we also sell some products in Europe, Africa and Southeast Asia, including countries such as the U.K., the Philippines, Nigeria, and Peru.  Less than 1% of our sales for the six months ended June 30, 2010 were direct sales outside China. In addition, less than 1% of 2009 sales and less than 3% of 2008 direct sales were to customers outside China.

Critical Accounting Policies

Management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We evaluate, on an on-going basis, our estimates for reasonableness as changes occur in our business environment. We base our estimates on experience, the use of independent third-party specialists, and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis of our judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are defined as those that reflect significant judgments, estimates and uncertainties, and potentially result in materially different results under different assumptions and conditions. The following are our critical accounting policies:

Revenue Recognition

We recognize revenues generated from the sales of our cold-rolled steel products when these products are delivered to customers in accordance with previously agreed-upon pricing and delivery arrangements and the collectability of these sales is reasonably assured. Since our premium products are tailor-made to customers’ individual requirements, customers do not have return rights, and management has determined the amount of returned products to be insignificant. Accordingly, we have made no provision for returnable goods. Revenues presented in our consolidated statements of income and comprehensive income net of sales taxes.

Accounts Receivable

We state accounts receivable at cost, net of an allowance for doubtful accounts. We perform periodic reviews to determine whether the carrying values of accounts have become impaired. We consider assets impaired if management determines the collectability of the balances to be doubtful. Accordingly, management estimates the valuation allowance for anticipated uncollectible receivable balances. When facts subsequently become available to indicate that the allowance provided requires an adjustment, then the adjustment is classified as a change in estimate. Our management determined that no allowance for doubtful accounts was necessary as of June 30, 2010 or December 31, 2009 or 2008 since all accounts receivables and other receivables were considered fully collectible.

Inventory Valuation

We value our inventories at the lower of cost, determined on a weighted average basis, or net realizable value (the estimated market price). When raw materials move from primary processing to various manufacturing departments, we adjust the net realizable value for product specifications and further processing, which becomes the basis for calculating inventory values. In addition, substantially all inventory expenses, packaging and supplies are valued by the weighted average method.

Impairment of Long-Lived Assets

We assess the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected as a result of the use and eventual disposition of the assets. Whenever any such impairment exists, we recognize an impairment loss for the amount by which the carrying value exceeds the fair value.

Taxation

People’s Republic of China

Income Taxes:

We account for income taxes in accordance with ASC 740 “Income Taxes”.  ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years.  Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  A valuation allowance is provided for deferred tax assets if it is more likely than not either that these items will expire before our company is able to realize their benefits, or that future deductibility is uncertain. There was no deferred tax asset or liability for the six months ended June 30, 2010 or for the years ended December 31, 2009 or 2008.  HAIC and Baosheng Steel are governed by the Income Tax Law of the PRC concerning privately run enterprises, which are generally subject to tax at a statutory rate of 25% on income reported in the statutory financial statements after appropriated tax adjustments in the first six months of 2010 and the year of 2009, respectively.

For the six months ended June 30, 2010 and the year ended December 31, 2009, as approved by the local tax authority of Dachang County, Baosheng Steel’s income tax was assessed annually at a pre-determined fixed rate as an incentive to stimulate local economy and encourage entrepreneurship. As a result of this determination, Baosheng Steel’s assessed income taxes were $0, $58,556 and $144,891 for the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008, respectively. Although the possibility exists for reinterpretation of the application of the tax regulations by higher tax authorities in the PRC, potentially overturning the decision made by the local tax authority, Baosheng Steel has not experienced any reevaluation of its income taxes for prior years. Management believes that the possibility of any reevaluation of income taxes is remote based on the fact that Baosheng Steel has obtained the written tax clearance from the local tax authority.

Value Added Taxes:

Baosheng Steel is subject to value added tax (“VAT”) for selling merchandise. The applicable VAT rate is 17% for products sold in the PRC. The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of goods sold (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT). Under the commercial practice of the PRC, Baosheng Steel pays VAT based on tax invoices issued. The tax invoices may be issued subsequent to the date on which revenue is recognized, and there may be a considerable delay between the date on which the revenue is recognized and the date on which the tax invoice is issued. In the event that the PRC tax authorities dispute the date on which revenue is recognized for tax purposes, the PRC tax office has the right to assess a penalty based on the amount of the taxes which are determined to be late or deficient, and will be expensed in the period if and when a determination is made by the tax authorities that a penalty is due.

Our future effective income tax rate depends on various factors, such as tax legislation, the geographic composition of our pre-tax income and non-tax deductible expenses incurred. Our management carefully monitors these legal developments and will punctually adjust our effective income tax rate when necessary.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

•
Growth in the Chinese Economy.  We operate our facilities in China and derive almost all of our revenues from sales to customers in China. Economic conditions in China, therefore, affect virtually all aspects of our operations, including the demand for our products, the availability and prices of our raw materials and our other expenses. China has experienced significant economic growth, achieving a compound annual growth rate of approximately 10% in real gross domestic product from 1996 through 2009. (World Economic Outlook (April 2010) through International Monetary Fund Data Mapper). China is expected to experience continued growth in all areas of investment and consumption, even in the face of a global economic recession. However, China has not been entirely immune to the global economic slowdown and is experiencing a slowing of its growth rate.

•
Supply and Demand in the Steel Market.  We are subject to macroeconomic factors dictating the supply and demand of steel and wire in the PRC. Steel commodity prices have been volatile in the past, and while they have stabilized since the first quarter of 2009, our revenues and earnings could be dramatically affected by increases and decreases in raw material and finished product costs. While the overall Chinese steel industry has recently experienced a period of excess supply, there is an increasing shortage of high-end thin steel sheets and galvanized steel products in China, which has been primarily driven by the limited number of producers of precision thin steel products in China. We are also impacted by the market for our principal raw material, hot-rolled steel, which comprises the vast majority of our cost of goods sold.

•
Infrastructure and Construction Growth.  We have in the past benefited from strong growth in fixed asset investment in roads, residential and commercial construction, bridges and other fundamental infrastructure and construction projects in the PRC. As the Chinese economy matures and develops, we expect this growth to slow and fixed asset investment to fall as a percentage of GDP; however, we believe demand for our products will remain strong for many years to come.

•
Production Capacity.  In order to capture the market share and take advantage of the demand for our products, we have expanded and wish to continue to expand, our production capacity.  Increased capacity has had a significant impact on our ability to increase revenues and net income through increased product sales.

•
Our Product Mix.  Our gross margin is affected by our product mix.  We produce and sell products according to customer orders.  In general, we receive higher profit margins on our thinner products, our plated products and our alloyed products than we receive on our thicker, non-plated, non-alloyed products.  We therefore strive to allocate our capacity to the highest margin product mix possible for a given output tonnage by focusing our product mix on thinner, alloyed and plated products where possible.

Results of Operations

In 2009, we phased out production of welded pipe and pursued new techniques to produce a variety of higher margin alloyed and plated ultra thin products.  We worked over time to increase the margins on our products in despite of the economic crisis environment and to emphasize the production of higher-margin products.

The following table sets forth, for the periods indicated, certain statements of operations data. As the reverse acquisition of Gold Promise was entered into after December 31, 2009, the results of operations for the six months ended June 30, 2009, year ended December 31, 2009 and 2008 below refer only to Baosheng Steel.

	Six Months ended June 30,		Year ended December 31,
	2010	2009	2009	2008
	(Unaudited)	(Unaudited)
Revenue	$139,053,010	$101,250,677	$275,779,038	$185,810,277
Cost of goods sold	(125,930,524)	(95,818,377)	(259,401,899)	(174,696,115)
Gross profit	13,122,486	5,432,300	16,377,139	11,114,162
Selling, General and Administrative Expenses	(1,871,165)	(1,336,770)	(2,694,123)	(2,760,303)
Operating Income	11,251,321	4,095,530	13,683,016	8,353,859
Other expense	(936,930)	(788,304)	(1,821,656)	(1,884,990)
Income Before Income Taxes	10,314,391	3,307,226	11,861,360	6,468,869
Income tax	-	(58,480)	(58,556)	(144,891)
Net income	$10,314,391	$3,248,746	$11,802,804	$6,323,978

Six Months Ended June 30, 2010 Compared with Six Months Ended June 30, 2009
The following table sets forth key components of our results of operations during the six-month periods ended June 30, 2010 and 2009, both in dollars and as a percentage of our net sales. As the reverse acquisition of Gold Promise was entered into after December 31, 2009, the results of operations for the quarter ended June 30, 2009 below refer only to Baosheng Steel.

	Six Months Ended		Six Months Ended
	June 30, 2010		June 30, 2009
		% of Net		% of Net
	Amount	Sales	Amount	Sales
Revenue	$139,053,010	100.0%	$101,250,677	100.0%
Cost of goods sold	(125,930,524)	(90.6)%	(95,818,377)	(94.6)%
Gross profit	13,122,486	9.4%	5,432,300	5.4%
Selling, General and Administrative Expenses	(1,871,165)	(1.3)%	(1,336,770)	(1.3)%
Operating Income	11,251,321	8.1%	4,095,530	4.0%
Other income/(expense)	(936,930)	(0.7)%	(788,304)	(0.8)%
Income Before Income Taxes	10,314,391	7.4%	3,307,226	3.3%
Income tax	-	-	(58,480)	(0.1)%
Net income	$10,314,391	7.4%	$3,248,746	3.2%

Revenue

During the six-month period ended June 30, 2010, we earned our revenue mainly through the sales of cold-rolled steel products. Our four major products, cold-rolled coil, cold rolled sheet, cold-rolled strip and tin-plated sheet generated approximately $136,582,000, representing 98.2% of the revenue. The total revenue for the first half of 2010 increased by approximately 37.3% from $101,250,677 in the same period of 2009 to $139,053,010 in 2010, which was mainly driven by an increase in sales volume of cold-rolled coils from 80,064 tons in 2009 to 104,907 tons in 2010 to our existing and new customers and an increase of $98 in the average price per unit from $594 during the six-month ended June 30, 2009 to $692 in the same period ended June 30, 2010 for cold-rolled coil and $41 from $752 for the six-months ended June 30, 2009 to $793 in the same period ended June 30, 2010 for tin-plated sheet.

The following tables set forth revenues attributable to our major products for the six-month periods ended June 30, 2010 and June 30, 2009:

			Revenues By Products		Tons Sold
	Six Months Ended June 30,		Net Change	% Change	Six Months Ended June 30,
	2010 (thousands)	2009 (thousands)	2010/09	2010/09	2010	2009
Cold-rolled coil	$72,631	$47,625	$25,006	52.5%	104,907	80,064
Cold-rolled sheet	18,708	19,529	(821)	(4.2)%	34,946	33,549
Cold-rolled strip	39,584	24,724	14,860	60.1%	73,707	41,675
Tin-plated sheet	5,659	7,798	(2,139)	(27.4)%	7,137	10,373
Others	2,471	1,575	896	56.9%	4,876	6,604
Total	$139,053	$101,251	$37,802	37.3%	225,573	172,265

Cold-Rolled Coil

Sales volume of cold-rolled coil increased from 80,064 tons to 104,907 tons for the six months ended June 30, 2010 and its unit price rose from $594.84 to $692.34, representing increases of 31.0% and 16.3% respectively. In 2010, we upgraded cold-rolled coil quality by using high carbon steel in production instead of plain carbon steel, which led to an increase in the unit price and further increased the revenue of cold-rolled coil by 52.5%.

Cold-Rolled Sheet

In the six months ended June 30, 2010, the unit price dropped from $582.10 to $535.34 due to the decrease of average market price. The sales volume rose from 33,549 tons to 34,946 tons, leading to a drop of 4.2% in its sales revenue.

Cold-Rolled Strip

In the six months ended June 30, 2010, the unit price of cold-rolled strip declined to $537.05 from $593.26 for the six months ended June 30, 2009 and sales volume grew dramatically from 41,675 tons to 73,707 tons. Accordingly, sales revenue rose from approximate $24,724,000 to $39,584,000, representing an increase of 60.1%.

Tin-Plated Sheet

We increased the price of tin-plated sheet from $751.76 to $792.91; the higher price decreased sales volume from 10,373 tons to 7,137 tons, which caused sales revenue to drop by 27.4%.

Cost of Sales

During the six months ended June 30, 2010, our cost of sales increased by 31.4% or approximately $30,112,147 from $95,818,377 in 2009 to $125,930,524 in 2010. Among our major products sold in the first half of 2010, cold-rolled coil alone accounted for 51.4% of the total cost of sales and increased by 49.3%. The primary reason for the increase is we used more high-carbon steel in production compared to the first half year of 2009. Cost of sales of our major products on an aggregate and percent basis is illustrated by the following table:

	Six Months Ended		Six Months Ended
	June 30, 2010		June 30, 2009
Product Category	Cost of Sales	Unit Cost	Cost of Sales	Unit Cost
Cold-rolled coil	$64,724,699	$616.97	$43,337,205	$541.28
Cold-rolled sheet	16,914,411	484.02	18,557,000	553.13
Cold-rolled strip	36,915,134	500.84	23,386,939	561.17
Tin-plated sheet	4,944,928	692.86	6,988,521	673.72
Other	2,431,352	498.64	3,548,712	537.36
Total	$125,930,524	$558.27	$95,818,377	$556.23

Gross Profit and Gross Margin

Our gross profit increased to $13,122,486 during the six months ended June 30, 2010 from $5,432,300 for the same period in 2009, which was an increase of $7,690,186 or approximately 141.6%. During the six month period ended June 30, 2010, we experienced a remarkable increase in both the volume and value of our sales which grew faster than our costs. As a result, our profit margin rose dramatically from 5.4% to 9.4% due to the expanded production and sales of high margin goods. Each of our major products had a remarkable increase in margin in spite of changes in their sales percentage. Except for the four major products, we also sold raw material and scrap metal occasionally, which are presented as “Other” in the table product categories.  Because such other materials are not considered high precisions products like our other major category products, they typically carry a much lower profit margin of around 1.6% to 1.7%. Since we sold 6,604 tons of scrap for metal and supplementary materials at prices lower than their book value, the margin of Other was dragged down extraordinarily during the first half of 2009. The sales mix and gross margin of major products can be illustrated by the following table:

	Six Months Ended		Six Months Ended
	June 30, 2010		June 30, 2009
Product Category	Margin	% of Sales	Margin	% of Sales
Cold-rolled coil	10.9%	52.2%	7.8%	47.0%
Cold-rolled sheet	9.6%	13.5%	5.0%	19.3%
Cold-rolled strip	6.7%	28.5%	5.4%	24.4%
Tin-plated sheet	12.6%	4.1%	10.4%	7.7%
Other	1.6%	1.7%	-125.3%	1.6%
Total	9.4%	100.0%	5.4%	100.0%

Selling Expense

During the six months ended June 30, 2010, our selling expenses increased by $257,923 to $805,356, compared to $547,433 for the same period in 2009 which was mainly due to the rise of material expenditures in line with the increase of sales and associated packaging.

General and Administrative Expenses

During the six months ended June 30, 2010, our general and administrative expenses increased by $276,394 to $1,002.962, compared to the 2009 level of $726,568. The increase in general and administrative expenses was principally due to the rise in entertainment expenses, and staff welfare expenses incurred by us as we hired more employees during the period.

Other expenses

Other expenses increased to $181,920 in the six months ended June 30, 2010 from $82,514 for the same period in 2009, which was primarily due to the increase of bank charges associated with increased use of bank notes as a credit facility.

Interest expenses

Interest expense decreased from $922,410 for the six months ended June 30, 2009 to $848,389 in the same period ended June 30, 2010, representing a decrease of $74,021, or approximately 8.0%. The interest expenses consisted of interest expense to financial institution and for loans from employees, which amounted to $518,647 and $329,742 in the six months ended June 30, 2010, and $809,964 and $112,446 in the same period of 2009, respectively.

Net Income

As a result of the factors described above, we had net income of $10,314,391 during the six months ended June 30, 2010, compared to $3,248,746 during the same period of 2009, representing growth of 217.5%.

Earnings per Share

After the reverse stock split and the conversion of preferred stock into common stock, 10,000,041 shares of our common stock are issued and outstanding and no shares of preferred stock are issued and outstanding.

We calculated earning per share for the six-month period ended June 30, 2010 and 2009 based on the weighted average number of outstanding common shares as shown in the following table:

	Six Months Ended June 30,
	2010	2009
	(Unaudited)	(Unaudited)
Numerator used in basic net income per share
Net (loss) / income	$10,314,391	$3,248,746

Shares (denominator)
Weighted average common shares outstanding	9,919,214	9,875,001
Weighted average common shares outstanding used in computing diluted net income per common share	9,919,214	9,875,001
Earnings per ordinary share-basic and diluted	$1.05	$0.33

Liquidity and Capital Resources

As of June 30, 2010 and the same period of 2009, we had cash and cash equivalents of $2,031,867 and $833,691, respectively, which primarily consisted of cash on hand and demand deposits. Currently the major factors affecting our liquidity and capital resources are our ability to generate cash through operations, our ability to raise money through borrowing and the general economic situation in the PRC.

The following table provides detailed information about our net cash flows for six-month periods ended June 30, 2010 and 2009. We have financed our operations primarily through cash flows from operations, bank notes and loans.

	For the Six Months Ended
	June 30, 2010	June 30, 2009
Net Cash (Used in) Operating Activities	$(8,467,614)	$(18,002,598)
Net Cash (Used in) Investing Activities	(954,745)	(701,729)
Net Cash Provided by Financing Activities	3,753,982	17,408,765
Effects of Exchange Rate Change in Cash	90,418	(103,220)
Net (Decrease) in Cash and Cash Equivalents	(5,577,959)	(1,398,782)
Cash and Cash Equivalent at Beginning of the Year	7,609,826	2,232,473
Cash and Cash Equivalent at End of the Year	$2,031,867	$833,691

Operating Activities

The amount of cash provided by our operating activities differs from our reported net income due to non-cash items, such as depreciation and amortization of fixed assets, which do not result in uses or sources of cash. In addition, the changes in working capital, other assets and liabilities, which generally represent temporary timing differences between the recognition of certain expenses and their payment. For the six months ended June 30, 2010, net cash used in operating activities was $8 million, a decrease of 53% compared to the same period in 2009. Cash used in operating activities consisted primarily of our net profit of $10 million, an increase of $42 million in inventories due to a general increase in our raw materials cost, a decrease in advances to suppliers of $18 million and an increase of accounts payable of $6 million. Net cash used in operating activities for the first half year of 2009 was the combined result of a decrease of advances from customers of $47 million, a decrease of inventories of $31 million due to the gradual decrease of raw materials cost, an increase of advances to suppliers of $9 million, and a decrease of value added tax recoverable of $7 million as related to VAT.

Investing activities

Our investing activities included equipment purchases and plant construction. Net cash used in such investing activities was $0.95 million in the six months ended June 30, 2010. As for the six months ended June 30, 2009, a total of $0.70 million was invested in the purchase of production equipment. Compared to 2009, we spent 36% more cash in equipment and plant construction to expand our production capacity in the first half year of 2010.

Financing activities

Net cash provided by such financing activities as lending from banks and obtaining bank notes for the six months ended June 30, 2010 was $4 million, as compared to $17 million net cash provided by financing activities in the same period of 2009. During the six months ended June 30, 2010, we repaid around $2 million in short-term loans and obtained $17 million in bank notes and in the meantime set aside approximately $11 million in restricted cash in our bank accounts to obtain the bank notes as requested by the lenders. During the six months ended June 30, 2009, we primarily obtained $12 million of loans from various lenders and $5 million bank notes, in total, a $17 million net increase in cash provided by financing activities. In general, compared to the first half year of 2009, net cash provided by our financing activities dropped by 76% in 2010.

We believe that our cash on hand and cash flow from operations will meet part of our present cash needs, and we will require additional cash resources, to meet our expected capital expenditure and working capital requirements for the next 12 months. In the future, we may also require additional cash resources due to changed business conditions, implementation of our strategy to ramp up our marketing efforts and increase brand awareness, or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

In terms of our working capital, our current assets were approximately $122 million and $90 million as of June 30, 2010 and 2009 respectively. The increase in current assets of $32 million (or 35.6%) was due to the combined effects of a $42 million increase in inventories, the increase of cash and restricted cash by $6 million, and the decrease of advances to suppliers by $18 million.

Our current liabilities were approximately $132 million and $110 million as of June 30, 2010 and 2009 respectively. The increase of our current liabilities by $22 million (or 20.0%) was primarily due to the increase in bank notes payable by $17 million, the increase in accounts payable by $6 million, and the decrease in short-term debts by $1 million.

		Interest Rate Per	June 30, 2010
Lender	Maturity Date	Annum	RMB (in thousand)	USD (in thousand)
Agricultural Bank of China, Dachang Branch	2010-8-26	5.84%	20,000	2,937
Agricultural Bank of China, Dachang Branch	2010-10-19	5.84%	5,600	822
Agricultural Bank of China, Dachang Branch	2010-12-24	5.84%	12,000	1,762
Agricultural Bank of China, Dachang Branch	2011-3-30	5.84%	20,000	2,937
Agricultural Bank of China, Dachang Branch	2011-4-20	5.84%	20,000	2,937
Agricultural Bank of China, Dachang Branch	2011-5-25	5.84%	10,400	1,527
Rural Credit Cooperative, Dachang Hui Autonomous County Branch	2011-1-5	9.03%	5,000	734
Rural Credit Cooperative, Dachang Hui Autonomous County Branch	2011-1-6	9.03%	5,000	734
Rural Credit Cooperative, Dachang Hui Autonomous County Branch	2011-1-7	9.03%	5,000	734
Rural Credit Cooperative, Dachang Hui Autonomous County Branch	2011-1-8	9.03%	4,950	727
Huaxia Bank, Shijiazhuang Branch	2011-4-28	5.84%	40,000	5,875
Xiadian City Rural Credit Cooperative	2011-4-22	9.94%	5,000	734
Xiadian City Rural Credit Cooperative	2011-4-22	9.94%	5,000	734
Shenzhen Zengshun Import and Export Co., Ltd.	N/A	N/A	27,000	3,966
Total		7.45%	184,950	27,164

As compared to December 31, 2009, we have strengthened our ability to meet our short-term debt obligations since the current ratio as of June 30, 2010 increased to 0.92 from 0.81 in 2009 due to the change of current assets and liabilities aforementioned.

In addition, we had short term bank loans amounting to $27,164,175. The interest rates on these loans ranges from 5.84% to 9.94%. Please refer to the table below for the terms and conditions of bank loans outstanding as of June 30, 2010.

Some of the bank loans were collateralized by our property, as follows:

(1) As of June 30, 2010, we put approximately $32,656,097 land use right and other fixed assets as the pledge for loans from Agricultural Bank of China, Dachang Branch.

(2) As of June 30, 2010, approximately $4,714,141 of our property was collateralized for loans from Rural Credit Cooperative, Dachang Hui Autonomous County Branch.

(3) The loan from Huaxia Bank, Shijiazhuang Branch was guaranteed by Shanghai Chengtong Precision Strip Co., Ltd.

(4) The loans from the Xiadian City Rural Credit Cooperative were guaranteed by the company’s assets.   As of June 30, 2010, the outstanding loans in those cases were $1,468,731.

Contractual Commitments

As of June 30, 2010, we had no contractual obligations in terms of long-term debts or operating leases. As of December 31, 2009, the balance due to related parties represents the loan borrowed from Hebei Buddha Engineering Technology Co., Ltd., an affiliated company also owned by Hongzhong Li. This loan was repaid in May 2010.

Fiscal Year Ended December 31, 2009 Compared with Fiscal Year Ended December 31, 2008.

The following table sets forth key components of our results of operations during the year ended December 31, 2009 and 2008, both in dollars and as a percentage of our net sales. As the reverse acquisition of Gold Promise was entered into after December 31, 2009, the results of operations for the year ended December 31, 2009 and 2008 below refer only to Baosheng Steel.

	Year Ended		Year Ended
	December 31, 2009		December 31, 2008
	Amount	% of Net	Amount	% of Net
	(Unaudited)	Sales	(Unaudited)	Sales
Revenue	$275,779,038	100.0%	$185,810,277	100.0%
Cost of goods sold	(259,401,899)	(94.1)%	(174,696,115)	(94.0)%
Gross profit	16,377,139	5.9%	11,114,162	6.0%
Selling, General and Administrative Expenses	(2,694,123)	(1.0)%	(2,760,303)	(1.5)%
Operating Income	13,683,016	5.0%	8,353,859	4.5%
Other expense	(1,821,656)	(0.7)%	(1,884,990)	(1.0)%
Income Before Income Taxes	11,861,360	4.3%	6,468,869	3.5%
Income tax	(58,556)	(0.0)%	(144,891)	(0.1)%
Net income	$11,802,804	4.3%	$6,323,978	3.4%

Revenue

During the year ended December 31, 2009, we earned our revenue mainly through the sales of cold-rolled steel products. Our four major products, cold-rolled coil, cold rolled sheet, cold-rolled strip and tin-plated sheet generated approximately $271,498,523, representing 98.4% of the revenue. The total revenue for the year ended December 31, 2009 increased by approximately 48.4% from $185,810,277 in 2008 to $275,779,038. Although price per unit of all products decreased, especially for cold-rolled sheet and cold-rolled coil whose unit price decreased by 10.0% and 4.6% respectively compared to 2008, the sale revenue still increased which was mainly driven by a general expansion in sales volume of our four major products. For the year ended December 31, 2009, the sales volume for tin-plated sheet and cold-rolled coil increased 104.1% and 92.1% to our existing and new customers compared 2008.

The following tables set forth revenues attributable to our major products for the year ended December 31, 2009 and 2008:

	Revenues By Products
	Year Ended December 31, (U.S. dollars in thousands)		Net Change	% Change	M.T. Sold
	2009	2008	2009/08	2009/08	2009	2008
Cold-rolled coil	$148,662	$81,070	$67,592	83.4%	222,091	115,603
Cold-rolled sheet	41,631	26,827	14,804	55.2%	71,645	41,544
Cold-rolled strip	66,491	66,844	(353)	(0.5)%	116,579	114,336
Tin-plated sheet	14,714	7,583	7,131	94.0%	19,376	9,492
Others	4,281	3,486	795	22.8%	7,043	4,630
Total	$275,779	$185,810	$89,969	48.4%	436,734	285,605

Cold-Rolled Coil

Compared with 2008, sales volume of cold-rolled coil increased from 115,603 tons to 222,091 tons in 2009, representing an increase of 92.1%; while its unit price decreased from $701.28 in 2008 to $669.37 in 2009, which was a 4.6% decrease in percentage.

Cold-Rolled Sheet

In the year ended December 31, 2009, the unit price dropped from $645.75 to $581.07 due to the decrease of average market price. The sales volume rose dramatically from 41,544 tons to 71,645 tons, leading to an increase of 55.2% in its sales revenue.

Cold-Rolled Strip

In 2009, the unit price of cold-rolled strip declined to $570.35 from $584.63 in 2008 but sales volume grew from 114,336 tons to 116,579 tons. Accordingly, as a result, sales revenue decreased by 0.5% from $66,844,085 to $66,491,267.

Tin-Plated Sheet

Compared with 2008, the price of tin-plated sheet decreased from $798.88 to $759.39 in 2009; the lower price increased sales volume from 9,492 tons to 19,376 tons, which caused sales revenue rising up by 94.0%.

Cost of Sales

During the year ended December 31, 2009, our cost of sales increased by 48.5% or approximately $84,705,784 from $174,696,115 in 2008 to $259,401,899 in 2009. Among our major products sold in 2009, cold-rolled coil alone accounted for 52.5% of the total cost of sales and its cost increased by 85.6% compared to 2008. Average unit cost of total products decreased from 611.67 to 593.96 which were mainly due to price decreased of raw materials throughout 2009, and dilution of fixed overhead arising from production volume expansion. Cost of sales of our major products on an aggregate and percent basis is illustrated by the following table:

	Year Ended		Year Ended
	December 31, 2009		December 31, 2008
Product Category	Cost of Sales	Unit Cost	Cost of Sales	Unit Cost
Cold-rolled coil	$136,096,317	$612.80	$73,331,000	$634.33
Cold-rolled sheet	38,352,690	535.32	25,171,712	605.90
Cold-rolled strip	67,607,182	579.93	66,556,872	582.12
Tin-plated sheet	12,919,393	666.77	6,322,388	666.08
Others	4,426,317	628.47	3,314,143	715.80
Total	$259,401,899	$593.96	$174,696,115	611.67

Gross Profit and Gross Margin

Our gross profit increased to $16,377,139 during year ended December 31, 2009 from $11,114,162 in 2008, which was an increase of $5,262,977 or approximately 47.4% in percentage. Compared with 2008, gross margin of 2009 was around 5.9% and didn’t have a significant fluctuation. Although the sales volume increased highly in total which augmented our sales revenue, both average unit cost and average unit price declined around the same rate of 2.9% from $611.67 in 2008 to $593.96 in 2009, and $650.58 in 2008 to $631.46 in 2009, respectively. As a result, the gross margin of 2009 and 2008 remained steady around a similar level of 6.0%. Out of all the products, the unit price of cold-rolled strip was lower than its unit cost by 1.7%, which resulted in a negative gross margin in 2009. The sales mix and gross margin of major products can be illustrated by the following table:

	Year Ended		Year Ended
	December 31, 2009		December 31, 2008
		% of		% of
Product Category	Margin	Sales	Margin	Sales
Cold-rolled coil	8.5%	53.9%	9.5%	43.6%
Cold-rolled sheet	7.9%	15.1%	6.2%	14.4%
Cold-rolled strip	(1.7)%	24.1%	0.4%	36.0%
Tin-plated sheet	12.2%	5.3%	16.6%	4.1%
Others	(3.4)%	1.6%	4.9%	1.9%
Total	5.9%	100.0%	6.0%	100.0%

Selling Expense

During the year ended December 31, 2009, selling expenses decreased by $20,904 to $1,211,272, compared to $1,232,176 in 2008. The main reason was export transportation fees decreased arising from the drop in export sales within economic crisis environment. That results the insignificant fluctuation of selling expenses.

General and Administrative Expenses

During the year ended December 31, 2009, our general and administrative expenses decreased by $45,193 to $1,357,014, compared to the 2008 level of $1,402,207. The fluctuation in general and administrative expenses was principally as a result of a drop in tax expense of $84,284 related to the company’s property and land-use taxes. Besides, as we hired more employees during the period, there was a rise in staff welfare expenses, which accounted for another reason for general and administrative expenses movement.

Other income

Other income mainly consisted of interest income and subsidy income. Other income decreased to $327,620 in the year ended December 31, 2009 from $439,544 in 2008, which was primarily due to the decrease of interest income associated with the decrease of restricted cash.

Interest expenses

Interest expense decreased from $2,167,062 for the year ended December 31, 2008 to $1,974,300 in the same period ended December 31, 2009, representing a decrease of $192,762, or approximately 9.0% in percentage. The interest expenses consisted of interest expense to financial institution and for loans from employees, which amounted to $1,861,709 and $112,591 in 2009, and $1,939,734 and $227,328 in 2008, respectively.

Net Income

As a result of the factors described above, we had net income of $11,802,804 during the year ended December 31, 2009, compared to $6,323,978 during the same period of 2008, representing a growth of 86.6%.

Earnings per Share

As the reverse acquisition of Gold Promise occurred after December 31, 2009, we have retrospectively presented the issued and outstanding common stocks of Baosheng Steel for both 2009 and 2008 at 9,875,001 shares.  We calculated earning per share for 2009 and 2008 based on the weighted average number of outstanding common shares as shown in the following table:

	Year Ended December 31,
	2009	2008
Numerator used in basic net income per share
Net (loss) / income	$11,802,804	$6,323,978

Shares (denominator)
Weighted average common shares outstanding	9,875,001	9,875,001
Weighted average common shares outstanding used in computing diluted net income per common share	9,875,001	9,875,001
Earnings per ordinary share-basic and diluted	$1.20	$0.64

Liquidity and Capital Resources

As of December 31, 2009 and December 31, 2008, we had cash and cash equivalents of $7,609,826 and $2,232,473, respectively, which primarily consisted of cash on hand and demand deposits. Currently the major factors affecting our liquidity and capital resources are our ability to generate cash through operations, our ability to raise money through borrowing and the general economic situation in the PRC.

The following table provides detailed information about our net cash flows for the financial periods presented in this report. We have financed our operations primarily through cash flows from operations, bank notes and loans.

	For the Year Ended
	December 31, 2009	December 31, 2008
Net Cash (Used in)/Provided by Operating Activities	$(3,654,815)	$9,285,077
Net Cash (Used in) Investing Activities	(713,540)	(4,285,305)
Net Cash Provided by/(Used in) Financing Activities	9,770,203	(5,690,001)
Effects of Exchange Rate Change in Cash	(24,495)	1,520,325
Net Increase in Cash and Cash Equivalents	5,377,353	830,097
Cash and Cash Equivalent at Beginning of the Year	2,232,473	1,402,376
Cash and Cash Equivalent at End of the Year	$7,609,826	$2,232,473

Operating Activities

The amount of cash provided by our operating activities differs from our reported net income due to non-cash items, such as depreciation and amortization of fixed assets, which do not result in uses or sources of cash. In addition, the changes in working capital, other assets and liabilities, generally represent temporary timing differences between the recognition of certain expenses and their payment. For the year ended December 31, 2009, net cash used in operating activities was $3.7 million, as compared to $9.3 million net cash provided by operating activities in 2008. Cash used in operating activities consisted primarily of our net profit of $11.8 million, an increase of depreciation included in cost of goods of $4.0 million, an increase of accounts receivable of $6.9 million, a decrease of $83.2 million in inventories due to a general decrease in our raw materials cost, an increase of advance to suppliers of $11.9 million a decrease in advances from customers of $106.9 million, an increase of accounts payable of $4.5 million, an decrease in value added tax recoverable of $16.7 million and an increase of tax payable of $1.5 million. Net cash provided by operating activities for the year of 2008 was the combined result of our net profit of $6.3 million, an increase of depreciation included in cost of goods of 2.2 million, an increase of inventory of $42.3 million, an increase of advance to suppliers of $9.6 million, an increase of VAT recoverable of $8.7 million, a decrease of account payable of $10.9 million and an increase of advances from customers of $72.0 million.

Investing activities

Our investing activities included equipment purchases and plant construction. Net cash used in such investing activities was $0.7 million in 2009. As for 2008, a total of $4.3 million was invested in the purchase of production machinery. Compared to 2008, we reduced investment in equipment and plant construction for 83.3%.

Financing activities

Net cash provided by financing activities in 2009 was $9.8 million, as compared to $5.7 million net cash used in financing activities in 2008. In 2009, we repaid around $1.7 million in long-term loans, about $8.4 million in bank notes and received back approximately $11.9 million in restricted cash into our bank accounts as we decreased bank notes utilization. We also obtained $8.9 million through short-term loans and repaid about $0.9 million of borrowings to our related parties. In 2008, we primarily obtained $13.1 million of bank notes and thus set aside $11.3 million cash in bank accounts as secured deposit according to lenders’ request. We repaid $6.5 million for both short-term and long-term loans, and also reduced about $1.0 million of related party loans. In total, we had $5.7 million net cash used in financing activities in 2008.

We believe that our cash on hand and cash flow from operations will meet part of our present cash needs, and we will require additional cash resources to meet our expected capital expenditure and working capital requirements for the next 12 months. In the future, we may also require additional cash resources due to changed business conditions, implementation of our strategy to ramp up our marketing efforts and increase brand awareness, or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

In terms of our working capital, our current assets were approximately $89.7 million and $178.1 million as of 2009 and 2008 respectively. The decrease in current assets of $88.4 million (or 49.6%) was due to the combined effects of an $83.4 million decrease in inventories, the decrease of value added tax recoverable by $16.7 million, and the increase of advances to suppliers by $11.9 million.

Our current liabilities were approximately $110.4 million and $212.4 million as of 2009 and 2008 respectively. The decrease of our current liabilities by $102.0 million (or 48.0%) was primarily due to the decrease in advances from customers by $107.1 million, decrease in bank notes payable by $8.4 million, the increase in accounts payable by $4.5 million, and the increase in short-term debts by $8.9 million.

As compared to 2008, the current ratio decreased to 0.81 in 2009 from 0.84 in 2008, but the quick ratio increased significantly to 0.63 in 2009 from 0.35 in 2008, mainly because we increased the turnover of inventory to improve our liquidity and the ratio of inventory in current assets decreased from 58% in 2008 to 23% in 2009.

Additional Operating Data

As Chinese demand for cold-rolled steel products has increased at a rate of nearly 20% annually in recent years, we believe that demand for high quality cold-rolled steel products will continue to grow domestically and globally, thus affording us the opportunity to grow and expand our business operations in accordance with our growth strategy. In order to capture the market share and take advantage of the demand for our products, we have expanded, and wish to continue to expand our production capacity. The following table sets out some indirect indicators showing our gradual expansion in customers and employees.

	Buddha Steel Operating Data
	June 30, 2010	December 31, 2009	December 21, 2008
Customers	940	910	870
Suppliers	360	370	390
Employees	942	859	742

We have established stable relationships with reputable suppliers providing favorable prices in the market, thus decreasing the number of suppliers that we need.

Inflation

Inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future. However, our management will closely monitor the price change in travel industry and continually maintain effective cost control in operations.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Recent Accounting Pronouncements

In February 2010, FASB issued new standards in ASC 855, Subsequent Event. This amendment removes the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of GAAP. All of the amendments are effective upon issuance of the final update, except for the use of the issued date for conduit debt obligors. That amendment is effective for interim or annual periods ending after June 15, 2010. The Company does not expect the adoption of this amendment to have a material impact on its consolidated financial statements.

In January 2010, FASB amended ASC 820 Disclosures about Fair Value Measurements. This update provides amendments to Subtopic 820-10 that requires new disclosure as follows: 1) Transfers in and out of Levels 1 and 2.  A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers.  2)  Activity in Level 3 fair value measurements.  In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number). The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company has determined the adoption of this rule does not have a material impact on its financial statements.

In January 2010, FASB amended Accounting for Distributions to Shareholders with Components of Stock and Cash. The amendments in this Update clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share). The amendments in this update are effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The Company does not expect the adoption of this rule to have a material impact on its financial statements.

Our Business

Overview

We are a leading producer and vendor of high value-added, ultra-thin precision cold-rolled steel products. Our cold-rolled steel is engineered and manufactured using state-of-the-art machinery.  Our premium products are tailor-made to customers’ individual requirements.  Our steel is further processed by downstream manufacturers and incorporated into a wide variety of end products including, among others, automobiles, home appliances, packaging, and specialized construction materials.

Our products range in thickness from 0.1 millimeter to 3.5 mm and can be up to 1,250 mm in width.  The production process begins with our major raw material, hot-rolled steel coils, which we clean, roll, cut and anneal in a cold-rolling mill to the desired specifications. Our expected capacity can vary significantly depending on the types of products produced, and we strive to maximize profit by producing the largest tonnage of product with the highest margin available to us. Our expected capacity does not represent our maximum capacity and instead represents our estimated capacity, taking into consideration routine maintenance and ordinary work schedules for our employees; as a result, we may be able to exceed this capacity occasionally during periods of high demand. In 2009, we had an expected capacity to produce 465,000 tons of cold-rolled steel assuming our 2009 product mix and we produced 446,000 tons of steel products.  This amount represents a capacity utilization rate of 96%.  Our production facilities occupy more than 47 acres and include 96 annealing furnaces and 17 lines: 13 cold-rolling mills, 1 tin-plate sheet mill, and 3 leveler stretchers.  We employ over 900 employees.

Located in Hebei Province which surrounds both Beijing and Tianjin, we are strategically positioned to serve the capital area and partake of its vibrant economic and manufacturing activities.  Hebei has one of the largest concentrations of iron ore in China. Collectively, the three provinces of Liaoning, Sichuan and Hebei account for almost half of China’s iron ore.  (www.chinamining.org).  As a result of these iron ore reserves, the steel production industry has become an important industry in Hebei Province.  Since 2001, Hebei Province has been consistently ranked the first in steel-production among all provinces in China for nine years.  (Hebei again ranks first for steel production among Chinese provinces, www.chinamining.org, 02/08/2010).

We sell products primarily in China, but we also sell some products in Europe, Africa and Southeast Asia, including countries such as the U.K., the Philippines, Nigeria, and Peru.  Less than 1% of our sales for the six months ended June 30, 2010 were direct sales outside China. In addition, less than 1% of 2009 sales and less than 3% of 2008 direct sales were to customers outside China.

Our Industry and Principal Market

PRC Domestic Consumption

Demand for our products is driven in line with macroeconomic industrial growth both globally and in the PRC.  As the end products made with our steel range from automobiles to appliances, general economic growth underlies our success, especially in China.  PRC macroeconomic growth has been strong and positive in recent years.  China’s GDP grew at a rate of 8.7% in 2009, reaching $4.9 trillion. (China Daily, Jan. 21, 2010). The World Bank currently projects that China’s GDP will grow at 9.5% for 2010 and 8.5% for 2011.  (www.worldbank.org, June 2010).

According to IMF’s World Economic Outlook, China’s real GDP growth rate has exceeded both the United States’ and the world’s GDP growth rates over the past twenty years.  (World Economic Outlook, April 2010).

The international analysis and consulting firm IHS Global Insight has estimated that China will surpass United States as the world’s largest center of manufacturing activity by the year 2020:

China’s Steel Market Generally:

China is the largest steel-producing country in the world, and steel production in China has been increasing rapidly since early 1990s.  The chart below shows the global steel production by region during this period.  (www.worldsteel.org).

China has been the world’s largest steel-producing country since the mid-1990s, and as the above chart displays, while much of the remainder of the world’s production of steel decreased between 2008 and 2009, China’s production increased.  According to the World Steel Association, during the first six months of 2010, China accounted for 45.7% of global crude steel output, as it produced approximately 323 million tons out of total world production of approximately 706 million tons.  (www.worldsteel.org).

Chinese exports of steel in June 2010 increased to 5.6 million tons, more than three times the number in June 2009 and 8% over June 2008 levels.  (www.steelonthenet.com/production.html).  In early 2010, China’s Ministry of Industry and Information Technology (“MIIT”) projected that demand for steel in China in 2010 would exceed that in 2009, and to date in 2010, this prediction has been accurate.

The China Iron and Steel Institute estimates that China’s steel demand will exceed 600 million tons by 2011, while global steel demand is projected to reach over 1.45 billion tons by 2011.  China has increased its steel exports from 7 million tons in 2003 to 60.5 million tons in 2008, making it the number one ranked steel exporter globally.  Even though steel exports declined 58.5% in 2009 largely due to global economic recession, exports have since surged 127% to 18 million tons in the first five months of 2010.  (Reuters.com, June 21, 2010).  While China is a net exporter of crude steel, it is a net importer of higher value precision cold-rolled steel products such as those produced by our controlled affiliate, Baosheng Steel.

A strong increase in new Chinese government investment plans is expected to help boost domestic demand for steel while improving external demand following world economic recovery should encourage steel exports.  China’s crude steel production capacity exceeded 700 million tons at the end of 2009, compared with 660 million tons at the end of 2008.  (China Daily, March 24, 2010).  In 2009, China’s steel output rose 13.5 percent to 567.84 million tons.  (World Steel Association).  Its 68 large and medium sized iron and steel companies earned RMB55.39 billion ($8.12 billion) in profit in 2009, down 31.43 percent from a year earlier in the height of the economic downturn.

Cold-Rolled Steel Market:

Steel products can be categorized as low-end (long products such as pipes, tubes, wires and rods) and high-end (flat products such as hot-rolled steel or cold-rolled steel strips). The Company operates in the high-end category of this market with its niche precision steel processing and produces and sells high precision cold-rolled steel products.

Hot-rolling is a method of metalworking that involves working with metal above its recrystallization temperature.  The starting material in hot-rolling is usually a large piece of metal, such as a semi-finished casting product such as billets, slabs and blooms.  In some cases, hot-rolling involves a direct feed from the casting line into the rolling mill at the proper temperature.  The product is very stiff and is intended for flat work where deformation is minimal. This type of hot-rolled steel is most often applied to further processing for applications such as continuous galvanizing.  Hot-rolling often results in the metal surface becoming covered in mill scale, an oxide that forms at high temperature.  Hot-rolling is generally used for sheet metal and simple cross sections, such as railroad tracks.

Cold-rolling is a method of metalworking that involves working with metal below its recrystallization temperature.  While hot-rolling might be conducted at approximately 1000°F, cold-rolling is often conducted at room temperature.  Cold-rolled steel products generally begin from hot-rolled products that have been processed to remove mill scale. Cold-rolling increases strength by up to 20%, improves the surface finish and holds tighter tolerances.  As a result, cold-rolled steel is used in a variety of high precision capacities, including appliances (refrigerators, washers, dryers, and other small appliances), automobiles (exposed as well as unexposed parts), steel roofing, food packaging materials, electric motors, microelectronics and food packaging.

Cold-rolled specialty precision steel is a relatively new industry in China. Manufacturers of products that use specialty precision steel products have traditionally imported precision steel products from Japan, Korea, the European Union and the United States. We believe that generally, to date, the average quality and standards of China’s high precision steel industry lag behind the international norm.

Due to lack of quality manufacturing facilities and capability, the PRC has been a net importer of ultra thin cold-rolled steel products. To meet demand, manufacturers have imported precision steel products from countries with more developed high-end steel capacity.  China’s production of cold-rolled steel has responded to market demand by growing robustly as domestic producers have moved up the value chain.  According to Freedonia Custom Research, from 2005 to 2008, China’s consumption of high precision cold-rolled narrow strip products grew at a compound annual rate of 19.1% and is projected to grow at 10% from 2008 through 2011.  In particular, Freedonia projects that from 2008 through 2011, the production of metal food and beverage containers, insulated wire and cable, optic fiber cable, and household appliances in China is expected to grow at compound annual rates of 10.9%, 11.5%, 17.8%, and 7.3%, respectively.

Our Products

Our products, custom ultra thin cold-rolled steel sheets and coils, comprise a vital component in a variety of industrial products, including but not limited to roofing, appliances, telecommunications equipment, motor vehicles and motor vehicle parts and accessories.  Demand for high precision steel in end-product manufacturing markets in China is projected to grow in the foreseeable future, and we believe we are well positioned to benefit from this growth.

During the last five years, we believe that we have begun to develop and establish a nationally recognized brand in China.  We are not yet an internationally widely known brand for cold-rolled precision steel products.

We manufacture cold-rolled steel products in a variety of different forms:  black strip, welded pipe, bright strip, cold-rolled sheet, cold-rolled coil and tin-plated sheet.  Our major products include cold-rolled sheet, tin-plate sheet, and narrow cold-rolled steel strip.  Products are typically made in custom size to meet the specifications of our clients.  Our production facilities can produce a large range of different widths and thicknesses, ranging from 30 mm up to 1,250 mm and as thin as 0.10 mm up to 3.5 mm, respectively.  The composition of our production in recent years is shown below:

We have phased out production of welded pipe, and are pursuing new techniques to produce a variety of higher margin alloyed and plated ultra thin products.  We have worked over time to increase the margins on our products and to emphasize the production of higher-margin products.

The production process we employ is displayed graphically as follows:

We purchase commoditized hot rolled steel from suppliers…	….and process it to produce customized steel products for our clients….	….who manufacture products in a wide variety of industries.

Presented below are some images of our products.

We have steadily increased margins of our products and the production of higher margin products:

	Six Months Ended		Six Months Ended
	June 30, 2010		June 30, 2009
		% of		% of
Product Category	Margin	Sales	Margin	Sales
Cold-rolled coil	10.9%	52.2%	7.8%	47.0%
Cold-rolled sheet	9.6%	13.5%	5.0%	19.3%
Cold-rolled strip	6.7%	28.5%	5.4%	24.4%
Tin-plated sheet	12.6%	4.1%	10.4%	7.7%
Others	1.6%	1.7%	-125.3%	1.6%
Total	9.4%	100.0%	5.4%	100.0%

	Year Ended		Year Ended
	December 31, 2009		December 31, 2008
		% of		% of
Product Category	Margin	Sales	Margin	Sales
Cold-rolled coil	8.5%	53.9%	9.5%	43.6%
Cold-rolled sheet	7.9%	15.1%	6.2%	14.4%
Cold-rolled strip	(1.7)%	24.1%	0.4%	36.0%
Tin-plated sheet	12.2%	5.3%	16.6%	4.1%
Others	(3.4)%	1.6%	4.9%	1.9%
Total	5.9%	100.0%	6.0%	100.0%

Our end customers further process the cold-rolled sheet to produce a diverse range of products and product components including automobile parts, farm equipment, shipping harnesses, air conditioners, refrigerators, washing machines, and other home appliances.  Based on our review of 2009 sales, we estimate that the end products manufactured from our steel fall in various categories of goods roughly as follows:

Category	Estimated Percentage of Product Sales
Roofing	36%
Security Doors	16%
Construction Materials	15%
Automotive Parts	8%
Appliances	8%
Furniture	7%
Industrial Packing	6%
Electrical Equipment	4%

While the overall Chinese steel industry has recently experienced a period of excess supply, there is an increasing shortage of high-end thin steel sheets and galvanized steel products in China, which has been primarily driven by the limited number of producers of precision thin steel products in China.  We are also impacted by the market for our principal raw material, hot-rolled steel, which comprises the vast majority of our cost of goods sold.

Competition

Competition within the steel industry in the PRC is significant.  Our competitors range from small private enterprises to extremely large state owned enterprises.  Our operating affiliate Baosheng Steel is located in northern Hebei Province.  Hebei is the largest steel-producing province in the PRC.  We are one of the largest non state owned ultra-thin high-precision cold-rolled steel manufacturers by capacity in China.

The table below identifies our 7 major competitors in our market and our estimates of their annual production capacities:

Company	Estimated Capacity
Tianjin Lixingboyu Metal Products Company, Limited	500,000 tons/year
Tianjin Jixing Cold-roll Board Company, Limited	400,000 tons/year
Tianjin Hengxing Steel Industrial Company, Limited	350,000 tons/year
Tianjin Northern Steel Board Company, Limited	300,000 tons/year
Tangshan City Fengnan District Qunli Metal Products Company, Limited	200,000 tons/year
Hebei Dachang Jinming Accurate Cold-Rolling Steel Plate Company	150,000 tons/year
Langfang Jinhua Industry Co. Ltd	150,000 tons/year

The numbers in the foregoing table compare with our annual production of product in 2009 of 446,000 tons. Our production capacity is higher than most of the competitors named above, and we believe we are able to compete against them successfully on both price and quality.  Private steel product manufacturers in China generally focus on low-end products.  Due to our high quality equipment, economies of scale and management experience, we are able to produce steel at higher efficiencies and lower prices than many competitors that are of smaller size and/or that employ less modern equipment and processes.  The larger state owned enterprises with whom we compete often have oversized, unionized labor forces and associated pension and healthcare liabilities. As a result, we believe our production efficiency distinguishes us from such companies. We believe we distinguish ourselves in the market based on our fast turnaround, high quality and low prices.

Our Competitive Advantages

Our business is concentrated in the niche low-carbon ultra-thin cold-rolled precision steel and high-carbon, high strength cold-rolled steel processing and is not in direct competition with large Chinese steelmakers such as Baosteel Group Corporation and Magang Group. China’s large steelmakers concentrate on the production of crude steel and hot-rolled steel from iron ore imported from Brazil and Australia. Hot-rolled steel coils produced by these steelmakers are then supplied as raw materials to high precision steel manufacturers, such as our company, for cold reduction processing to the desired thickness and applications.  Cold-rolled steel products are then sold to manufacturers and other customers in industries such as automobile and food packaging.

We believe that we possess the following competitive advantages that allow us to maintain our strong market position and aid our future growth:

•
We are an experienced, leading manufacturer of precision cold-rolled narrow strip steel, and believe we and our products have an excellent reputation. We are the largest manufacturer in Hebei Province of high precision cold-rolled narrow strip steel.  Hebei is the largest steel-producing province in China.  We have a majority of repeat and long term customers and are recognized as a market leader in top quality, competitive price, reliability and consistent delivery.  We constantly strive to move up the value chain and provide our customers tailor made products at their specifications and quality they demand.  We believe we will continue to solidify this position and consolidate market share.

•
We have strong historical growth. We have increased sales of more profitable product lines so that our profit nearly doubled from 2008 to 2009.  We intend to continue this growth by expanding our processing capacity of our higher margin products and increasing our bottom line.

•
Lower than industry average cost structure. The steel industry in China is dominated by small lower end private manufacturers and large state owned enterprises with large pension and employment obligations.  Our status as a leading private manufacturer of customized, high-end niche product affords us higher than industry margins and what we believe to be long term sustainability and growth opportunities.

•
Capital intensive industry presents barriers to competitor entry. Ultra-thin, high-precision cold-rolled steel products require a significant investment of capital and technical know-how in order to be profitably exploited.  Potential new competitors would be subject to the requirements of a highly technical and capital intensive industry in order to be successful.

•
Diverse customer and end product base. Our products serve a broad range of markets and industries which we believe insulate us from concentration risk.  We serve the automotive, construction, appliance manufacturing, and telecommunications industries among others.  Market pressures in one segment of our downstream customers may be softened by sustained demand in the others.

•
Superior management of commodity price fluctuations. Our principal raw material, hot-rolled steel, accounts for the vast majority of our cost of goods sold. Due to our inventory systems and controls and sales model, we are able to protect ourselves to some degree from commodity exposure.  We believe we are able to mitigate the results of a volatile commodity market on our profits through our diligent management and low inventory.

Our Methods of Competition

While we believe that our products satisfy our customers’ demands for high quality precision cold-rolled steel products, we also believe that some of our competitors are able to achieve adequate quality in their products.  As a result, we do not compete primarily on the basis of quality.

Instead, we generally compete on the basis of service and price at a high level of quality.  In particular, we benefit from being a relatively larger company in our industry in our region of China.  As a result of this status, we have several competitive advantages that we leverage in working with customers.  First, we are often able to negotiate favorable pricing of our raw materials as a result of our greater buying power.  This allows us to offer somewhat lower prices than many of our competitors at similar margins or to sell at the same price point for a greater margin.  Second, we have the capacity to fill larger orders, which we highlight to provide customers with a single option to fill their orders.  As delays in our industry often result from starting and stopping machinery and creating new product solutions for customers, the ability to meet customer demand in a single location can speed the processing of orders.  Third, we have hired employees to staff our facilities around the clock, which has allowed us to provide products quickly to customers.  We generally are able to fulfill orders within approximately one week, which has proven important to customers who depend on quick turnaround particularly because we require advanced payments of a substantial portion of the cost of the order. Finally, we believe we are able to provide a wide range of products for our customers.  We are unaware of any competitors in Northern China that are able to produce cold-rolled steel products that range from 30 mm to 1,250 mm in width and from 0.1 mm to 3.5 mm in thickness.

Our Growth Strategy

We believe demand for high quality cold-rolled steel products will continue to grow domestically and globally, thus affording us opportunity to grow and expand our business operations. Our growth strategy is primarily focused on increasing production capacity of highest margin products, ultra thin cold-rolled strips and sheets.

We intend to pursue the following strategies to achieve our goal:

•	Production capacity. We will continue to expand new production lines and increase our capacity of ultra-thin cold-rolled steel.
•	Market share and economies of scale. We will expand our market share, including acquisitions of high-quality producers at favorable valuations, to increasingly capitalize on economies of scale;
•	Emerging markets. We are keen on increasing revenues through export to emerging markets including but not limited to Southeast Asia, Africa and Latin America; and
•
State-of-the-art technology.  We will focus our research and development on advanced processing techniques to develop more sophisticated products that command higher margins, and will continue to improve margins through increased efficiencies in our production process.

Raw Materials

The principal raw material used in our products is hot-rolled coil and hot-rolled steel strips.  In 2009, hot-rolled coil and hot-rolled steel strips accounted for more than 80% of our production costs.  We purchase our hot-rolled coil and hot-rolled steel strips from a number of sources and are not dependent on any single supplier.

Supplier	Raw Material Purchases	Percentage of Total Purchases
Sinosteel Company	$66,731,453	36.7%
Tangshan Guofeng Steel Company	$45,019,911	24.8%
Sinolight Materials Company	$11,187,376	6.2%
Hebei Jinxi Steel Company	$7,439,541	4.1%
Zhejiang Materials Industry Metal Group Co. Ltd	$6,729,255	3.7%
Shandong Haixin Board Industrial Co.	$3,491,968	1.9%

With larger suppliers, we often secure yearly contracts to ensure a steady supply of hot-rolled raw materials, with flexible pricing based on movements in spot price.  Smaller suppliers are generally on an as-needed basis with purchases made at market price for the day.

Major Suppliers

Although we do not believe we are reliant on either of our two largest suppliers, Sinosteel Company and Tangshan Guofeng Steel Company, we purchase more than 60% of our steel from these two large Chinese steel companies. Notwithstanding this fact, we believe that we would be able to acquire our steel from other companies if we were unable to purchase from these companies on acceptable terms.

We enter agreements with these companies to purchase hot-rolled steel at such times and in such amounts as we require. We pay the market rate at the time we enter an agreement. Our agreements provide for final settlement in cash after initial settlement in bank credit, and require us to settle in cash at the end of the month of purchase. We are responsible for delivery costs and have a ten day period to inspect the hot-rolled steel for conformance to international standards.

Sales Channels and Customer Base

We sell our products based on customer specifications and demand.  Currently we have more than 900 customers, of which more than 50% are repeat buyers.  These customers can be divided into two groups, direct manufacturers and trading or distribution companies.  Margins on sales to direct manufacturers are higher than sales to distributor.  Roughly 40% of our sales in 2009 were through distributor while the remaining 60% were sales directly to end users (manufacturers).

Our customer base is diverse, and none of our customers has accounted for ten percent or more of our sales in either 2009 or 2008.  In 2009, our top five direct manufacturer customers together accounted for 9% of our total revenues in 2009, while our top five distributor clients account for 12% of total revenue

The following table details our top 5 direct manufacturing customers:

Top 5 Direct Manufacturing Customers	2009 Sales	% of Total Revenue
Hongyuan Caituban Co.	$9,620,295	3.5%
Tianjin Soudragon Steel Co.	$5,590,835	2.0%
Xianghe Xingang Wuzi Trading Co.	$4,583,128	1.7%
Tangshan Jiajia Door Industrial Co.	$2,818,739	1.0%
Chendu Xinhete Door Industrial Co.	$2,426,937	0.9%
	$25,039,933	9.1%

The next table shows top five distribution customers by revenue:

Top 5 Distributors	2009 Sales	% of Total Revenue
Jiangsu Sumeida International Tech. Trade Co.	$9,973,299	3.6%
Xianghe Kuntai Steel Processing Co.	$8,174,849	3.0%
Wenhan Xinfeng Steel Business Co.	$7,172,211	2.6%
Wenhan Xueza Steel Business Co.	$5,278,553	1.9%
Hangzhou Relian Import and Export Co.	$3,363,474	1.2%
	$33,962,386	12.3%

Though we have customers in nearly every province in China, local sales in Hebei, Tianjin and Beijing represent nearly half of our domestic sales volume:

Province/City	% of 2009 Domestic Sales	% of 2008 Domestic Sales
Hebei	29.61%	17.02%
Tianjin	11.72%	12.49%
Jiangsu	10.80%	17.65%
Zhejiang	9.98%	10.58%
Beijing	7.34%	6.41%
Shandong	7.25%	6.08%
Shanghai	5.47%	2.22%
Sichuan	4.41%	4.62%
Liaoning	3.03%	2.95%
Guangdong	2.28%	9.12%
Others	8.10%	10.86%
Total	100.00%	100.00%

We sell products primarily in China, but we also sell some products in Europe, Africa and Southeast Asia, including countries such as the U.K., the Philippines, Nigeria, and Peru.  Less than 1% of our sales for the six months ended June 30, 2010 were direct sales outside China. In addition, less than 1% of 2009 sales and less than 3% of 2008 direct sales were to customers outside China.

We have a sales staff of around 20 individuals who are responsible for generating sales, attending sales fairs and trade shows.  Our sales staff is compensated on a salary-plus-commission basis.  Our customers often seek us out directly as we are well known in the industry as a reliable top provider of quality cold-rolled products.

Customers are responsible for all costs associated with product pickup and transport arrangements.  Our products are manufactured on an on-demand basis and we generally require full-payment for each order prior to production.  Occasionally, we extend more flexible payment terms to a selected group of our repeat buyers.  These terms typically allow the buyer to pay a 5-20% deposit to start the production of their order, and require payment in full prior to delivery.  These payment terms allow us to control our inventory and manage our raw material costs.

Employees

As of September 17, 2010, we employ a staff of 942 employees, the majority of whom are factory workers.  As of September 17, 2010, all of our employees are full-time employees.

Department	Number of Employees
Cold-Rolled Strip Workshop	137
Cold-Rolled Sheet Workshop	200
Tin Plating Workshop	32
Power Department	31
Mechanical Department	112
Warehouse	127
Clean Department	87
Annealing Department	88
Sales Department	20
Finance Department	9
Administrative, R&D and Logistics	99
Total	942

We believe we are in material compliance with all applicable labor and safety laws and regulations in the PRC, including the PRC Labor Contract Law, the PRC Unemployment Insurance Law, the PRC Provisional Insurance Measures for Maternity of Employees, PRC Interim Provisions on Registration of Social Insurance, PRC Interim Regulation on the Collection and Payment of Social Insurance Premiums and other related regulations, rules and provisions issued by the relevant governmental authorities for our operations in the PRC. According to the PRC Labor Contract Law, we are required to enter into labor contracts with our employees and to pay them no less than local minimum wage.

Intellectual Property

We protect our intellectual property primarily by maintaining strict control over the production processes.  All our employees, including key employees and engineers, have signed our standard form of labor contracts, pursuant to which they are obligated to hold in confidence any of our trade secrets, know-how or other confidential information and not to compete with us.  In addition, for each project, only the personnel associated with the project have access to the related intellectual property.  Access to proprietary data is limited to authorized personnel to prevent unintended disclosure or otherwise using our intellectual property without proper authorization.  We will continue to take steps to protect our intellectual property rights.

We have registered the brand name, logo and trademark “Baosheng” in the PRC for steel products:

The trademarks are registered through 2017 and are owned by Baosheng Steel.  We exercise control over these trademarks by virtue of our ownership of HAIC and HAIC’s contractual control of Baosheng Steel.

Advertising and Marketing Efforts

We promote our products directly, and also work with our distribution customers to promote our products.  We have a sales force consisting of 20 full-time employees.  Our direct marketing and sales efforts are conducted chiefly through three channels.  First, we promote our company and its products primarily through the web sites of www.custeel.com, www.steeldata.cn, www.china.alibaba.com, and www.mysteel.com, none of which is owned by our company.  Second, we participate in a variety of Chinese steel industry trade shows, including the Yongkang Hardware Equipment Mold Exhibition, the Shanghai Metal and Metallurgy Exhibition, the Tianjin Internal Metal Plate exhibition, and the Building Materials Exhibition.  Lastly, we advertise via mail.

Research and Development

We have 27 dedicated research and development support staff. Our research and development efforts are focused on improving efficiencies as well as the quality and thinness of our products.  We spent approximately $76,597 and $67,802 in the years ended December 31, 2009 and 2008, respectively, for research and development. All research and development is financed internally, and costs are not passed along directly to customers.

Description of Property

Our facilities are located in Dachang Hui Autonomous County in northern Hebei Province.  We are approximately 50 miles from Beijing.  Our lease is with the local authorities and is valid through 2025.

Our production facilities occupy more than 47 acres and include 96 annealing furnaces and 17 lines: 13 cold-rolling mills, one tin-plate sheet mills, and three leveler stretchers.  In addition, we have an office building and cafeteria on a 1.5 acre plot.

Images of our facilities and equipment are presented below:

Regulations

Because our principal operating affiliate, Baosheng Steel, is located in the PRC, our business is regulated by the national and local laws of the PRC. We believe our conduct of business complies with existing PRC laws, rules and regulations.

General Regulation of Businesses

We believe we are in material compliance with all applicable labor and safety laws and regulations in the PRC, including the PRC Labor Contract Law, the PRC Production Safety Law, the PRC Regulation for Insurance for Labor Injury, the PRC Unemployment Insurance Law, the PRC Provisional Insurance Measures for Maternity of Employees, PRC Interim Provisions on Registration of Social Insurance, PRC Interim Regulation on the Collection and Payment of Social Insurance Premiums and other related regulations, rules and provisions issued by the relevant governmental authorities from time to time, for our operations in the PRC.

According to the PRC Labor Contract Law, we are required to enter into labor contracts with our employees. We are required to pay no less than local minimum wages to our employees. We are also required to provide employees with labor safety and sanitation conditions meeting PRC government laws and regulations and carry out regular health examinations of our employees engaged in hazardous occupations.

Foreign Currency Exchange

The principal regulation governing foreign currency exchange in China is the Foreign Currency Administration Rules (1996), as amended (2008). Under the Foreign Currency Administration Rules, the RMB is freely convertible for current account items, such as trade and service-related foreign exchange transactions, but not for capital account items, such as direct investment, loan or investment in securities outside China unless the prior approval of, and/or registration with, the State Administration of Foreign Exchange of the People’s Republic of China, or SAFE, or its local counterparts (as the case may be) is obtained.

Pursuant to the Foreign Currency Administration Rules, foreign invested enterprises, or FIEs, in China may purchase foreign currency without the approval of SAFE for trade and service-related foreign exchange transactions by providing commercial documents evidencing these transactions. They may also retain foreign exchange (subject to a cap approved by SAFE) to satisfy foreign exchange liabilities or to pay dividends. In addition, if a foreign company acquires a company in China, the acquired company will also become an FIE. However, the relevant PRC government authorities may limit or eliminate the ability of FIEs to purchase and retain foreign currencies in the future. In addition, foreign exchange transactions for direct investment, loan and investment in securities outside China are still subject to limitations and require approvals from, and/or registration with, SAFE.

Regulation of Income Taxes

On March 16, 2007, the National People’s Congress of China passed a new Enterprise Income Tax Law, or the New EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Before the implementation of the New EIT Law, FIEs established in the PRC, unless granted preferential tax treatments by the PRC government, were generally subject to an earned income tax, or EIT, rate of 33.0%, which included a 30.0% state income tax and a 3.0% local income tax. The New EIT Law and its implementing rules impose a unified EIT rate of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify for a lower rate under certain limited exceptions.

In addition to the changes to the current tax structure, under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to an EIT of 25% on its global income. The implementing rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise.” If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our organization’s global income will be subject to PRC income tax of 25%. For detailed discussion of PRC tax issues related to resident enterprise status, see “Risk Factors – Risks Related to Our Business – Under the New EIT Law, we may be classified as a ‘resident enterprise’ of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.”

For the six months ended June 30, 2010 and the year ended December 31, 2009, as approved by the local tax authority of Dachang County, Baosheng Steel’s income tax was assessed annually at a pre-determined fixed rate as an incentive to stimulate local economy and encourage entrepreneurship. As a result of this determination, Baosheng Steel’s assessed income taxes were $0, $58,556 and $144,891 for the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008, respectively. Although the possibility exists for reinterpretation of the application of the tax regulations by higher tax authorities in the PRC, potentially overturning the decision made by the local tax authority, Baosheng Steel has not experienced any reevaluation of its income taxes for prior years. Management believes that the possibility of any reevaluation of income taxes is remote based on the fact that Baosheng Steel has obtained the written tax clearance from the local tax authority.

Our future effective income tax rate depends on various factors, such as tax legislation, the geographic composition of our pre-tax income and non-tax deductible expenses incurred. Our management carefully monitors these legal developments and will timely adjust our effective income tax rate when necessary.

Dividend Distribution

Under applicable PRC regulations, FIEs in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a FIE in China is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulated amount of such reserves reaches 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a FIE has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation. We have not yet made this allocation to our staff welfare and bonus funds and do not have any immediate plans to do so.

The New EIT Law and its implementing rules generally provide that a 10% withholding tax applies to China-sourced income derived by non-resident enterprises for PRC enterprise income tax purposes unless the jurisdiction of incorporation of such enterprises’ shareholder has a tax treaty with China that provides for a different withholding arrangement. Baosheng Steel is considered an FIE and is directly held by our subsidiary Gold Promise in Hong Kong. According to a 2006 tax treaty between mainland China and Hong Kong, dividends payable by a FIE in China to a company in Hong Kong that directly holds at least 25% of the equity interests in the FIE will be subject to no more than a 5% withholding tax. We expect that such 5% withholding tax will apply to dividends paid to Gold Promise by Baosheng Steel, but this treatment will depend on our status as a non-resident enterprise.

Environmental Matters

We are subject various central, provincial and local laws and regulations relating to the protection of the environment.  These laws continue to evolve and are becoming increasingly stringent.  The major environmental regulations applicable to us include: the Environmental Protection Law of the PRC, the Law of PRC on the Prevention and Control of Water Pollution, Implementation Rules of the Law of PRC on the Prevention and Control of Water Pollution, the Law of PRC on the Prevention and Control of Air Pollution, Implementation Rules of the Law of PRC on the Prevention and Control of Air Pollution, the Law of PRC on the Prevention and Control of Solid Waste Pollution, and the Law of PRC on the Prevention and Control of Noise Pollution. The ultimate impact of complying with such laws and regulations is not always clearly known or determinable because regulations under some of these laws have not yet been promulgated or are undergoing revision. The State Environmental Protection Administration Bureau is responsible for the supervision of environmental protection in, implementation of national standards for environmental quality and discharge of pollutants for and supervision of the environmental management system of the PRC.  Environmental protection bureaus at the county level or above are responsible for environmental protection within their jurisdictions.

Our operating affiliate, Baosheng Steel, has received certifications from the relevant PRC government agencies in charge of environmental protection indicating that its projects and operations comply with the relevant PRC environmental laws and regulations. Baosheng Steel or our company may need to obtain additional certifications as our business grows.  Neither Baosheng Steel nor we are currently subject to any pending actions alleging any violations of applicable PRC environmental laws.

In the years ended December 31, 2009 and 2008, we spent $162,089 and $130,229, respectively, on compliance with applicable environmental laws and regulations.

Regulation of the Steel Industry

The steel industry in China is highly regulated.  Due to overcapacity, pollution, inefficiency and the fragmented nature of the PRC steel market in a number of steel products, there have been efforts to consolidate the industry, including restrictions on new capacity, mandatory closure of smaller capacity enterprises, and restrictions in bank lending and the capital markets.  Due to the fact that our products are considered high value added precision products, we are not subject to these restrictions.  We benefit from export tax benefits.

Insurance

Insurance companies in China offer limited business insurance products. While business interruption insurance is available to a limited extent in China, we have determined that the risks of interruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. As a result, we could face liability from the interruption of our business as summarized under “Risk Factors – Risks Related to Our Business – We do not carry business interruption insurance so we could incur unrecoverable losses if our business is interrupted.”

FCPA Policy

The Foreign Corrupt Practices Act, or the FCPA, prohibits companies and individuals subject to FCPA jurisdiction from providing to foreign officials any “corrupt payments” (i.e., bribes, kickbacks, and similar benefits) in order to obtain any unfair advantage with respect to government contracts, regulatory approvals, licenses, and other government actions for the purpose of obtaining or retaining business. The FCPA applies to: (1) “issuers” – U.S. and foreign companies subject to SEC jurisdiction; (2) “domestic concerns” – individuals who are citizens, nationals or residents of the United States and companies with a principal place of business in the United States or organized under U.S. law; and (3) “other persons” – foreign companies or persons who act in the United States to further a corrupt payment. The term “other persons” has been interpreted broadly to include foreign entities that send an email in furtherance of a corrupt act to a U.S. recipient, or that clear a corrupt payment through a U.S. bank. The FCPA requires issuers to maintain accurate books and records that do not misrepresent their payments or expenses. Issuers are also liable for the accuracy of their majority-owned subsidiaries’ books and records and are required to act in good faith to encourage their minority-owned subsidiaries to adopt reasonable internal accounting controls intended to avoid corrupt payments. Issuers, domestic concerns and other persons may be liable for the actions of their foreign subsidiaries and agents if they know or should know that a subsidiary or agent is likely to make a corrupt payment to a foreign official.

Issuers, domestic concerns and other persons subject to the FCPA are subject to severe criminal and civil penalties for violations of the FCPA. Entities that make corrupt payments may be fined as much as $2 million per violation, or twice the amount of the benefit sought in return for the payment. Individuals may be fined up to $100,000 and/or imprisoned for up to five years. Issuers who violate the FCPA’s books and records requirements are subject to fines up to $25 million, and individuals can be fined up to $5 million and/or imprisoned for up to 20 years. Companies may not indemnify their officers or employees for FCPA violations.

On September 16, 2010, our board of directors adopted a Foreign Corrupt Practices Act Policy, which applies to all of our directors, officers, employees, agents and underwriters, including our principal executive officer, principal financial officer, and principal accounting officer. Our FCPA Policy requires of our directors, officers, employees, agents and underwriters to adhere to strict anti-corruption policies and practices. The policy also requires that prospective agents and underwriters of our company and Baosheng Steel be familiarized with and agree to adopt our anti-corruption standards and expectations for ethical conduct, prior to entering into any engagement with any of them, and that we perform due diligence, from time to time, to ensure such compliance.

Management

Directors and Executive Officers

Board of Directors and Officers Prior to Acquisition of Gold Promise

Upon the closing of the reverse acquisition of Golden Promise, each of David F. Stever, our CEO, President, CFO and a director, and Samantha M. Ford, our Secretary, Treasurer and a director, submitted a resignation letter pursuant to which they resigned from all offices that they held effective immediately and from their position as our director that will become effective on the tenth day following the mailing by us of an information statement, or the Information Statement, to our stockholders that complies with the requirements of Section 14f-1 of the Exchange Act.  In addition, our board of directors on April 28, 2010 increased the size of our board of directors to three directors and appointed Hongzhong Li (Chairman), Zhenqi Chen and Xianmin Meng to fill the vacancies created by such resignations and increase in the size of the board, which appointments became effective upon the effectiveness of the resignations of David F. Stever and Samantha M. Ford.  In addition, our executive officers were replaced by the executive officers of Buddha upon the closing of the reverse acquisition as indicated in more detail above.

The resignation of the former directors and executive officers and appointment of the current directors and executive officers both became effective on May 21, 2010.

Executive Officers and Directors upon Completion of Offering

The following table sets forth the names, ages and positions of our directors and executive officers upon completion of this offering:

Name	Age	Position
Hongzhong Li(1)	49	Chief Executive Officer (Baosheng Steel and Buddha) and Director
Yuanmei Ma(1)	39	Chief Financial Officer (Baosheng Steel and Buddha) and Director
Zhenqi Chen(1)	45	Chief Operating Officer (Baosheng Steel and Buddha)
Liwen Chen(1)	44	Vice President, Sales (Baosheng Steel and Buddha)
Hongzhi Fang(1)	42	Vice President, Technology (Baosheng Steel and Buddha)
Jianmin Li(1)	44	Vice President, Production (Baosheng Steel and Buddha)
George Qin(1)	46	Independent Director
Troy Mao(1)	35	Independent Director
Luis Mejia(1)	58	Independent Director

(1)	This individual can be contacted at Baosheng Steel’s address: Dachang Hui Autonomous County Industrial Park, Hebei, 065300 People’s Republic of China.

Hongzhong Li.  Mr. Li has served as Chief Executive Officer and director of Baosheng Steel since he founded it in 1999.  He has served as Buddha’s Chief Executive Officer and director since April 28, 2010.  Mr. Li is a graduate of Hebei Party Committee University, with a degree in philosophy.  He received an Economist Examination Certificate in 1987.  Previous experience includes a position as the Secretary of Dachang Town Party from 1987-1990, Vice Secretary of Dachang County Committee Office from 1990-1992, and Director of Dachang County Beijing-Hebei Associated High-Frequency Welded Pipe Factory from 1992-1998.  Mr. Li was selected as a director because of his experience in Hebei’s steel industry in general and Baosheng Steel’s operations in particular.

Yuanmei Ma.  Ms. Ma was appointed our Chief Financial Officer on July 21, 2010 and as a Director on July 21, 2010.  Prior to becoming our chief financial officer, Ms. Ma served as the chief financial officer of Yihe Pharmaceutical Co., Ltd., a Chinese pharmaceutical company, from August 2009 through June 2010. Ms. Ma took a sabbatical from October 2008 through August 2009.  From September 2005 through October 2008, Ms. Ma served as chief financial officer for Zhongpin Inc., a Chinese hog farming company listed on the NASDAQ Global Select Market (HOGS).  In connection with this service, Ms. Ma assisted with financing, regulatory compliance and preparation of financial statements and related disclosures.  From August 2004 through August 2005, Ms. Ma was Senior Operations Manager, Investment Banking for Daton Securities Co., Ltd., an investment banking firm based in the PRC. From March 2002 through August 2004, Ms. Ma was an Accounting Manager with Neotek International Corporation, (USA), an automobile parts import and export company. From December 1998 through January 2002, Ms. Ma was an Operations Manager in the Asian Project Department for Trans-Pacific Venture Investment, Inc., a financial consulting firm based in the United States. Ms. Ma received her Bachelor of Science in Accounting from Arkansas State University and EMBA degrees from Tsinghua University in Beijing and INSEAD Business School in Fontainebleau, France. Ms. Ma is a licensed CPA in the United States.  Ms. Ma was elected as a director because of her experience in working with U.S. publicly traded companies and her experience with U.S. GAAP.

Zhenqi Chen.  Mr. Chen served as Baosheng Steel’s Chief Financial Officer since it was founded in 1999, and Buddha’s Chief Financial Officer and a director since April 28, 2010.  Upon the hiring of Ms. Ma as Chief Financial Officer (principal accounting and financial officer) on July 21, 2010, Mr. Chen resigned from these posts but continues to serve as our Chief Operating Officer.  Mr. Chen graduated from Hebei Economic & Trade University with a bachelor’s degree in accounting.  Mr. Chen worked in Dachang County Financial Bureau from 1986 to 1999.

Liwen Chen.  Mr. Chen has managed Baosheng Steel’s sales department since it was founded in 1999 and has served as Buddha’s Vice President, Sales since April 28, 2010.  Mr. Chen’s experience includes his service as the Secretary of Dachang County Committee Office from 1985 through 1991, and as the Sales Section Chief of Dachang County Jing-Hebei Associated High-Frequency Welded Pipe Company from 1992-1999.  Mr. Chen graduated from Hebei University in 1988 with a major in business management.

Hongzhi Fang.  Mr. Fang has served as Baosheng Steel’s Vice President, Technology, or Chief Technology Officer, since it was founded in 1999, and our Vice President, Technology since April 28, 2010.  Mr. Fang graduated from Tianjin University of Metallurgy in 1991, majored in metal pressure processing and became a State Registered Engineer in 1993.  Mr. Fang was previously the Director of Tianjin Cold-Rolled Steel Co., Ltd. from 1991 through 1998.

Jianmin Li.  Mr. Li has served as Baosheng Steel’s Vice President, Production since it was founded in 1999, and Buddha’s Vice President, Production since April 28, 2010.  Mr. Li graduated from North China Institute of Aerospace.  His previous work experience includes management roles at Dachang Fertilizer Company from 1985 through 1990, and Director of Dachang County Beijng-Hebei Associated High-Frequency Welded Pipe Factory from 1991 through 1998.

George Qin.  Mr. George Qin has been appointed to serve as a director effective as of the closing date of this offering.  A partner at the accounting firm MaloneBailey LLP since 2007, Mr. Qin has previously worked as an audit manager and an audit senior manager at Deloitte Touche LLP from 2004 through 2007, a senior accounting analyst at Lynondell Chemical Company from 2002 through 2004, and an associate and a senior associate at PricewaterhouseCoopers LLP from 1998 through 2002.  Mr. Qin earned his bachelor’s degree in business administration from Tianjin University and his master’s degree, also in business administration, from Stephen F. Austin State University in Texas.  He is a member of the American Institute of Certified Public Accountants and the Institute of Management Accountants.

Troy Mao.  Mr. Try Mao has been appointed to serve as a director effective as of the closing date of this offering.  Serving as the chief financial officer at China TransInfo Technology Corp (NASDAQ: CTFO) since January 2008, Mr. Mao was previously a senior auditor and senior tax consulstant at Deloitte & Touche, LLP, from 2003 to 2007.  Prior to his career as an auditor, Mr. Mao was a budget analyst at Intrah from December 2002 to May 2003, and an assistant sales manager at Mingo International Ltd. from April 1998 to September 1999.  Mr. Mao was educated at University of International Relations in Beijing as a Japanese major and went on to receive his master's degree in accounting in 2003 from University of North Carolina.

Luis J. Mejia.  Mr. Luis J. Mejia has been appointed to serve as a director effective as of the closing date of this offering.  Currently a managing partner and co-founder of Murdock Capital Partners since 1991, Mr. Mejia has had extensive experience in business and investment, from such previous positions as a managing director at Yorkville Corporation from 1990 through 1991 and a founder and president of Geneva Capital Resources from 1989 through 1991.  Mr. Mejia received a bachelor’s degree in economics and finance and a second bachelor’s degree in business administration in 1977 from the Wharton School of the University of Pennsylvania.

Family Relationships

Ms. Xianmin Meng served as a director of Baosheng Steel since 1999, and has served as a director of Buddha since April 28, 2010.  Ms. Meng is the wife of Hongzhong Li. Ms. Meng’s resignation as a director will become effective on the closing date of this offering.  Ms. Li Meng, while not an officer or director, is a major shareholder and a daughter of Mr. Li and Ms. Meng.  There are no other family relationship among any of our officers and directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Executive Compensation

Summary Compensation Table — Fiscal Years Ended December 31, 2009 and 2008

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officer received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Total ($)
Hongzhong Li, Chief Executive Officer (1)	2009	7,027	7,320	14,347
	2008	7,027	7,320	14,347
David F. Stever, former President (2)	2009	0	0	0
	2008	0	0	0

(1)	Dachang Hui Autonomous County Industrial Park, Hebei, 065300 People’s Republic of China.
(2)         On April 28, 2010, we acquired Gold Promise in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Hongzhong Li became our Chief Executive Officer.  Prior to the effective date of the reverse acquisition, Mr. David Stever served as President of A.G. Volney. He has since resigned. The compensation shown in this table includes the amounts Mr. Li received from Buddha prior to the consummation of the reverse acquisition.  No officer of the company received total compensation of $100,000 or more in either 2009 or 2008.

Employment Agreements

Prior to our reverse acquisition of Gold Promise, our operating affiliate, Baosheng Steel, was a private limited company organized under the laws of the PRC.  In accordance with PRC regulations, the salary of Baosheng Steel’s executives was determined by its shareholders.  In addition, each employee is required to enter into an employment agreement.  Accordingly, all of our employees, including management, have executed their employment agreements.  Our employment agreements with our executives provide the amount of each executive officer’s salary and establish their eligibility to receive a bonus.

Our employment agreements with our executive officers generally provide for a salary to be paid monthly. The agreements also provide that executive officers are to work an average of forty hours per week and are entitled to all legal holidays as well as other paid leave in accordance with PRC laws and regulations and our internal work policies. The employment agreements also provide that we will pay for all mandatory social security programs for our executive officers in accordance with PRC regulations. Our executive officers are subject to keep trade secrets confidential. In addition, our employment agreements with our executive officers prevent them from rendering services for our competitors for so long as they are employed.

Other than the salary, bonuses, equity grants and necessary social benefits required by the government, which are defined in the employment agreement, we currently do not provide other benefits to the officers. Our executive officers are not entitled to severance payments upon the termination of their employment agreements or following a change in control.

We have not provided retirement benefits (other than a state pension scheme in which all of our employees in China participate) or severance or change of control benefits to our named executive officers.

Under Chinese law, we may only terminate employment agreements without cause and without penalty by providing notice of non-renewal one month prior to the date on which the employment agreement is scheduled to expire. If we fail to provide this notice or if we wish to terminate an employment agreement in the absence of cause, then we are obligated to pay the employee one month’s salary for each year we have employed the employee. We are, however, permitted to terminate an employee for cause without penalty to our company, where the employee has committed a crime or the employee’s actions or inactions have resulted in a material adverse effect to us.

Hongzhong Li

We entered into an employment agreement with our chief executive officer, Mr. Hongzhong Li, effective September 16, 2010. Under the terms of that employment agreement, Mr. Li is entitled to the following:

•	Base compensation of approximately $180,000 (RMB1,220,400), payable in 12 equal monthly installments of approximately $15,000 (RMB101,700) each.

•
Options to purchase up to 150,000 shares of our common stock on a cash exercise basis at an exercise price of $8.50 per share, subject to a reduction of the exercise price to the offering price of shares in this offering in the event the proportionate offering price per share of common stock underlying the Units is below $7.75 per share. The options are subject to clawback in the event the agreement is terminated prior to its scheduled expiration, in accordance with the following schedule:

Termination Date	Options Recovered
Before March 15, 2011	125,000
March 16, 2011 – September 15, 2011	100,000
September 16, 2011 – March 15, 2012	75,000
March 16, 2012 – September 15, 2012	50,000
September 16, 2012 – March 15, 2013	25,000

In the event of clawback, Mr. Li is required either to return the options or, in the event the options have been exercised, the realized value from exercise.

•	Reimbursement of reasonable expenses incurred by Mr. Li.

Mr. Li’s employment agreement commenced on September 16, 2010 and is scheduled to expire on September 15, 2013. Mr. Li’s agreement may be terminated at any time by either party upon presentation of 30 days’ prior notice or immediately for cause.

Mr. Li has agreed during the term of the agreement and for two years afterwards not to compete with our company without our prior written consent and not to solicit or induce any of our employees, agents or independent contractors to end their relationships with us or otherwise to compete with our company.  He has further agreed that he will during the term of the agreement and afterwards, maintain the confidentiality of our confidential information.

Yuanmei Ma

We entered into an employment agreement with our chief financial officer, Ms. Yuanmei Ma, effective July 21, 2010. Under the terms of that employment agreement, Ms. Ma is entitled to the following:

•	Base compensation of approximately $118,584 (RMB804,000), payable in 12 equal monthly installments of approximately $9,882 (RMB67,000) each.

•
Options to purchase up to 150,000 shares of our common stock on a cash exercise basis at an exercise price of $8.50 per share, subject to a reduction of the exercise price to the offering price of shares in this offering in the event the proportionate offering price per share of common stock underlying the Units is below $7.75 per share. The options are subject to clawback in the event the agreement is terminated prior to its scheduled expiration, in accordance with the following schedule:

Termination Date	Options Recovered
Before January 21, 2011	125,000
January 21, 2011 – July 20, 2011	100,000
July 21, 2011 – January 20, 2012	75,000
January 21, 2012 – July 20, 2012	50,000
July 21, 2012 – July 20, 2013	25,000

In the event of clawback, Ms. Ma is required either to return the options or, in the event the options have been exercised, the realized value from exercise.

•	Reimbursement of reasonable expenses incurred by Ms. Ma.

Ms. Ma’s employment agreement commenced on July 21, 2010 and is scheduled to expire on July 20, 2013. Ms. Ma’s agreement may be terminated at any time by either party upon presentation of 30 days’ prior notice or immediately for cause.

Ms. Ma has agreed during the term of the agreement and for two years afterwards not to compete with our company without our prior written consent and not to solicit or induce any of our employees, agents or independent contractors to end their relationships with us or otherwise to compete with our company.  She has further agreed that she will during the term of the agreement and afterwards, maintain the confidentiality of our confidential information.

Outstanding Equity Awards at Fiscal Year End

For the year ended December 31, 2009, no director or executive officer has received compensation from us pursuant to any compensatory or benefit plan. There is no plan or understanding, express or implied, to pay any compensation to any director or executive officer pursuant to any compensatory or benefit plan, although we anticipate that we will compensate our officers and directors for services to us with stock or options to purchase stock, in lieu of cash.

Board of Directors and Board Committees

Our board of directors currently consists of three (3) directors. Upon completion of this offering, one director, Xianmin Meng, will resign and we, by amendment to our by-laws, will modify our board structure to provide for a board of directors consisting of five (5) members, including a majority of independent directors. After Xianmin Meng (who is the wife of Hongzhong Li, our chief executive officer) resigns as a member of our board, there will be no family relationships among any of our executive officers and directors. Our directors are currently elected each year at the annual shareholder meeting and hold office until the next annual meeting of shareholders at which their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the Board of Directors.

A director may vote in respect of any contract or transaction in which he is interested; provided, however, that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote on that matter. A general notice or disclosure to the directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof of the nature of a director’s interest shall be sufficient disclosure and after such general notice it shall not be necessary to give special notice relating to any particular transaction. A director may be counted for a quorum upon a motion in respect of any contract or arrangement which he shall make with our company, or in which he is so interested and may vote on such motion.

There are no membership qualifications for directors. Further, there are no share ownership qualifications for directors unless so fixed by us in a general meeting.

Upon completion of this offering, the Board of Directors will maintain a majority of independent directors who are deemed to be independent under the definition of independence provided by NASDAQ Listing Rule 5605(a)(15). George Qin, Lius Mejia, and Troy Mao will serve as our independent directors.

There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

Mr. Hongzhong Li currently holds both the positions of Chief Executive Officer and Chairman of the Board. These two positions have not been consolidated into one position; Mr. Li simply holds both positions at this time. We do not have a lead independent director because of the foregoing reason and also because we believe our independent directors are encouraged to freely voice their opinions on a relatively small company board. We believe this leadership structure is appropriate because we are a smaller reporting company in the process of listing on a public exchange; as such we deem it appropriate to be able to benefit from the guidance of Mr. Li as both our principal executive officer and Chairman of the Board.

Our Board of Directors plays a key role in our risk oversight. The Board of Directors makes all relevant company decisions. As such, it is important for us to have both our Chief Executive Officer and Chief Financial Officer serve on the Board as they play key roles in the risk oversight of our company. As a smaller reporting company with a small board of directors, we believe it is appropriate to have the involvement and input of all of our directors in risk oversight matters.

Board Committees

Currently, three committees have been established under the board: the audit committee, the compensation committee and the nominating committee. The audit committee is responsible for overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company, including the appointment, compensation and oversight of the work of our independent auditors. The compensation committee of the board of directors reviews and makes recommendations to the board regarding our compensation policies for our officers and all forms of compensation, and also administers our incentive compensation plans and equity-based plans (but our board retains the authority to interpret those plans). The nominating committee of the board of directors is responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues. The nominating committee considers diversity of opinion and experience when nominating directors.

Our prospective independent directors, George Qin, Luis Mejia and Troy Mao, have agreed to serve on each of the nominating, audit and compensation committees.  Mr. Mejia has agreed to serve as chair of the nominating committee.  Mr. Mao has agreed to serve as chair of the compensation committee.  Mr. Qin has agreed to serve as chair of the audit committee and as financial expert for audit committee purposes.

Executive and Director Compensation Determination

Prior to our reverse acquisition of Gold Promise, our operating affiliate, Baosheng Steel, was a private limited company organized under the laws of the PRC.  In accordance with PRC regulations, the salary and bonus of Baosheng Steel’s executive officers was determined by its shareholders.

The compensation committee of the board of directors annually reviews the performance and total compensation package for our company’s executive officers, including the Chief Executive Officer; considers the modification of existing compensation, and the adoption of new compensation plans; and recommends appropriate changes to the board of directors, which votes on such recommendations.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our company’s directors and executive officers and persons who own more than ten percent of a registered class of our company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company. We believe that all of these persons have filed all required reports on a timely basis.

Compensation of Directors

No member of our board of directors received any compensation for his services as a director during the year ended December 31, 2009.  Employee directors do not receive any compensation for their services as directors but receive compensation for serving as employees.  Non-employee directors are entitled to receive 5,000 restricted shares for serving as directors of our company.  In addition, the chair of the audit committee is entitled to receive an additional 2,500 restricted shares in recognition of the additional work expected of that position.  In addition, non-employee directors are entitled to receive compensation for their actual travel expenses for each Board of Directors meeting attended, up to a maximum of $6,000 per meeting and $12,000 per year.

Limitation of Director and Officer Liability

Our company’s certificate of incorporation includes provisions that eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors. To the extent Section 102(b)(7) is interpreted, or the Delaware General Corporation Law is amended, to allow similar protections for officers of a corporation, such provisions of our certificate of incorporation shall also extend to those persons. In addition, we have entered into Indemnification Agreements with our Directors, which provide for similar rights.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws, certificate of incorporation and Indemnification Agreements of our company provide that:

•
Our company shall indemnify our directors and officers for serving our company in those capacities or for serving other business enterprises at our company’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the company and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	We may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.
•
Our company is required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•
Our company will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by our company’s board of directors or brought to enforce a right to indemnification.

•
The rights conferred in the bylaws are not exclusive, and our company is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	Our company may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

These indemnification provisions may be sufficiently broad to permit indemnification of our company’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.  Our company may at the discretion of the board of directors purchase and maintain insurance on behalf of any person who holds or who has held any position identified in the paragraph above against any and all liability incurred by such person in any such position or arising out of his status as such.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Related Party Transactions

Transactions with Related Persons

The following includes a summary of transactions since the beginning of 2008, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Control Agreements

On April 2, 2010, HAIC and Baosheng Steel as well as Baosheng Steel’s shareholders entered into the VIE Agreements, pursuant to which Baosheng Steel became HAIC’s contractually controlled affiliate.  The use of such control agreements is a common structure used to control PRC corporations, particularly in certain industries in which foreign investment is restricted or forbidden by the PRC government.  The VIE Agreements are designed to provide HAIC a level of control over Baosheng Steel that is functionally equivalent to the level of control HAIC would have if it instead owned the equity of Baosheng Steel.  The VIE Agreements include:

•	a Consulting Services Agreement through which HAIC has the right to advise, consult, manage and operate Baosheng Steel and collect and own all of the net profits of Buddha;
•
an Operating Agreement through which HAIC has the right to recommend director candidates and appoint the senior executives of Baosheng Steel, approve any transactions that may materially affect the assets, liabilities, rights or operations of Baosheng Steel, and guarantee the contractual performance by Baosheng Steel of any agreements with third parties, in exchange for a pledge by Baosheng Steel of its accounts receivable and assets;

•
a Voting Rights Proxy Agreement under which the owners of Baosheng Steel have vested their collective voting control over Baosheng Steel to HAIC and will only transfer their equity interests in Baosheng Steel to HAIC or its designee(s);

•	an Option Agreement under which the owners of Baosheng Steel have granted to HAIC the irrevocable right and option to acquire all of their equity interests in Baosheng Steel; and
•
an Equity Pledge Agreement under which the owners of Baosheng Steel have pledged all of their rights, titles and interests in Baosheng Steel to HAIC to guarantee Baosheng Steel’s performance of its obligations under the Consulting Services Agreement.

Mr. Hongzhong Li, our Chairman and Chief Executive Officer and controlling stockholder, is a director of HAIC and chief executive officer and controlling stockholder of Baosheng Steel.

Shareholder Relationships with A.G. Volney

During the year ended December 31, 2009, Inna Sheveleva, a shareholder of A.G. Volney, and David Stever, President and a shareholder of A.G. Volney, were customers of A.G. Volney accounting for 15% of the sales revenue of A.G. Volney during that period.

As of March 31, 2010, two major shareholders of A.G. Volney, Joseph C. Passalaqua and Mary Passalaqua, had outstanding loans to our company totaling $154,596.  These loans were payable on demand and carried a simple interest rate between 8% and 18% per annum.  As of March 31, 2010 the notes had $8,486 of interest due.  On April 28, 2010, A.G. Volney issued 5,920,027 shares of its common stock to Mr. Passalaqua to retire approximately $187,000 in debts of A.G. Volney owed to Joseph and Mary Passalaqua.

As of December 31, 2009, A.G. Volney incurred a liability to Lyboldt-Daly in the amount of $6,700.  Lyboldt-Daly completed the bookkeeping and internal accounting for A.G. Volney.  Joseph Passalaqua is President of Lyboldt-Daly and a major shareholder in A.G. Volney.  Total bookkeeping services for the three month period ended March 31, 2010 were $1,100.

Shareholder Relationships with Baosheng Steel

Prior to the acquisition of Gold Promise by A.G. Volney, certain related parties were issued loans by Baosheng Steel.

As of June 30, 2010 and December 31, 2009 and 2008, the balances due from related parties to Baosheng Steel were as follows:

	June 30,	December 31,
	2010	2009	2008
Xianmin Meng	$0	$171,208	$171,320

Hongzhong Li	0	187,566	715,356

Total	$0	$358,774	$886,676

As of the date of this filing, all balances have been repaid and no loans to these related parties are outstanding.

As of June 30, 2010 and December 31, 2009 and 2008, there were also balances due to related parties, the balances as follows:

	June 30,	December 31,
	2010	2009	2008
Hebei Buddha Engineering Technology Co. Ltd.	$0	$131,830	$1,587,234

Mr. Hongzhong Li, our CEO and controlling beneficial owner, is the Chairman and the controlling shareholder of Buddha and the husband of Xianmin Meng.  Hebei Buddha Engineering Technology Co., Ltd. is an affiliated company also owned by Hongzhong Li.  The balances with the related parties have no fixed repayment terms. These balances are unsecured, interest-fee and due upon demand.  All balances due to or from related parties have been repaid as of the date of this filing.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

Principal Shareholders

The following table sets forth information regarding beneficial ownership of our common stock as of September 17, 2010 by (i) any person or group with 5 percent or more of any class of voting securities, (ii) each director, (iii) our chief executive officer and each other executive officer whose cash compensation for the most recent fiscal year exceeded $100,000 and (iv) all such executive officers and directors as a group.  Unless otherwise specified, the address of each of the persons set forth below is in care of our company, Dachang Hui Autonomous County Industrial Park, Hebei, 065300 People’s Republic of China.  Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table to our knowledge have sole voting and investment power with respect to all shares of securities shown as beneficially owned by them.

Name and Address of Beneficial Owner	Office, if Any	Amount and Nature of Beneficial Ownership	Percent Ownership and Voting Power	Post- Offering Ownership and Voting Power Percentage

Officers and Directors
Hongzhong Li(1)	Chairman, Chief Executive Officer and Director	7,535,925	75.2%	____ %
Zhenqi Chen(2)	Chief Operating Officer and Director	0	0%	0%
Yuanmei Ma(2)(3)	Chief Financial Officer and Director Appointee	25,000	0.2%	____ %
Liwen Chen(2)	Vice President, Sales	0	0%	0%
Hongzhi Fang(2)	Vice President, Technology	0	0%	0%
Jianmin Li(2)	Vice President, Production	0	0%	0%
George Qin(2)	Director Appointee	0	0%	0%
Troy Mao(2)	Director Appointee	0	0%	0%
Luis Mejia(2)	Director Appointee	0	0%	0%
Xianmin Meng(1)	Director	7,535,925	75.2%	____ %

All officers and directors as a group (10 individuals)		7,560,925	75.2%	____ %

5% Security Holders
Belmont Partners LLC 360 Main St. Washington, VA 20186		651,750	6.5%	____ %
Meng Li(1) Dachang Hui Autonomous County Industrial Park, Hebei, PRC 065300		7,535,925	75.2%	____ %

(1)
6,560,950 of these shares are owned by Crowning Elite Limited, a BVI limited company, 101 Montgomery St., Suite 1950, San Francisco, CA 94104.  Hongzhong Li is the sole director of Crowning Elite Limited and also has an option to purchase 100% of the shares of Crowning Elite Limited, which option vests over three years. 949,975 of such shares are owned by Meng Li, who is the daughter of Hongzhong Li.  Ms. Li’s address is 101 Montgomery St., San Francisco, CA 94104.  Mr. Li’s address is shown above, under the listing of all directors and officers. Mr. Li is therefore the beneficial owner of the shares owned both by Crowning Elite Limited and Ms. Li.

(2)	These individuals have the same address as Mr. Li.
(3)	Includes 25,000 options exercisable within 60 days hereof that are not subject to clawback upon termination.

Changes in Control

On April 28, 2010, A.G. Volney entered into a Share Exchange Agreement with Gold Promise, the shareholders of Gold Promise, and Baosheng Steel.  This Share Exchange Agreement effected a reverse acquisition in which A.G. Volney acquired all of the outstanding shares of Gold Promise and, in exchange, issued to the former Gold Promise shareholders 10,000 shares of its Series A Preferred stock, then constituting 98.75% of its issued and outstanding capital stock on an as-converted to common stock basis.  As a result of this reverse acquisition, Gold Promise became a wholly-owned subsidiary of A.G. Volney.  The share exchange resulted in a change in control of A.G. Volney.

Also on April 28, 2010, David F. Stever, the President, CEO, CFO and a director of A.G. Volney, and Samantha M. Ford, the Secretary and a director of A.G. Volney, each submitted a resignation letter pursuant to which they resigned from all offices that they held effective immediately and from their positions as directors of A.G. Volney that became effective on June 11, 2010, the tenth day following the mailing by us of an information statement, or the Information Statement, to our stockholders that complies with the requirements of Section 14f-1 of the Exchange Act.  In addition, our board of directors on April 28, 2010 increased the size of the Board of Directors to three directors and appointed Hongzhong Li (Chairman), Zhenqi Chen and Xianmin Meng to fill the vacancies created by such resignations and increase in the size of the Board, which appointments became effective upon the resignations of David F. Stever and Samantha M. Ford on June 11, 2010.

On April 28, 2010, we filed an Information Statement on Schedule 14F with the SEC relating to a potential change in control of our board of directors containing the information required under Rule 14f-1 of the Exchange Act.

On April 28, 2010, Crowning Elite Limited, or “Crowning Elite,” being the record holder of 6,644 shares of our Series A Convertible Preferred Stock, constituting 65.6% of the voting power of our issued and outstanding shares of our Common Stock and Series A Preferred Stock, voting together as a single class, consented in writing to amend our Certificate of Incorporation to change our name to “Buddha Steel, Inc.” and authorize the board of directors to effect the Reverse Stock Split of the outstanding shares of common stock.  We amended our Certificate of Incorporation to reflect such changes on June 7, 2010 and the Reverse Split was approved by the Financial Industry Regulatory Authority on June 11, 2010.

Our Board of Directors unanimously approved the filing of a Certificate of Designation designating and authorizing the issuance of up to 10,000 shares of our Series A Preferred Stock.  The Certificate of Designation was filed on April 27, 2010.  Pursuant to the Conversion, shares of our Series A Preferred Stock then were converted automatically into shares of common stock on the basis of one share of Series A Preferred Stock for 987.5 shares of common stock immediately subsequent to Reverse Stock Split.  Upon the Reverse Stock Split, the 10,000 outstanding shares of Series A Preferred Stock converted into 9,875,001 shares of common stock, which constitute 98.75% of the outstanding common stock of Buddha.  In addition, prior holders of 125,040 shares of common stock continued to hold those shares.

After the Reverse Stock Split and the Conversion of preferred stock into common stock, 10,000,041 shares of our common stock are issued and outstanding and no shares of preferred stock are issued and outstanding.

Description of Capital Stock

We were originally incorporated on March 6, 1997 under the laws of the State of Delaware.  As of the date of this prospectus, we are authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

The following are summaries of the material provisions of our amended and restated certificate of incorporation and by-laws that will be in force at the time of the closing of this offering and the certain laws of the State of Delaware, insofar as they relate to the material terms of our common stock. The forms of our certificate of incorporation and by-laws are filed as exhibits to the registration statement of which this prospectus is a part.

Units

Each Unit sold in the offering consists of two shares of common stock and one Warrant.  The Units will not trade publicly and will instead separate into common stock and warrants. The warrants will not trade publicly.

Common Stock

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating affiliate and subsidiaries and other holdings and investments. In addition, our operating subsidiary in the PRC, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing shareholders will be diluted.

Following the effectiveness of the Reverse Stock Split and Conversion on June 11, 2010, there are 10,000,041 shares of our common stock issued and outstanding.

Preferred Stock

Pursuant to the Reverse Stock Split and Conversion completed on June 11, 2010, we have no preferred stock issued and outstanding.  We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

Series A Convertible Preferred Stock

In accordance with our Certificate of Incorporation, our Board of Directors unanimously approved the filing of a Certificate of Designation designating and authorizing the issuance of up to 10,000 shares of our Series A Convertible Preferred Stock (“Series A Preferred Stock”).  The Certificate of Designation was filed on April 27, 2010. Upon completion of the Conversion, all shares of our Series A Preferred Stock converted into common stock.  As of the date of this prospectus, no shares of our Series A Preferred Stock are outstanding.

Warrants

Number of Warrants; Warrant Agent; Duration of Warrants

Each Unit purchased includes one Warrant.  Each warrant entitles the holder to purchase one share of common stock at an exercise price per share equal to 62.5% of the public offering price per Unit (or 125% of the proportionate price per share of common stock underlying the Units), or $____________ per share, during the five-year period commencing on the date of this prospectus. The warrants are being issued pursuant to a Warrant Agreement entered into between us and Pacific Stock Transfer Company, as warrant agent. The Warrants will be issued separately from the common stock included in the Units offered hereby and may be transferred separately immediately thereafter. The warrants may be in certificated form or represented by one or more book-entry certificates.

Exercise and Expiration of Warrants

The Warrants are exercised by surrendering to us a warrant certificate evidencing the warrants to be exercised, with the exercise form included therein duly completed and executed, and paying to us the exercise price per share in cash or check payable to us.  The Warrants may be exercised on a cashless or net basis to the extent the underlying shares are not registered or exempt from registration.  Stock certificates with respect to shares of common stock purchased through the exercise of warrants will be issued as soon thereafter as practicable.

We may cancel the warrants on thirty days’ notice, in whole or in part and if in part, by lot, at any time following the date that is the six (6) month anniversary of the effective date of the registration statement of which is this prospectus is part if the closing price of our common stock exceeds $_______ per share for at least ten (10) trading days within any period of twenty (20) consecutive trading days. The date upon which we may cancel such Warrants must be a date which is thirty (30) calendar days after we file a current report on Form 8-K following the satisfaction of the conditions described above, or such longer time as may be required by regulatory authorities.  During such time, holders of Warrants shall be permitted to exercise such Warrants.

As long as any Warrants remain outstanding, the shares of common stock to be issued upon the exercise of Warrants will be adjusted in the event of one or more stock splits, readjustments or reclassifications.  In the event of the foregoing, the remaining number of shares of common stock still subject to the Warrants shall be increased or decreased to reflect proportionately the increase or decrease in the number of shares outstanding, and the exercise price per share shall be decreased or increased as the case may be, in the same proportion.

We have reserved a sufficient number of shares of common stock for issuance upon exercise of the Warrants and such shares, when issued in accordance with the terms of the Warrants, will be fully paid and non-assessable.  The shares so reserved are included in the Registration Statement of which this prospectus is a part.  We are required to use our best efforts to maintain an effective registration statement and current prospectus relating to these shares at all time when the market price of the shares exceeds the exercise price of the Warrants until the Warrants expire.  We intend to use this registration statement and prospectus to cover the warrant exercises.  We plan to file all post-effective amendments to the registration statements and supplement to the prospectus required to be filed under the Securities Act.  However, we cannot assure you that an effective registration statement or current prospectus will be available at the time you desire to exercise your Warrants.

Fractional shares will not be issued upon the exercise of Warrants, and no payment will be made with respect to any fractional share of common stock to which any warrant holder might otherwise be entitled upon exercise of Warrants.  No adjustments as to previously declared or paid cash dividends, if any, will be made upon any exercise of Warrants.

The holders of the Warrants as such are not entitled to vote, receive dividends or to exercise any of the rights of the holders of common stock for any purpose until such Warrants shall have been duly exercised and payment of the purchase price shall have been made.  There is currently no market for the Warrants and there is no assurance that any such market will ever develop. Indeed, we do not intend to list the warrants for trading.

For the life of the Warrants, the warrant holders are given the opportunity to profit from the rise in market value of our common stock, if any, at the expense of the holders of common stock and we might be deprived of favorable opportunities to secure additional equity capital, if it should then be needed, for the purpose of its business.  A warrant holder may be expected to exercise the Warrants at a time when, we, in all likelihood, would be able to obtain equity capital, if we need capital at such time, by a public sale of a new offering on terms more favorable than those provided in the Warrants.

If upon exercise of the Warrants the exercise price is less than the book value per share, the exercise will have a dilutive effect upon the warrant holder’s investment.

The Underwriter Warrants are described in the section of this prospectus entitled “Underwriting and Plan of Distribution.”

Anti-takeover Effects of Our Certificate of Incorporation and By-laws

Our certificate of incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of our company or changing its board of directors and management. According to our Bylaws and Articles of Incorporation, neither the holders of our company’s common stock nor the holders of our company’s preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our company’s issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our company’s board of directors or for a third party to obtain control of our company by replacing our board of directors.

Anti-takeover Effects of Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

•
at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our amended and restated certificate of incorporation could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Transfer Agent and Registrar

Our independent stock transfer agent is Pacific Stock Transfer Company, 4045 S. Spencer Street, Suite 403, Las Vegas, NV 89119.

Voting rights

Any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of the shareholders entitled to vote on such action and may be effected by a resolution in writing. At each general meeting, each shareholder who is present in person or by proxy (or, in the case of a shareholder being another corporation, by its representative) will have one vote for each share of common stock which such shareholder holds.

Election of directors

Delaware law permits cumulative voting for the election of directors only if expressly authorized in the certificate of incorporation.  Our certificate of incorporation denies holders of our common stock cumulative voting rights in the election of directors, meaning that stockholders owning a majority of our outstanding shares of common stock will be able to elect all of our directors.

Meetings

We must provide written notice of all meetings of shareholders, stating the time, place and, in the case of a special meeting of shareholders, the objective thereof, at least 10 days before the date of the proposed meeting to each shareholder shown on our records. Our board of directors shall call a special meeting upon the written request of shareholders holding at least 25% of our outstanding voting shares. In addition, our President or board of directors may call a special meeting of shareholders.

A simple majority of the capital stock issued and outstanding, represented in person or by proxy, shall constitute a quorum for the transaction of business at any shareholders’ meeting.

Rights and Preferences

Shareholders have no preemptive, conversion, or other rights, and there are no redemption or sinking fund provisions applicable to the common stock.

Transfer of shares

Subject to the restrictions in the lock-up agreements with our underwriters described in “Shares Eligible for Future Sale—Lock-Up Agreements” and applicable securities laws, any of our shareholders may transfer all or any of his or her shares of common stock. Shares shall be transferable only on our books or the books of our authorized transfer agent.

Liquidation

Upon our voluntary involuntary liquidation, dissolution or winding up, our net assets available for distribution will be distributed pro rata to the holders of our common stock.

Shares Eligible for Future Sale

A liquid trading market for our common stock may not develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares of common stock issued upon exercise of outstanding options and exercise of the warrants offered in this prospectus in the public market after this offering or the anticipation of those sales could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

Upon the completion of the offering, we will have outstanding _____________ shares of common stock, assuming no exercise of outstanding options and not including any shares underlying the warrants contained within the Units issued in the offering or the Underwriter Warrants. Of these shares, the ___________ shares of common stock underlying the Units sold in this offering will be freely tradable without restriction under the Securities Act, except that any shares purchased by our “affiliates,” as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. The remaining approximately ________ shares of common stock outstanding will be restricted shares held by existing shareholders that could be sold pursuant to Rule 144. We have not agreed to register these restricted shares. We have not issued any warrants to purchase our common stock or other securities convertible into our common stock.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of our company at the time of sale, or at any time during the preceding three months, and who has beneficially owned restricted shares for at least six months, would be entitled to sell within any three-month period a number of shares of our common stock that does not exceed the greater of 1% of the then outstanding common stock or the average weekly trading volume of shares of common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about our company. See “Shares Eligible for Future Sale – Lock-Up Agreements”

A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his or her common stock for at least six months, would be entitled under Rule 144 to sell such shares without regard to any manner of sale, notice provisions or volume limitations described above. Any such sales must comply with the current public information provision of Rule 144 until our common stock has been held for one year.

Rule 701

Securities issued in reliance on Rule 701 are also restricted and may be sold by shareholders other than affiliates of our company subject only to manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its six-month holding period requirement.

Lock-Up Agreements

Each of our existing 5% shareholders, officers and directors has agreed with us not to sell or otherwise transfer any common shares for one year after the date of this prospectus. Specifically, we and such shareholders have agreed not to directly or indirectly:

•	offer, pledge, sell, contract to sell or otherwise dispose of any common shares;
•	sell any option or contract to purchase any common shares;
•	purchase any option or contract to sell any common shares;
•	grant any option, right or warrant for the sale of any common shares, except pursuant to our stock option plan;
•	lend or otherwise dispose of or transfer any common shares;
•	request or demand that we file a registration statement related to any of our common shares;
•
enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of any common shares whether any such swap or transaction is to be settled by delivery of common shares or other securities, in cash or otherwise.

These lock-up agreements apply to our common shares and to securities convertible into, or exchangeable or exercisable for, or repayable with, our common shares. It also applies to our common shares owned now acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Summary of Shares Available for Future Sale

The following table summarizes the total shares potentially available for future sale.

Shares	Date Available for Sale
Currently outstanding shares: 10,000,041
__________	After 90 days from the date of effectiveness or commencement of sales of the public offering, subject to compliance with Rule 144.
__________	After one year from the date of effectiveness or commencement of sales of the public offering, subject to compliance with Rule 144.
Shares contained within Units offered in this offering: __________	After the date of this prospectus, these shares will be freely tradable.
Shares underlying warrants contained within Units offered in this offering: __________	After the date of this prospectus and exercise of the warrants, these shares will be freely tradable.
Shares underlying Underwriter Warrants: __________	After 180 days from the date of effectiveness or commencement of sales of the public offering conducted concurrently herewith and exercise of the warrants, these shares will be freely tradable.

Taxation

Material United States Federal Income Tax Considerations

General

The following is a general summary of certain material U.S. federal income tax consequences to an investor of the acquisition, ownership and disposition of the common stock purchased by the investor pursuant to this Offering. This discussion assumes that an investor will hold each share of our common stock issued and purchased pursuant to this Offering as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of that investor’s particular circumstances. In addition, this discussion does not address (a) U.S. federal non-income tax laws, such as estate or gift tax laws, (b) state, local or non-U.S. tax consequences, or (c) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, broker-dealers, taxpayers that have elected mark-to-market accounting, taxpayers subject to the alternative minimum tax provisions of the Code, tax-exempt entities, governments or agencies or instrumentalities thereof, regulated investment companies, real estate investment trusts, persons whose functional currency is not the U.S. dollar, U.S. expatriates or former long-term residents of the United States, or investors that acquire, hold, or dispose of our common stock as part of a straddle, hedge, wash sale, constructive sale or conversion transaction or other integrated transaction. Additionally, this discussion does not consider the tax treatment of entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes or of persons who hold our common stock through such entities. The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. Thus, partnerships, other pass-through entities and persons holding our common stock through such entities should consult their own tax advisors.

This discussion is based on current provisions of the Code, its legislative history, U.S. Treasury regulations promulgated under the Code, judicial opinions, and published rulings and procedures of the U.S. Internal Revenue Service (“IRS”), all as in effect on the date of this prospectus. These authorities are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed below, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “U.S. person” means a person that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States or of any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations. As used in this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is a U.S. person, and the term “non-U.S. holder” means a beneficial owner of our common stock (other than an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. person.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS, AND ANY APPLICABLE TAX TREATY.

U.S. Holders

Taxation of Distributions

If we pay cash distributions to U.S. holders of shares of our common stock, the distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess generally will be treated as gain from the sale or other disposition of the common stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Any dividends we pay to a U.S. holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends-received deduction if the applicable holding period and other requirements are satisfied. With certain exceptions, if the applicable holding period and other requirements are satisfied, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains for tax years beginning on or before December 31, 2010, after which the tax rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income.

If PRC taxes apply to any dividends paid to a U.S. holder on our common stock, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and a U.S. holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. holders are urged to consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

In general, a U.S. holder must treat any gain or loss recognized upon a sale, taxable exchange, or other taxable disposition of our common stock as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. In general, a U.S. holder will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in the common stock so disposed of. Long-term capital gain recognized by a non-corporate U.S. holder generally will be subject to a maximum tax rate of 15 percent for tax years beginning on or before December 31, 2010, after which the maximum long-term capital gains tax rate is scheduled to increase to 20 percent. The deduction of capital losses is subject to various limitations.

If PRC taxes apply to any gain from the disposition of our common stock by a U.S. holder, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and a U.S. holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Non-U.S. Holders

Taxation of Distributions

In general, any distribution we make to a non-U.S. holder of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute a dividend for U.S. federal income tax purposes. Provided such dividend is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, such dividend generally will be subject to U.S. federal withholding tax at a rate of 30 percent of the gross amount of the dividend, unless we are treated as an “80/20 company” for U.S. federal income tax purposes, as described below, or such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN). Any distribution not constituting a dividend will be treated first as reducing the non-U.S. holder’s adjusted tax basis in its shares of our common stock (but not below zero) and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

You should be aware of the possibility that we may qualify as an “80/20 company” for U.S. federal income tax purposes. In general, a domestic corporation is an 80/20 company if at least 80 percent of its gross income during an applicable testing period is, directly or through subsidiaries, “active foreign business income.” The 80 percent test is applied on a periodic basis. If we qualify as an 80/20 company, a percentage of any dividend paid by us generally will not be subject to U.S. federal withholding tax. You should consult with your own tax advisors regarding the amount of any such dividend subject to withholding tax in this circumstance.

Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate tax rates applicable to U.S. persons. If the non-U.S. holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30 percent (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of common stock, unless:

•
the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States. (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
•
we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period for the common stock disposed of, and, generally, in the case where our common stock is regularly traded on an established securities market, the non-U.S. holder has owned, directly or indirectly, more than 5 percent of the common stock disposed of, at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period for the common stock disposed of. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable tax treaty provides otherwise, gain described in the first and third bullet points above generally will be subject to U.S. federal income tax, net of certain deductions, at the same tax rates applicable to U.S. persons. Any gains described in the first bullet point above of a non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30 percent rate (or a lower applicable tax treaty rate). Any U.S. source capital gain of a non-U.S. holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30 percent U.S. federal income tax (or a lower applicable tax treaty rate).

In connection with the third bullet point above, we generally will be classified as a USRPHC if the fair market value of our “United States real property interests” equals or exceeds 50 percent of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we currently are not a USRPHC, and we do not anticipate becoming a USRPHC (although no assurance can be given that we will not become a USRPHC in the future).

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each holder the amount of dividends and certain other distributions we pay to such holder on our common stock and the amount of tax, if any, withheld with respect to those distributions. In the case of a non-U.S. holder, copies of the information returns reporting those distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of our common stock to or through the U.S. office (and in certain cases, the foreign office) of a broker.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28 percent, generally will apply to distributions made on our common stock to, and the proceeds from sales and other dispositions of our common stock by, a non-corporate U.S. holder who:

•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that backup withholding is required; or
•	in certain circumstances, fails to comply with applicable certification requirements.

A non-U.S. holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. holder’s or a non-U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

Material PRC Income Tax Considerations

The following discussion summarizes the material PRC income tax considerations relating to the ownership of our common stock following the consummation of this Offering.

Resident Enterprise Treatment

On March 16, 2007, the Fifth Session of the Tenth National People’s Congress passed the Enterprise Income Tax Law of the People’s Republic of China, or the EIT Law, which became effective on January 1, 2008. Under the EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises.” Pursuant to the EIT Law and its implementing rules, enterprises established outside China whose “de facto management bodies” are located in China are considered “resident enterprises” and subject to the uniform 25% enterprise income tax rate on global income. According to the implementing rules of the EIT Law, “de facto management body” refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise.

The EIT Law and the interpretation of many of its provisions, including the definition of “resident enterprise,” are unclear. It is also uncertain how the PRC tax authorities would interpret and implement the EIT Law and its implementing rules. Generally, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions, which own a 100% equity interest in a PRC operating entity. Our management is substantially based in China and expected to be based in China in the future, although some of our directors are not PRC nationals. It remains uncertain whether the PRC tax authorities would determine that we are a “resident enterprise” or a “non-resident enterprise.”

Given the short history of the EIT law and lack of applicable legal precedent, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a non-PRC company such as us. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of tax consequences could follow. First, we could be subject to the enterprise income tax at a rate of 25% on our global taxable income. Second, the EIT Law provides that dividend income between “qualified resident enterprises” is exempt from income tax. It is unclear whether the dividends we or Gold Promise receives would constitute dividend income between “qualified resident enterprises” and would therefore qualify for tax exemption.

As of the date of this prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us or Gold Promise. However, since it is not anticipated that we or Gold Promise would receive dividends or generate other income in the near future, we and Gold Promise are not expected to have any income that would be subject to the 25% enterprise income tax on global income in the near future. We and Gold Promise will consult with the PRC tax authorities and make any necessary tax payment if we or Gold Promise (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determines that we or Gold Promise is a resident enterprise under the EIT Law, and if we or Gold Promise were to have income in the future.

Dividends from Buddha

If we or Gold Promise is not treated as resident enterprises under the EIT Law, then dividends that we or Gold Promise receives may be subject to PRC withholding tax. The EIT Law and the implementing rules of the EIT Law provide that (A) an income tax rate of 25% will normally be applicable to investors that are “non-resident enterprises,” or non-resident investors, which (i) have establishments or premises of business inside China, and (ii) the income in connection with their establishment or premises of business is sourced from China or the income is earned outside China but has actual connection with their establishments or places of business inside China, and (B) an income tax rate of 10% will normally be applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

As described above, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions, on a case-by-case basis. We and Gold Promise are holding companies and substantially all of our income and that of Gold Promise may be derived from dividends. Thus, if we or Gold Promise is considered a “non-resident enterprise” under the EIT Law and the dividends paid to us and Gold Promise are considered income sourced within China, such dividends received may be subject to the income tax described in the foregoing paragraph.

The State Council of the PRC or a tax treaty between China and the jurisdictions in which the non-PRC investors reside may reduce such income tax. Pursuant to the Double Tax Avoidance Arrangement between Hong Kong and Mainland China, if the Hong Kong resident enterprise owns more than 25% of the equity interest in a company in China, the 10% withholding tax on the dividends the Hong Kong resident enterprise received from such company in China is reduced to 5%. We are a U.S. holding company, and we have a subsidiary Hong Kong (Gold Promise), which in turns owns a 100% equity interest in Buddha. If Gold Promise is considered a Hong Kong resident enterprise under the Double Tax Avoidance Arrangement and is considered as a “non-resident enterprise” under the EIT Law, the dividends paid to Gold Promise by Baosheng Steel may be subject to the reduced income tax rate of 5% under the Double Tax Avoidance Arrangement. However, based on the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, issued on February 20, 2009 by the State Administration of Taxation, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment.

As of the date of this prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us or Gold Promise. As indicated above, however, Baosheng Steel is not expected to pay any dividends in the near future. We and Gold Promise will consult with the PRC tax authorities and make any necessary tax withholding if, in the future, Baosheng Steel were to pay any dividends and we or Gold Promise (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determines that we or Gold Promise is a non-resident enterprise under the EIT Law.

Dividends that Non-Resident Investors Receive From Us; Gain on the Sale or Transfer of Our Common Stock

If dividends payable to (or gains recognized by) our non-resident investors are treated as income derived from sources within the PRC, then the dividends that non-resident investors receive from us and any such gain on the sale or transfer of our common stock, may be subject to taxes under PRC tax laws.

Under the EIT Law and the implementing rules of the EIT Law, PRC income tax at the rate of 10% is applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of common stock by such investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC.

The dividends paid by us to non-resident investors with respect to our common stock, or gain non-resident investors may realize from sale or the transfer of our common stock, may be treated as PRC-sourced income and, as a result, may be subject to PRC tax at a rate of 10%. In such event, we also may be required to withhold a 10% PRC tax on any dividends paid to non-resident investors. In addition, non-resident investors in our common stock may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of our common stock after the consummation of the Offering if such non-resident investors and the gain satisfies the requirements under the EIT Law and its implementing rules. However, under the EIT Law and its implementing rules, we would not have an obligation to withhold income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of our common stock from and after the consummation of this Offering.

If we were to pay any dividends in the future, we would again consult with the PRC tax authorities and if we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we must withhold PRC tax on any dividends payable by us under the EIT Law, we will make any necessary tax withholding on dividends payable to our non-resident investors. If non-resident investors as described under the EIT Law (including U.S. investors) realized any gain from the sale or transfer of our common stock and if such gain were considered as PRC-sourced income, such non-resident investors would be responsible for paying 10% PRC income tax on the gain from the sale or transfer of our common stock. As indicated above, under the EIT Law and its implementing rules, we would not have an obligation to withhold PRC income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of our common stock from and after the consummation of this Offering.

Penalties for Failure to Pay Applicable PRC Income Tax

Non-resident investors in us may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of our common stock after the consummation of this Offering if such non-resident investors and the gain satisfies the requirements under the EIT Law and its implementing rules, as described above.

According to the EIT Law and its implementing rules, the PRC Tax Administration Law (the “Tax Administration Law”) and its implementing rules, the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises (the “Administration Measures”) and other applicable PRC laws or regulations (collectively the “Tax Related Laws”), where any gain derived by non-resident investors from the sale or transfer of our Securities is subject to any income tax in China, and such non-resident investors fail to file any tax return or pay tax in this regard pursuant to the Tax Related Laws, they may be subject to certain fines, penalties or punishments, including without limitation: (1) if a non-resident investor fails to file a tax return and present the relevant information in connection with tax payments, the competent tax authorities shall order it to do so within the prescribed time limit and may impose a fine up to RMB 2,000, and in egregious cases, may impose a fine ranging from RMB 2,000 to RMB 10,000; (2) if a non-resident investor fails to file a tax return or fails to pay all or part of the amount of tax payable, the non-resident investor shall be required to pay the unpaid tax amount payable, a surcharge on overdue tax payments (the daily surcharge is 0.05% of the overdue amount, beginning from the day the deferral begins), and a fine ranging from 50% to 500% of the unpaid amount of the tax payable; (3) if a non-resident investor fails to file a tax return or pay the tax within the prescribed time limit according to the order by the PRC tax authorities, the PRC tax authorities may collect and check information about the income items of the non-resident investor in China and other payers (the “Other Payers”) who will pay amounts to such non-resident investor, and send a “Notice of Tax Issues” to the Other Payers to collect and recover the tax payable and impose overdue fines on such non-resident investor from the amounts otherwise payable to such non-resident investor by the Other Payers; (4) if a non-resident investor fails to pay the tax payable within the prescribed time limit as ordered by the PRC tax authorities, a fine may be imposed on the non-resident investor ranging from 50% to 500% of the unpaid tax payable; and the PRC tax authorities may, upon approval by the director of the tax bureau (or sub-bureau) of, or higher than, the county level, take the following compulsory measures: (i) notify in writing the non-resident investor’s bank or other financial institution to withhold from the account thereof for payment of the amount of tax payable, and (ii) detain, seal off, or sell by auction or on the market the non-resident investor’s commodities, goods or other property in a value equivalent to the amount of tax payable; or (5) if the non-resident investor fails to pay all or part of the amount of tax payable or surcharge for overdue tax payment, and can not provide a guarantee to the tax authorities, the tax authorities may notify the frontier authorities to prevent the non-resident investor or their legal representative from leaving China.

Enforceability of Civil Liabilities

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

AllBright Law Offices, our counsel as to Chinese law, has advised us that there is uncertainty as to whether the courts of China would (1) recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (2) be competent to hear original actions brought in each respective jurisdiction, against us or such persons predicated upon the securities laws of the United States or any state thereof.

AllBright Law Offices has advised us that the recognition and enforcement of foreign judgments are provided for under the Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions. China does not have any treaties or other agreements with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether a Chinese court would enforce a judgment rendered by a court in either of these two jurisdictions.

Underwriting and Plan of Distribution

Subject to the terms and conditions of an underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters for which Ladenburg Thalmann & Co. Inc. is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of Units offered in this offering set forth opposite their respective names below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Name	Number of Units
Ladenburg Thalmann & Co. Inc.

Nature of Underwriting Commitment

The underwriting agreement provides that the underwriters are committed to purchase on a several but not joint basis all Units offered in this offering, other than those covered by the overallotment option described below, if the underwriters purchase any of these securities. The underwriting agreement provides that the obligations of the underwriters to purchase the Units offered hereby are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of other events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to the authorization and the validity of the Units being accepted for listing on the NASDAQ Global Market and to various other customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions of our counsel.

State Blue Sky Information

We intend to offer and sell the Units offered hereby to retail customers and institutional investors in all 50 states. However, we will not make any offer of these securities in any jurisdiction where the offer is not permitted.

Pricing of Securities

The underwriters have advised us that they propose to offer the Units directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers that are members of the Financial Industry Regulatory Authority (FINRA), at such price less a concession not in excess of $______ per Unit. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $______ per Unit to certain brokers and dealers. After this offering, the offering price and concessions and discounts to brokers and dealers and other selling terms may from time to time be changed by the underwriters. These prices should not be considered an indication of the actual value of our shares and are subject to change as a result of market conditions and other factors. No variation in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The public offering price for the Units was determined by negotiation between us and the underwriters. The principal factors considered in determining the public offering price of the Units included:

•	the information in this prospectus and otherwise available to the underwriters;
•	the history and the prospects for the industry in which we will compete;
•	the current stock price;
•	our current financial condition and the prospects for our future cash flows and earnings;
•	the general condition of the economy and the securities markets at the time of this offering;
•	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and
•	the public demand for our securities in this offering.

We cannot be sure that the public offering price will correspond to the price at which our shares will trade in the public market following this offering or that an active trading market for our shares will develop and continue after this offering.

Commissions and Discounts

The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us, assuming a $______ offering price. The information assumes either no exercise or full exercise by the underwriters of the overallotment option.
Total
	Per Unit	Without Overallotment	With Overallotment
Public offering price	$	$	$
Underwriting discount(1)	$	$	$
Non-accountable expense allowance(2)	$	$	$
Proceeds, before expenses, to us(3)	$	$	$
__________
(1)	Underwriting discount is $______ per Unit (7.5% of the price of the Units sold in the offering).
(2)	The non-accountable expense allowance of 1.5% is not payable with respect to the Units sold upon exercise of the underwriters’ overallotment option.
(3)	We estimate that the total expenses of this offering, excluding the underwriters’ discount and the non-accountable expense allowance, are approximately $400,000.

Overallotment Option

We will grant a 45-day option to the representative of the underwriters to purchase additional Units up to an additional 15% of Units sold in the offering (_____ additional Units) solely to cover overallotments, if any, at the same price as the initial Units offered. If the underwriters fully exercise the overallotment option, the total public offering price, underwriting fees and expenses and net proceeds (before expenses) to us will be $______, $______, and $______ respectively.

Lock-ups

All of our directors and executive officers and holders of over 5% of the issued and outstanding shares of our capital stock will enter into lock-up agreements that prevent them from selling any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, subject to certain exceptions, for a period of not less than one year from the date of this prospectus without the prior written consent of Ladenburg Thalmann & Co. Inc., as underwriter. The underwriters may in their sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the underwriters will consider, among other factors, the stockholder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Underwriter Warrant

We have agreed to sell our underwriter for $100 in the aggregate, warrants to purchase the number of shares of common stock that is equivalent to 4% of the aggregate number of shares of common stock underlying the Units sold in this offering, not including any shares of common stock issuable upon exercise of the warrants underlying the Units (the “Underwriter Warrants”). The Underwriter Warrants will be exercisable at any time, in whole or in part, during the five-year period commencing on a date which is one year from the effective date of the registration statement and expiring five years from the effective date of the registration statement. The Underwriter Warrants may be exercised on a cashless or net basis to the extent the underlying shares are not registered or exempt from registration. The Underwriter Warrants and the shares of common stock underlying the Underwriter Warrants have been deemed compensation by the FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. Ladenburg Thalmann & Co. Inc. (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate the Underwriter Warrants or the underlying securities, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the underwriter warrants or the underlying securities for a period of 180 days from the date of this prospectus. Additionally, the Underwriter Warrants may not be sold transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180 day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the Underwriter Warrants and underlying securities have been registered on the registration statement of which this prospectus forms a part, the Underwriter Warrants grants holders demand and “piggy back” registration rights for periods of four and six years, respectively, from the first anniversary of the date of this prospectus, to the extent either an effective registration statement or an exemption from registration is unavailable for the securities. These rights apply to all of the securities directly and indirectly issuable upon exercise of the Underwriter Warrant. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the Underwriter Warrants, other than underwriting commissions incurred and payable by the holders. The exercise price and number of Units issuable upon exercise of the underwriter warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the exercise price of shares of common stock underlying the Underwriter Warrant will not be adjusted for issuances of common stock at a price below the Underwriter Warrant exercise price.

These Underwriter Warrants will be valued based on the underlying shares obtainable and valuation factors appropriate at the time they are issued. We currently estimate that value to be approximately $_____, based on the number of shares subject to these Underwriter Warrants, an assumed offering price of the shares of $_____, the resulting exercise prices related to the Underwriter Warrants on the shares, the five year term of the Underwriter Warrants, a risk-free interest rate of _____% currently commensurate with that term, an expected dividend yield of _____% and estimated volatility of _____%, based on a review of our historical volatility. The initial value of these Underwriter Warrants will be charged to additional paid-in capital as part of the offering costs incurred, and the Underwriter Warrants will be accounted for as a derivative instrument liability because they are denominated in a currency other than our functional currency.

Other Terms

In connection with this offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of Units offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.  We have also granted Ladenburg Thalmann & Co. Inc. a right of first refusal to conduct future offerings for us during the 24 months following the date of this prospectus.

Stabilization

Until the distribution of the Units offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our securities. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in overallotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.
•
Overallotment involves sales by the underwriters of Units in excess of the number of Units the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of Units overallotted by the underwriters is not greater than the number of Units that they may purchase in the overallotment option. In a naked short position, the number of Units involved is greater than the number of Units in the overallotment option. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market.

•
Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the overallotment option. If the underwriters sell more Unit than could be covered by the overallotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

•
Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the Units originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities. These transactions may occur on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Foreign Regulatory Restrictions on Purchase of the Common Stock

We have not taken any action to permit a public offering of our securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our securities and the distribution of this prospectus outside the United States.

Indemnification

We have agreed to indemnify Ladenburg Thalmann & Co. Inc. against certain liabilities under the Securities Act, as amended, and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement.  We have also agreed to contribute to payments Ladenburg Thalmann & Co. Inc. may be required to make in respect of such liabilities.

Change in Certifying Accountant

Dismissal of independent registered public accounting firm

On April 27, 2010, the Board of Directors of A.G. Volney dismissed Robison Hill & Company, Salt Lake City, Utah (“Robison”), as its independent registered public accounting firm.

The reports of Robison on A.G. Volney’s financial statements as of and for the years ended December 31, 2009 and December 31, 2008 contained no adverse opinion or disclaimer of opinion nor was qualified or modified as to uncertainty, audit scope, or accounting principle.

During the recent fiscal years ending December 31, 2009 and December 31, 2008 and the subsequent period through April 27, 2010, there were no (i) disagreements with Robison on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Robison’s satisfaction, would have caused Robison to make reference to the subject matter of the disagreement(s) in connection with its reports; or (ii) “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

A.G. Volney provided Robison with a copy of the above disclosures and requested that Robison furnish A.G. Volney with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statement. A copy of Robison’s letter, dated April 27, 2010 was filed as Exhibit 16.1 to A.G. Volney’s Current Report on Form 8-K filed on April 27, 2010.

New independent registered public accounting firm

On April 27, 2010, the Board of Directors of the A.G. Volney engaged Friedman LLP, New York, New York (“Friedman”), as its new independent registered public accounting firm.

During the recent fiscal years ending December 31, 2009 and December 31, 2008, and the subsequent interim period prior to the engagement of Friedman, A.G. Volney has not consulted Friedman regarding (i) the application of accounting principles to any specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on A.G. Volney’s financial statements, or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv)) or a reportable event (as defined in Item 304(a)(1)(v)).

Experts

Financial statements as of December 31, 2009 and 2008, and for the years then ended appearing in this prospectus, have been included herein and in the registration statement in reliance upon the report of Friedman LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of subsidiaries or affiliates. Nor was any such person connected with our company or any of subsidiaries or affiliates as a promoter, managing or principal underwriter, voting trustee, director, officer or employee

Legal Matters

Certain matters as to Delaware law and U.S. federal law in connection with this offering will be passed upon for us by Kaufman & Canoles, P.C. Certain legal matters relating to the offering as to Chinese law will be passed upon for us by AllBright Law Offices, Citigroup Tower, 14th Floor, 33 Hua Yuan Shi Qiao Road, Pudong New Area, Shanghai, 200120, People’s Republic of China. Kaufman & Canoles, P.C. may rely upon AllBright Law Offices, with respect to matters governed by PRC law.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our Units offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information regarding us, our common stock and the Units offered hereby, please refer to the registration statement and the exhibits filed as part of the registration statement.

In addition, we file periodic reports with the SEC, including quarterly reports and annual reports which include our audited financial statements. This registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain copies of the registration statement, including the exhibits thereto, and all of our periodic reports after payment of the fees prescribed by the SEC. For additional information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. The SEC also maintains a website which provides on-line access to reports and other information regarding registrants that file electronically with the SEC at the address: http://www.sec.gov.

BUDDHA STEEL, INC.
(FORMERLY A.G. VOLNEY CENTER, INC.)

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010

(UNAUDITED)

BUDDHA STEEL, INC.
(FORMERLY A. G. VOLNEY CENTER, INC.)

Condensed Consolidated Balance Sheets as of June 30, 2010 (Unaudited) and December 31, 2009	F-3
Condensed Consolidated Statements of Income and Comprehensive Income for the Six Months ended June 30, 2010 and 2009 (Unaudited)	F-4
Condensed Consolidated Statements of Cash Flows for the Six Months ended June 30, 2010 and 2009 (Unaudited)	F-5
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-6 - F-17

Buddha Steel, Inc.
(Formerly A. G. Volney Center, Inc.)
Condensed Consolidated Balance Sheets

	As of
	June 30, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$2,031,867	$7,609,826
Restricted cash	29,018,602	17,182,807
Accounts receivable	9,948,255	7,704,160
Inventory	62,992,013	20,386,511
Due from shareholders	-	358,774
Advances to suppliers	17,956,142	35,760,307
Value added tax recoverable	-	322,754
Other current assets	103,040	403,616
Total current assets	122,049,919	89,728,755

Property, plant and equipment, net
Property, plant and equipment, net	33,172,595	33,869,949
Construction-in-progress	709,738	657,877
Total property, plant and equipment	33,882,333	34,527,826

Other assets
Intangible assets, net	1,108,359	1,122,949
Long-term investments	220,310	219,716
Total other assets	1,328,669	1,342,665
Total assets	$157,260,921	$125,599,246
Liabilities and stockholders' equity
Current liabilities
Bank notes payable	$46,821,314	$29,580,781
Short-term debts	27,164,175	28,270,104
Accounts payable	17,642,929	11,360,335
Advances from customers	38,858,341	39,152,737
Taxes payable	1,299,709	1,455,116
Other payables	462,838	475,266
Due to related parties	-	131,830
Total current liabilities	132,249,306	110,426,169

Stockholders' equity
Series A convertible preferred stock, $0.001 par value, 10,000,000 shares authorized, 10,000 shares issued, -0- shares outstanding at June 30, 2010 and December 31, 2009, respectively	-	-
Common Stock, $0.001 par value, 100,000,000 shares authorized, 10,000,041 and 9,875,001 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	10,000	9,875
Additional paid-in capital	21,756,575	22,310,663
Accumulated other comprehensive loss	(2,438,701)	(2,516,801)
Retained earnings/(Accumulated deficits)	5,683,741	(4,630,650)
Total stockholders' equity	25,011,615	15,173,077
Total liabilities and stockholders' equity	$157,260,921	$125,599,246

The accompanying notes are an integral part of these condensed consolidated financial statements.

Buddha Steel, Inc.
(Formerly A.G. Volney Center, Inc.)
Condensed Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	For the Six Months ended June 30,
	2010	2009

Revenue	$139,053,010	$101,250,677
Cost of goods sold
Depreciation	1,942,351	1,901,087
Cost of revenue	123,988,173	93,917,290

Gross profit	13,122,486	5,432,300
Operating expenses
Selling expenses	805,356	547,433
General and administrative expenses	1,002,962	726,568
Depreciation	62,847	62,769
Total operating expenses	1,871,165	1,336,770

Income from operations	11,251,321	4,095,530
Other income (expenses)
Other income	93,379	216,620
Other expenses	(181,920)	(82,514)
Interest expenses	(848,389)	(922,410)
Total other expenses	(936,930)	(788,304)
Net income before income tax	10,314,391	3,307,226
Provision for income tax	-	(58,480)

Net income	$10,314,391	$3,248,746
Other comprehensive income (loss)
Foreign currency translation gain/(loss)	78,100	(12,706)

Comprehensive income	$10,392,491	$3,236,040

Basic and diluted income per common share
Basic and Diluted	$1.05	$0.33
Weighted average number of common shares outstanding
Basic and Diluted	9,919,214	9,875,001

The accompanying notes are an integral part of these condensed consolidated financial statements.

Buddha Steel, Inc.
(Formerly A.G. Volney Center, Inc.)
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Six Months ended June 30,
	2010	2009
Cash flow from operating activities
Net income	$10,314,391	$3,248,746
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	2,022,755	1,981,392
Net changes in assets and liabilities
Accounts receivable	(2,214,772)	(5,265,358)
Other assets	(13,965)	76,716
Inventories	(42,387,671)	31,146,758
Advances to suppliers	17,832,343	(9,396,312)
Value added tax recoverable	322,388	6,625,269
Accounts payable	6,227,982	268,257
Advances from customers	(398,674)	(47,417,706)
Taxes payable	(158,730)	(14)
Other payables	(13,661)	729,654
Net cash used in operating activities	(8,467,614)	(18,002,598)

Cash flows from investing activities
Purchase of fixed assets and addition of construction-in-progress	(1,269,224)	(701,729)
Collection on loans to officers	314,479	-
Net cash used in investing activities	(954,745)	(701,729)

Cash flow from financing activities
Restricted cash	(11,835,795)	(2,670,844)
Repayment to related parties	(327,376)
Advance from related parties		2,333,693
Proceeds from short-term debts	1,463,113	11,836,516
Repayment of short-term debts	(2,640,920)	-
Proceeds from long-term debts	-	438,389
Proceeds from bank notes payable	17,094,960	5,471,011
Net cash provided by financing activities	3,753,982	17,408,765

Effect of exchange rate changes on cash	90,418	(103,220)
Net decrease in cash and cash equivalent	(5,577,959)	(1,398,782)

Cash and cash equivalents, beginning of period	7,609,826	2,232,473

Cash and cash equivalents, end of period	$2,031,867	$833,691
Supplemental disclosure of cash flow information
Interest paid	$1,137,778	$922,337
Income taxes paid	$-	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

Buddha Steel, Inc.
(Formerly A.G. Volney Center, Inc.)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

1.	Organization and Basis of Presentation

Buddha Steel Inc. (“Buddha Steel”) was originally incorporated under the laws of the State of Delaware on March 6, 1997 under the name “Lottlink Technologies, Inc.”  From December 1997 until July 2003, Lottlink’s charter was suspended for non-payment of franchise taxes.  In July 2003, Lottlink’s charter was renewed and its certificate of incorporation was amended to change its name to “A.G. Volney Center, Inc” (“A.G. Volney”).  A.G. Volney was primarily in the business of purchasing and reselling clothing overruns.  It was a development-stage company, had commenced only limited business operations, and was looking to find a suitable merger candidate and/or alternative financing.

On October 19, 2006, A.G. Volney filed a Registration Statement on Form 10SB (File No.: 0-52269) with the Securities and Exchange Commission (“SEC”), to register its common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Registration Statement was declared effective by operation of law on December 18, 2006, at which point A.G. Volney became a reporting company under the Exchange Act.  Nonetheless, it continued to operate at that time only as a shell company

Gold Promise Group Co. Ltd. (“Gold Promise”) was established in Hong Kong on January 8, 2010 to serve as an intermediate holding company, with the intention that its shareholders would enter into the reverse transaction with Buddha Steel and then that Buddha Steel and its affiliates (including Gold Promise, HAIC and Baosheng Steel) would undertake a public offering.

Hebei Anbang Investment Consultation Co. Ltd (“HAIC”) was established in the PRC on April 2, 2010.  On March 29, 2010, the local government of the PRC issued a certificate of approval regarding the foreign ownership of HAIC by Gold Promise, a Hong Kong entity.

Dachang Hui Autonomous County Baosheng Steel Products Co. Ltd. (“Baosheng Steel”), our operating affiliate, was established in the PRC on September 9, 1999 in Dachang County, Hebei Province, the People’s Republic of China (“PRC”). Baosheng Steel has registered capital of $6,040,398 and is primarily engaged in the business of manufacturing, marketing and sales of high precision, ultra thin cold-rolled steel products.

On April 2, 2010, prior to the reverse acquisition transaction, HAIC and Baosheng Steel as well as its shareholders entered into a series of variable interest agreements (“VIE Agreements”) pursuant to which Baosheng Steel became the controlled affiliate of HAIC.  The use of such control agreements is a common structure used to control PRC corporations, particularly in certain industries in which foreign investment is restricted or forbidden by the PRC government.  The VIE Agreements are designed to provide HAIC a level of control over Baosheng Steel that is functionally equivalent to the level of control HAIC would have if it instead owned the equity of Baosheng Steel.  Pursuant to the VIE Agreements, Buddha Steel (by virtue of its ownership of Gold Promise and Gold Promise’s ownership of HAIC) controls Baosheng Steel.

Buddha Steel Inc. its subsidiaries and Baosheng Steel are collectively referred to herein as “the company,” “we,” “us” and “our.”

On April 28, 2010, A.G. Volney entered into a Share Exchange Agreement with Gold Promise, the shareholders of Gold Promise, and Baosheng Steel.  This Share Exchange Agreement effected a reverse acquisition by which A.G. Volney acquired all of the shares of Gold Promise, and the shareholders of Gold Promise became the controlling shareholders of A.G. Volney.  Since Gold Promise controls HAIC and, through a series of contractual arrangements, Baosheng Steel, the reverse acquisition resulted in A.G. Volney acquiring control over the operations of Baosheng Steel.  Thus, as a result of the reverse acquisition of Gold Promise, we are no longer a shell company and now engaged in an active steel manufacturing business. Consequently, A.G. Volney changed its name to “Buddha Steel, Inc.” to properly reflect our new business.

The accompanying condensed consolidated financial statements have been prepared in order to present the financial position and results of operations in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”) and are expressed in the U.S. Dollars. In the opinion of the management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the full years.

Buddha Steel, Inc.
(Formerly A.G. Volney Center, Inc.)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

2.	Summary of Significant Accounting Policies

(1)	Use of Estimates

In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets and the valuation of inventories.  Actual results could differ from those estimates.

(2)	Principle of Consolidation

The consolidated unaudited financial statements include the accounts of the Company and its affiliates, Gold Promise, HAIC, and HAIC’s VIE, Baosheng Steel. All inter-company transactions and balances have been eliminated in consolidation.

(3)	Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with maturity periods of three months or less to be cash equivalents.  The carrying amounts reported in the accompanying balance sheets for cash and cash equivalents approximate their fair value.

(4)	Accounts Receivables and Other Receivables

Accounts receivable consists of balances due from customers for the sale of the Company’s steel products. Accounts receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible amounts.

The Company performs periodic reviews as to whether the carrying values of accounts have become impaired. The assets are considered to be impaired if the collectability of the balances become doubtful, accordingly, the management estimates the valuation allowance for anticipated uncollectible receivable balances. When facts subsequently become available to indicate that the allowance provided requires an adjustment, then the adjustment will be classified as a change in estimate. The management of the Company determined that no allowance for doubtful accounts was necessary as of June 30, 2010 and December 31, 2009 since all accounts receivable and other receivables are considered fully collectible.

(5)	Inventory

Inventory is stated at the lower of cost or market. Cost is determined using the weighted average method. Market value represents the estimated selling price in the ordinary course of business less the estimated costs necessary to complete the sale.

The cost of inventory comprises all costs of purchases, costs of conversion and other costs incurred in bringing the inventory to its present location and condition. The costs of conversion of inventory include fixed and variable production overheads, taking into account the stage of completion. No allowance for obsolete inventory is considered necessary as of June 30, 2010 and December 31, 2009.

(6)	Advances to Suppliers

In order to insure a steady supply of raw materials, the Company is required from time to time to make cash advances when placing its purchase orders. Management determined that no reserve was necessary for advances to suppliers as of June 30, 2010 and December 31, 2009.

Buddha Steel, Inc.
(Formerly A.G. Volney Center, Inc.)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

(7)	Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use.

Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets and assumes a 10% salvage value at the end of the assets useful life. The estimated useful lives for significant property and equipment are as follows:

Buildings	20 years
Machineries	10 years
Office equipment	5 years
Motor vehicles	5 years

Repairs and maintenance costs are normally charged to the statement of operations in the year in which they are incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the asset, the expenditure is capitalized as an additional cost of the asset.

(8)	Construction-in-Progress

Represents direct costs of construction or acquisition and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for intended use.

(9)	Intangible Assets

Intangible assets consist of land use rights only. All the land in the PRC is owned by the government and cannot be sold to any individual or company. The Company acquired three land use rights between the years 2000 and 2003 which will be amortized over 50 years on a straight-line basis. The Company didn’t purchase any new intangibles during the quarter ended June 30, 2010, and the amortization expense for the six months ended June 30, 2010 and 2009 was $17,557 and $17,536, respectively. As of June 30, 2010, amortizable intangible assets net of accumulated amortization were $1,108,359.

(10)	Long-term Investment

Long-term investments are accounted for using the cost method and are evaluated annually for any impairment in value.

(11)	Advances from Customers

Advances from customers consist of amounts received from customers relating to the sales of the Company’s steel products. The Company recognizes these funds as a current liability until the revenue can be recognized.

(12)	Revenue Recognition

The Company recognizes revenues under FAS Codification Topic 605 (“ASC 605”). Sales revenue is recognized when all of the following have occurred: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price is fixed or determinable, and (iv) the ability to collect is reasonably assured. These criteria are generally satisfied at the time of delivery for sales when risk of loss and title passes to the customer. Revenue is reported net of all value added taxes. Other income is recognized when it is earned.

Buddha Steel, Inc.
(Formerly A.G. Volney Center, Inc.)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

(13)	Cost of Sales

Costs of sales include costs of the products sold, inbound freight costs, cost of direct labor and overhead. Write-down of inventory to lower of cost or market value is also recorded in cost of sales.

(14)	Foreign Currency Translation

The Company’s financial information is presented in U.S. dollars. The functional currency of the Company is Renminbi (“RMB”), the currency of the PRC. The Company’s transactions which are denominated in currencies other than RMB are translated into RMB at the exchange rate quoted by the People’s Bank of China prevailing at the dates of the transactions. Exchange gains and losses resulting from transactions denominated in a currency other than the RMB are included in statements of operations as exchange gains. The financial statements of the Company have been translated into U.S. dollars in accordance with ASC 830, “Foreign Currency Matters”. The financial information is first prepared in RMB and then is translated into U.S. dollars at period-end exchange rates as to assets and liabilities and average exchange rates as to revenue and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income (loss) in shareholders’ equity.

	2010	2009
RMB: US$ exchange rate as of June 30, 2010 and December 31,2009	6.8086	6.8270
Average RMB: US$ exchange rate from January 1 to June 30	6.8347	6.8432
Average RMB: US$ exchange rate from April 1 to June 30	6.8335	6.8399

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US dollars at the rates used in translation.

(15)	Income Taxes

The Company accounts for income tax under the provisions of Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) No.740 “Income Taxes”, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the financial statements or tax returns.  Deferred income taxes are recognized for all significant temporary differences between tax and financial statements bases of assets and liabilities. Valuation allowances are established against net deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.  The Company had no deferred tax as of June 30, 2010 and December 31, 2009.

(16)	Value added tax

The Provisional Regulations of the People’s Republic of China Concerning Value Added Tax (“VAT”) promulgated by the State Council came into effect on January 1, 1994. Under these regulations and the Implementing Rules of the Provisional Regulations of the People’s Republic of China Concerning Value Added Tax, VAT is imposed on goods sold in or imported into the PRC and on processing, repair and replacement services provided within the PRC.

VAT payable in the PRC is charged on an aggregated basis at a rate of 13% or 17% (depending on the type of goods involved) on the full price collected for the goods sold or, in the case of taxable services provided, at a rate of 17% on the charges for the taxable services provided, but excluding, in respect of both goods and services, any amount paid in respect of VAT included in the price or charges, and less any deductible VAT already paid by the taxpayer on purchases of goods and services in the same financial year. Certain offshore and overseas sales are not subject to VAT tax.

As of June 30, 2010 and December 31, 2009, the Company’s VAT recoverable amounted to $0 and $322,754, respectively.

Buddha Steel, Inc.
(Formerly A.G. Volney Center, Inc.)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

(17)	Fair Value of Financial Instruments

Fair value of financial instruments is the amount at which the financial instruments could be exchanged for in a current transaction between willing parties. The carrying amounts of certain financial instruments, including cash, accounts receivable, other receivables, accounts payable, short-term debts and other payables approximate their fair values as at June 30, 2010 and December 31, 2009 because of the relatively short-term maturity of these instruments.

(18)	Impairment of Long-lived Assets

Long-lived assets, which include property, plant and equipment, intangible assets and long-term investments, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the assets. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.

(19)	Comprehensive income

Comprehensive income and loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Accumulated other comprehensive income (loss) arose from the changes in foreign currency exchange rates.

(20)	Statement of Cash Flows

Cash flows from the Company’s operations is calculated based upon the local currencies using the average translation rate. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

(21)	Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the normal course of businesses that relate to a wide range of matters, including among others, product liability. The Company records accruals for such contingencies based upon the assessment of the probability of occurrence and where determinable, an estimate of the liability. Management may consider many factors in making these assessments including past history, scientific evidence and the specifics of each matter. As management has not become aware of any product liability claims arising from any incident over the years, the Company has not recognized a liability for product liability claims.

(22)	Shipping costs

Shipping costs are expensed as incurred. Shipping costs were included in selling expenses and amounted to $268,220 for the six months ended June 30, 2010, and $227,711 for the six months ended June 30, 2009.

(23)	Advertising

Advertising is expensed as incurred and is included in selling expenses. There was no advertising expense for the six months ended June 30, 2010 or the six months ended June 30, 2009.

Buddha Steel, Inc.
(Formerly A.G. Volney Center, Inc.)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

(24)	Earnings per Share

In February 2010, the Company entered into a share exchange transaction which has been accounted for as a reverse merger under the purchase method of accounting since there has been a change of control. The Company computes the weighted-average number of common shares outstanding in accordance with ASC 805, Business Combinations, which states that in calculating the weighted average shares when a reverse merger takes place in the middle of the year, the number of common shares outstanding from the beginning of that period to the acquisition date shall be computed on the basis of the weighted-average number of common shares of the legal acquiree (the accounting acquirer) outstanding during the period multiplied by the exchange ratio established in the merger agreement. The number of common shares outstanding from the acquisition date to the end of that period shall be the actual number of common shares of the legal acquirer (the accounting acquiree) outstanding during that period.

Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There are no such additional common shares available for dilution purposes for six-month periods ended June 30, 2010 and 2009.

(25)	Risks and Uncertainties

The operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(26)	Risks of Losses

The Company is potentially exposed to risks of losses that may result from business interruptions, injury to others (including employees) and damage to property. These losses may be uninsured, especially due to the fact that the Company’s operations are in China, where business insurance is not readily available.  If: (i) information that is available before the Company’s financial statements are issued or are available to be issued indicates that such loss is probable and (ii) the amount of the loss can be reasonably estimated, an estimated loss will be accrued by a charge to income.  If such loss is probable but the amount of loss cannot be reasonably estimated, the loss shall be charged to the income of the period in which the loss can be reasonably estimated and shall not be charged retroactively to an earlier period.  As of June 30, 2010 and December 31, 2009, the Company has not experienced any uninsured losses from injury to others or other losses.

(27)	Recent Accounting Pronouncements
In February 2010, FASB issued new standards in ASC 855, Subsequent Event. This amendment removes the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of GAAP. All of the amendments are effective upon issuance of the final update, except for the use of the issued date for conduit debt obligors. That amendment is effective for interim or annual periods ending after June 15, 2010. The Company does not expect the adoption of this amendment to have a material impact on its consolidated financial statements.

In January 2010, FASB amended ASC 820 Disclosures about Fair Value Measurements. This update provides amendments to Subtopic 820-10 that require new disclosure as follows: (1) Transfers in and out of Levels 1 and 2.  A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers.  (2)  Activity in Level 3 fair value measurements.  In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number). The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company has determined the adoption of this rule does not have a material impact on its financial statements.

Buddha Steel, Inc.
(Formerly A.G. Volney Center, Inc.)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

3.	Restricted Cash

This restricted cash was required by the lenders to maintain a minimum 30% - 100% of the balance of the bank notes (see Note 9) as collateral to ensure future credit availability.  The Company earns interest at a variable rate per month on this restricted cash.

4.    Concentrations of Business and Credit Risk

For the six months ended June 30, 2010, the Company had three major suppliers who each contributed over 10% of the Company’s total purchases respectively. The biggest supplier provided about 35% of the total purchases for the six-month period ended June 30, 2010, which was approximately $53 million and accounted for about 30% of total accounts payable as of June 30, 2010. The second supplier accounted for roughly 17% of total purchases for the six-month period ended June 30, 2010 and the third supplier accounted for 14% of the total purchases for the six-month period ended June 30, 2010. Additionally, the Company had a more diversified customer base compared to its suppliers, with the biggest customer accounting for 10% of the total sales during the six month period ended June 30, 2010.

For the six months ended June 30, 2009, the biggest supplier provided about 35% of the total purchases, which was approximately $20 million. While the second and the third biggest suppliers provided about 21% and 10% of the total purchases for the six-month ended June 30, 2009, which were approximately $12 million and $6 million, respectively. Additionally, the Company had a more diversified customer base compared to its suppliers, with the biggest customer accounting for 5% of the total sales during the six month period ended June 30, 2009.

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and rates and methods of taxation, among other things.

5.	Inventory

As of June 30, 2010 and December 31, 2009, inventory consisted of the following:

	June 30, 2010	December 31, 2009
	(Unaudited)
Raw materials	$34,701,403	$10,275,786

Work in progress	2,611,064	2,631,074

Finished goods	25,679,546	7,479,651

Total	$62,992,013	$20,386,511

Buddha Steel, Inc.
(Formerly A.G. Volney Center, Inc.)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

6.    Property, Plant and Equipment

Property, plant and equipment, stated at cost less accumulated depreciation, consisted of the following:

	June 30, 2010	December 31, 2009
	(Unaudited)
Plant and building	$4,364,756	$4,352,992
Machinery and equipment	41,597,746	41,203,594
Motor vehicles	1,057,025	120,940
Office equipment	170,396	164,497
Subtotal	47,189,923	45,842,023
Accumulated depreciation	(14,017,328)	(11,972,074)
Construction in progress	709,738	657,877
Total	$33,882,333	$34,527,826

Depreciation expense for the six months ended June 30, 2010 and June 30, 2009 was $2,005,198 and $1,963,856, respectively.

7.     Intangible Assets

Intangible assets consist of land use rights only. The Company acquired three Rights for the aggregate amount of RMB8,895,838 (currently US$1,306,559).

The land use rights at June 30, 2010 and December 31, 2009 were as follows:

	June 30, 2010	December 31, 2009
	(Unaudited)
Cost	$1,306,559	$1,303,038
Less: Accumulated amortization	(198,200)	(180,089)
Total	$1,108,359	$1,122,949

8.	Bank Notes Payable

The balance of bank notes payable represents the outstanding and used notes that are guaranteed to be paid by the banks and usually for a short-term period of six months. As of June 30, 2010 and December 31, 2009, the unused and available borrowings under bank note facilities were $0 and $1,183,830, respectively.  In addition, the Company is required to maintain cash deposits at a minimum 30% to 100% of the total balance of the bank acceptance notes with the banks in order to ensure future credit availability. These bank notes are interest-free and no collateral or guarantees are required.

9.	Short-term Debts

In order to provide working capital for operations, the company entered into the following short-term loan agreements as of June 30, 2010 and December 31, 2009.

Lenders	June 30, 2010	December 31, 2009
	(Unaudited)

Xiadian City Rural Credit Cooperative	$1,468,731	$2,636,590

Agricultural Bank of China, Dachang Branch	12,924,830	15,819,540

Huaxia Bank, Shijiazhuang Branch	5,874,923	7,323,861

Shenzhen Zengshun Import and Export Co., Ltd.	3,965,573	2,490,113

Rural Credit Cooperative, Dachang Hui Autonomous County Branch	2,930,118	-

Total Short-term Debts	$27,164,175	$28,270,104

Buddha Steel, Inc.
(Formerly A.G. Volney Center, Inc.)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

The loans from the Xiadian City Rural Credit Cooperative are loans with fixed terms of twelve months or less. The interests were at a fixed rate per annum of 9.9403% for 2010, 8.496% for 2009. The loans were guaranteed by the Company’s own assets.

The loans from the Agricultural Bank, Dachang Branch are loans with fixed terms of twelve months or less. The interest rate was fixed at 5.841% for 2009 and the Company repaid a total estimated value of $7,359,651 in April 2010. By the end of June 2010, the Company acquired a new loan with a one year term at a fixed rate of 5.841% per annum, with a value of $4,464,941. These loans were secured by the Company’s land use rights and fixed assets in the total value of $32,656,097.

As of December 31, 2009, the loan from the Huaxia Bank, Shijiazhuang Branch represented a loan with a one year term, maturing in April 2010. The loan bore an annual fixed rate of interest of 5.841% and the Company repaid the loan in April 2010. In the beginning of May 2010, the Company acquired a new loan with a one year term at a fixed rate of 5.841% per annum. The loan was guaranteed by Shanghai Chengtong Precision Strip Co.,Ltd., an unrelated company.

The loan borrowed from Shenzhen Zengshun Import and Export Co., Ltd., an unrelated company, has no fixed repayment terms. This loan is unsecured, interest-free and due upon demand.

The loan from Rural Credit Cooperative, Dachang Hui Autonomous County Branch represents fixed term loans of twelve months received by the Company in January 2010 at an annual fixed interest rate of 9.027%. This loan was secured by the Company’s plant building in the total value of $4,714,141.

10.	Pension Cost

As stipulated by the PRC regulations, the Company maintains a defined contribution retirement plan for all of its employees who are residents of the PRC. All retired PRC employees of the Company are entitled to an annual pension equivalent to their basic annual salary upon retirement. The Company contributed to a state sponsored retirement plan approximately 20% of the basic salary of its PRC employees and has no further obligations for the actual pension payments or post-retirement benefits beyond the annual contributions. The state sponsored retirement plan is responsible for the entire pension obligation payable to all employees. The pension expenses were $92,145 and $65,561 for the six months ended June 30, 2010 and June 30, 2009, respectively.

11.	Related Party Transactions

As of June 30, 2010 and December 31, 2009, the balance due from related parties was as follows:

	June 30, 2010	December 31, 2009
	(Unaudited)
Xianmin Meng	$-	$171,208
Hongzhong Li	-	187,566

Total	$-	$358,774

Buddha Steel, Inc.
(Formerly A.G. Volney Center, Inc.)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Mr. Hongzhong Li is the Chairman and the 96% shareholder of Baosheng Steel and the husband of Xianmin Meng, who holds the remaining 4% of Baosheng Steel.

The balances due from Mr. Li and Mrs. Meng were settled by March 2010.

As of December 31, 2009, the balance due to related parties represents the loan borrowed from Hebei Buddha Engineering Technology Co., Ltd., an affiliated company also owned by Hongzhong Li. This loan was repaid in May, 2010.

12.	Income Tax

The Company did not generate any taxable income outside of the PRC for the six-month periods ended June 30, 2010 and June 30, 2009. The Company is governed by the Income Tax Law of the PRC concerning the private-run enterprises, which are generally subject to tax at a new statutory rate of 25% and were, until January 2008, subject to tax at a statutory rate of 33% (30% state income tax plus 3% local income tax) on income reported in the statutory financial statements after appropriate tax adjustments.

As approved by the local tax authority of Dachang County, the Company’s corporate income tax (“CIT”) was assessed annually at a pre-determined fixed rate as an incentive to stimulate the local economy and encourage entrepreneurship. The Company’s assessed income taxes were $0 for the six-month period ended June 30, 2010 and were $58,480 for the six months ended June 30, 2009.

Although the possibility exists for reinterpretation of the application of the tax regulations by higher tax authorities in the PRC, potentially overturning the decision made by the local tax authority, the Company has not experienced any reevaluation of its income taxes for prior years. Management believes that the possibility of any reevaluation of income taxes is remote based on the fact that the Company has obtained the written tax clearance from the local tax authority. Thus, no additional taxes payable has been recorded for the difference between the taxes due based on taxable income calculated according to the statutory taxable income method and the taxes due based on the fixed rate method. It is the Company’s policy that if such reevaluation of income taxes becomes probable and the amount of additional taxes due can be reasonably estimated, additional taxes shall be recorded in the period in which the amount can be reasonably estimated and shall not be charged retroactively to an earlier period.

13.  Weighted Average Number of Shares

In February 2010, the Company entered into a share exchange transaction which has been accounted for as a reverse merger under the purchase method of accounting since there has been a change of control. The Company computes the weighted-average number of common shares outstanding in accordance with ASC 805, Business Combinations, which states that in calculating the weighted average shares when a reverse merger takes place in the middle of the year, the number of common shares outstanding from the beginning of that period to the acquisition date shall be computed on the basis of the weighted-average number of common shares of the legal acquiree (the accounting acquirer) outstanding during the period multiplied by the exchange ratio established in the merger agreement. The number of common shares outstanding from the acquisition date to the end of that period shall be the actual number of common shares of the legal acquirer (the accounting acquiree) outstanding during that period.

Buddha Steel, Inc.
(Formerly A.G. Volney Center, Inc.)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

14.	Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share for the periods presented:

	For the Six months ended June 30,
	2010	2009
	(Unaudited)	(Unaudited)
Numerator used in basic net income per share:
Net (loss) / income	$10,314,391	$3,248,746

Shares (denominator):
Weighted average common shares outstanding	9,919,214	9,875,001
Plus: weighted average incremental shares from assumed exercise of warrants	-	-

Weighted average common shares outstanding used in computing diluted net income per common share	9,919,214	9,875,001
Earnings per ordinary share-basic and diluted	$1.05	$0.33

15.	Commitment and Contingency

As of June 30, 2010 and December 31, 2009, the Company had no operating leases, pending litigation, or potential overdue charges for bank loans as the Company normally repaid interest and loan principal based on the contractual terms.

16.	Segment Reporting

The Company operates in only one industry segment and in only one geographic region, which is the PRC. In terms of products type, there were six major products including cold-rolled coil, cold-rolled sheet, black strip, bright strip, tin-plated sheet and welded pipe. These products had different margins for interim periods presented which were disclosed in detail in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

17.	Stockholders’ Equity

On April 28, 2010, A. G. Volney Center, Inc., a corporation formed under the laws of the State of Delaware (“AGVO” or the “Company”) and its majority shareholder, Mr. Joseph C. Passalaqua, entered into a Share Exchange Agreement with Gold Promise Group (Hong Kong) Co., Ltd. (“Gold Promise”), a company incorporated in Hong Kong, and its shareholders. Pursuant to the Share Exchange Agreement, the shareholders of Gold Promise transferred and assigned to the Company all of its issued and outstanding shares of the capital stock of Gold Promise, in exchange for 10,000 newly issued shares of the Company’s Series A Convertible Preferred stock, $0.001 par value, (the “Share Exchange”), representing, in the aggregate, 98.75% of our issued and outstanding common shares on an as-converted to common stock basis.  As a result of this Share Exchange, Gold Promise became a wholly-owned subsidiary of the Company.

Buddha Steel, Inc.
(Formerly A.G. Volney Center, Inc.)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

Subsequent to Closing of the Share Exchange, the new management of Volney affected a 1-for-186 stock reverse split of our outstanding shares of common stock (the “Reverse Split”). Immediately subsequent to the Reverse Split, the 10,000 newly issued Series A Convertible Preferred Stock were automatically converted into 9,875,001 shares of common stock (“Converted Common Shares”) in accordance with the Certificate of Designation of the Series A Convertible Preferred Stock. In addition, prior holders of 125,040 shares of common stock continued to hold those shares.

As of June 30, 2010, there were 10,000,041 shares of common stock issued and outstanding.

DACHANG HUI AUTONOMOUS COUNTY BAOSHENG STEEL PRODUCTS CO., LTD

FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

DACHANG HUI AUTONOMOUS COUNTY BAOSHENG STEEL PRODUCTS CO., LTD

TABLE OF CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd.

We have audited the accompanying balance sheets of Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd. as of December 31, 2009 and 2008, and the related statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2009.  Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Friedman LLP

Friedman LLP

Marlton, New Jersey

April 6, 2010

Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd.
Balance Sheets

	As of December 31,
	2009	2008
Assets
Current assets
Cash and cash equivalents	$7,609,826	$2,232,473
Restricted cash	17,182,807	29,043,582
Accounts receivable	7,704,160	757,625
Other receivables	314,835	365,362
Prepaid expenses	88,781	202,301
Inventory	20,386,511	103,754,750
Due from shareholders	358,774	886,676
Advances to suppliers	35,760,307	23,836,795
Value added tax recoverable	322,754	17,005,754
Total current assets	89,728,755	178,085,318

Property, plant and equipment
Property, plant and equipment, net	33,869,949	37,520,342
Construction-in-progress	657,877	494,285
Total property, plant and equipment	34,527,826	38,014,627

Other assets
Intangible assets, net	1,122,949	1,149,768
Long-term investments	219,716	219,860
Total other assets	1,342,665	1,369,628
Total assets	$125,599,246	$217,469,573

Liabilities and shareholders' equity

Current liabilities
Bank notes payable	$29,580,781	$38,021,253
Short-term debts	28,270,104	19,347,746
Accounts payable	11,360,335	6,823,496
Advances from customers	39,152,737	146,273,280
Taxes payable	1,455,116	187
Other payables	475,266	365,375
Due to related parties	131,830	1,587,234
Total current liabilities	110,426,169	212,418,571

Long-term debt	-	1,685,599

Shareholders' equity
Paid-in capital	6,040,398	6,040,398
Additional paid-in capital	16,280,130	16,280,130
Accumulated other comprehensive loss	(2,516,801)	(2,521,671)
Accumulated deficits	(4,630,650)	(16,433,454)
Total shareholders' equity	15,173,077	3,365,403
Total liabilities and shareholders' equity	$125,599,246	$217,469,573

The accompanying notes are an integral part of these financial statements

Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd.
Statements of Income

	For the Years Ended December 31,
	2009	2008

Revenue	$275,779,038	$185,810,277

Cost of goods sold
Depreciation	4,018,384	2,190,747
Cost of sales	255,383,515	172,505,368

Total cost of goods sold	259,401,899	174,696,115

Gross profit	16,377,139	11,114,162

Operating expenses
Selling expenses	1,211,272	1,232,176
General and administrative expenses	1,357,014	1,402,207
Depreciation	125,837	125,920

Total operating expenses	2,694,123	2,760,303

Income from operations	13,683,016	8,353,859

Other income (expenses)
Other income	327,620	439,544
Other expenses	(174,976)	(157,472)
Interest expenses	(1,974,300)	(2,167,062)

Total other income (expenses)	(1,821,656)	(1,884,990)

Net income before income tax	11,861,360	6,468,869

Provision for income tax	(58,556)	(144,891)

Net income	$11,802,804	$6,323,978

Other comprehensive income (loss)
Foreign currency translation gain (loss)	4,870	(1,114,220)

Comprehensive income	$11,807,674	$5,209,759

Basic and diluted income per common share
Basic	$1.95	$1.05
Diluted	$1.95	$1.05

Weighted average number of common shares outstanding
Basic	6,040,398	6,040,398
Diluted	6,040,398	6,040,398

The accompanying notes are an integral part of these financial statements

Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd.
Statements of Shareholders' Equity

		Additional	Accumulated Other	Retained
	Paid-in Capital	Paid-in Capital	Comprehensive loss	Earnings	Total

Balance at December 31,2007	$6,040,398	$59,007	$(1,407,451)	$(22,757,432)	$(18,065,478)

Additional capital contributed		16,221,123			16,221,123
Net income of the year				6,323,978	6,323,978
Foreign currency translation loss			(1,114,220)		(1,114,220)

Balance at December 31, 2008	6,040,398	16,280,130	(2,521,671)	(16,433,454)	3,365,403

Net income for the year				11,802,804	11,802,804
Foreign currency translation gain			4,870		4,870

Balance at December 31, 2009	$6,040,398	$16,280,130	$(2,516,801)	$(4,630,650)	$15,173,077

The accompanying notes are an integral part of these financial statements

Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd.
Statements of Cash Flows

	For the Years Ended December 31,
	2009	2008

Cash flow from operating activities
Net income	$11,802,804	$6,323,978
Adjustments to reconcile net income to net cash provided by (used
in) operating activities
Depreciation - cost of goods sold	4,018,384	2,190,747
Depreciation - operating expenses	125,837	125,920
Amortization of land use right	26,045	25,606
Net changes in assets and liabilities
Accounts receivable	(6,942,865)	226,415
Other receivables	79,241	(64,543)
Prepaid expenses	113,318	(145,707)
Inventories	83,249,853	(42,292,089)
Advances to suppliers	(11,932,058)	(9,564,683)
Value added tax recoverable	16,661,784	(8,662,934)
Accounts payable	4,538,611	(10,896,696)
Advances from customers	(106,959,891)	72,007,675
Taxes payable	1,454,056	(286)
Other payables	110,066	11,674

Net cash provided by (used in) operating activities	(3,654,815)	9,285,077

Cash flows from investing activities
Purchase of fixed assets and addition of construction-in-progress	(684,555)	(4,285,305)
Lending to officers	(28,985)	-

Net cash used in investing activities	(713,540)	(4,285,305)

Cash flow from financing activities
Restricted cash	11,860,775	(11,303,164)
Repayments of related party loans	(926,484)	(1,031,915)
Proceeds from short-term debts	8,929,748	-
Repayment of short-term debts	-	(5,631,305)
Repayment of long-term debts	(1,683,477)	(863,521)
Proceeds from bank notes payable	-	13,139,905
Repayment of bank notes payable	(8,410,359)	-

Net cash provided by (used in) financing activities	9,770,203	(5,690,001)

Effect of exchange rate changes on cash	(24,495)	1,520,325

Net increase in cash and cash equivalent	5,377,353	830,097

Cash and cash equivalents, beginning of year	2,232,473	1,402,376

Cash and cash equivalents, end of year	$7,609,826	$2,232,473

Supplemental disclosure of cash flow information
Interest paid	$1,797,356	$2,168,018
Income taxes paid	$58,556	$144,891

Supplemental disclosure of non-cash transactions
Capital contributed by shareholders in form of fixed assets	$-	$(15,946,347)

The accompanying notes are an integral part of these financial statements

DACHANG HUI AUTONOMOUS COUNTY BAOSHENG STEEL PRODUCTS CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

1.	Basis of Presentation and Organization

Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd. (“the Company”) was registered on September 9, 1999 in Dachang County, Hebei Province, the People’s Republic of China (“PRC”).  The Company has registered capital of $6,040,398 and is primarily engaged in the business of manufacturing, marketing and sales of high precision, ultra thin cold-rolled steel products.

The financial statements have been prepared in order to present the financial position and results of operations in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”) and are expressed in the U.S. Dollars.

2.	Summary of Significant Accounting Policies

Use of Estimates

In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets and the valuation of inventories.  Actual results could differ from those estimates.

Cash and Equivalents

The Company considers all highly liquid debt instruments purchased with maturity period of three months or less to be cash equivalents.  The carrying amounts reported in the accompanying balance sheets for cash and cash equivalents approximate their fair value.

Accounts Receivables and Other Receivables

Accounts receivable consists of balances due from customers for the sale of the Company’s steel products. Accounts receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible amounts.

The Company performs periodical reviews as to whether the carrying values of accounts have become impaired.  The assets are considered to be impaired if the collectability of the balances become doubtful, accordingly, the management estimates the valuation allowance for anticipated uncollectible receivable balances. When facts subsequently become available to indicate that the allowance provided requires an adjustment, then the adjustment will be classified as a change in estimate. The management of the Company determined that no allowance for doubtful accounts was necessary for the years ended December 31, 2009 and 2008 since all accounts receivables and other receivables are considered fully collectible.

Long-term Investment

Long-term investments are accounted for using the cost method and are evaluated annually for any impairment in value.

DACHANG HUI AUTONOMOUS COUNTY BAOSHENG STEEL PRODUCTS CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

2.	Summary of Significant Accounting Policies (Continued)

Inventory

Inventory is stated at the lower of cost or market.  Cost is determined using the weighted average method. Market value represents the estimated selling price in the ordinary course of business less the estimated costs necessary to complete the sale.

The cost of inventory comprises all costs of purchases, costs of conversion and other costs incurred in bringing the inventory to their present location and condition.  The costs of conversion of inventory include fixed and variable production overheads, taking into account the stage of completion.

Advances to Suppliers

In order to insure a steady supply of raw materials, the Company is required from time to time to make cash advances when placing its purchase orders. The management determined that no reserve was necessary for advance to suppliers for the years ended December 31, 2009 and 2008.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation.  The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use.

Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets and assumes a 10% salvage value at the end of the assets useful life.  The estimated useful lives for significant property and equipment are as follows:

Buildings	20 years
Machineries	10 years
Office equipment	5 years
Motor vehicles	5 years

Repairs and maintenance costs are normally charged to the statement of operations in the year in which they are incurred.  In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the asset, the expenditure is capitalized as an additional cost of the asset.

Property, plant and equipment are evaluated annually for any impairment in value.  Where the recoverable amount of any property and equipment is determined to have declined below its carrying amount, the carrying amount is reduced to reflect the decline in value.  There were no property and equipment impairments recognized during the years ended December 31, 2009 and 2008.

DACHANG HUI AUTONOMOUS COUNTY BAOSHENG STEEL PRODUCTS CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

2.	Summary of Significant Accounting Policies (Continued)

Construction-in-Progress

Represents direct costs of construction or acquisition and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for intended use.

Advances from Customers

Advance from customers consist of amounts received from customers relating to the sales of the Company’s steel products.  The Company recognizes these funds as a current liability until the revenue can be recognized.

Revenue Recognition

The Company recognizes revenues under the FAS Codification Topic 605 (“ASC 605”). Sales revenue is recognized when all of the following have occurred: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price is fixed or determinable, and (iv) the ability to collect is reasonably assured. These criteria are generally satisfied at the time of delivery for sales when risk of loss and title passes to the customer.  Revenue is reported net of all value added taxes.  Other income is recognized when it is earned.

Cost of sales

Costs of sales include costs of the products sold, inbound freight costs, cost of direct labor and overhead. Write-down of inventory to lower of cost or market is also recorded in cost of sales.

Foreign Currency Translation

The Company’s financial information is presented in US dollars. The functional currency of the Company is Renminbi (“RMB”), the currency of the PRC. Transactions at the Company which are denominated in currencies other than RMB are translated into RMB at the exchange rate quoted by the People’s Bank of China prevailing at the dates of the transactions. Exchange gains and losses resulting from transactions denominated in a currency other than that RMB are included in statements of operations as exchange gains. The financial statements of the Company have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 52, “Foreign Currency Translation”, which was subsequently codified within ASC 830, “Foreign Currency Matters”. The financial information is first prepared in RMB and then is translated into U.S. dollars at period-end exchange rates as to assets and liabilities and average exchange rates as to revenue and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income (loss) in shareholders’ equity.
	December 31,
	2009	2008
RMB: US$ exchange rate	6.8270	6.8225
Average RMB: US$ exchange rate	6.8311	6.9483

DACHANG HUI AUTONOMOUS COUNTY BAOSHENG STEEL PRODUCTS CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

2.  Summary of Significant Accounting Policies (Continued)

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US dollars at the rates used in translation

Income Taxes

The Company accounts for income tax under the provisions of Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) No.740 "Income Taxes", which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the financial statements or tax returns.  Deferred income taxes are recognized for all significant temporary differences between tax and financial statements bases of assets and liabilities.  Valuation allowances are established against net deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.  The Company had no deferred tax as of December 31, 2009 and 2008.

Value added tax

The Provisional Regulations of the People’s Republic of China Concerning Value Added Tax (“VAT”) promulgated by the State Council came into effect on January 1, 1994.  Under these regulations and the Implementing Rules of the Provisional Regulations of the People’s Republic of China Concerning Value Added Tax, value added tax is imposed on goods sold in or imported into the PRC and on processing, repair and replacement services provided within the PRC.

Value added tax payable in the PRC is charged on an aggregated basis at a rate of 13% or 17% (depending on the type of goods involved) on the full price collected for the goods sold or, in the case of taxable services provided, at a rate of 17% on the charges for the taxable services provided, but excluding, in respect of both goods and services, any amount paid in respect of value added tax included in the price or charges, and less any deductible value added tax already paid by the taxpayer on purchases of goods and services in the same financial year. Certain offshore and overseas sales are not subject to VAT tax.

As of December 31, 2009 and 2008, the Company’s VAT recoverable amounted to US$322,754 and $17,005,754, respectively.

Fair Value of Financial Instruments

Fair value of financial instruments is the amount at which the financial instruments could be exchanged for in a current transaction between willing parties. The carrying amounts of certain financial instruments, including cash, accounts receivable, other receivables, accounts payable, accrued expenses, and other payables approximate their fair values as at December 31, 2009 and 2008 because of the relatively short-term maturity of these instruments.

DACHANG HUI AUTONOMOUS COUNTY BAOSHENG STEEL PRODUCTS CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

2.	Summary of Significant Accounting Policies (Continued)

Impairment of Long-lived Assets

Long-lived assets, which include property, plant and equipment, intangible assets and long-term investments, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the assets.   If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets.  Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.

Comprehensive income

Statement of Financial Accounting Standards ("FAS") No. 130, “Reporting Comprehensive Income”, which was subsequently codified within ASC 220, “Comprehensive Income”, requires disclosure of all components of comprehensive income and loss on an annual and interim basis. Comprehensive income and loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Accumulated other comprehensive income (loss) arose from the changes in foreign currency exchange rates.

Statement of Cash Flows

In accordance with SFAS 95, "Statement of Cash Flows," which was subsequently codified within ASC 230, “Statement of Cash Flows”, cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Commitments and Contingencies

In the normal course of business, the company is subject to contingencies, including legal proceedings and claims arising out of the normal course of businesses that relate to a wide range of matters, including among others, product liability. The company records accruals for such contingencies based upon the assessment of the probability of occurrence and where determinable, and estimate of the liability. Management may consider many factors in making these assessments including past history, scientific evidence and the specifics of each matter. As management has not become aware of any product liability claims arising from any incident over the years, the company has not recognized a liability for product liability claims

DACHANG HUI AUTONOMOUS COUNTY BAOSHENG STEEL PRODUCTS CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

2.	Summary of Significant Accounting Policies (Continued)

Shipping costs

Shipping costs are expensed as incurred. Shipping costs were included in selling expenses and amounted to $391,347 and $331,695 for the years ended December 31, 2009 and 2008, respectively.

Advertising

Advertising is expensed as incurred and is included in selling expenses. There was no advertising expense for the years ended December 31, 2009 and 2008.

Subsequent Events

The Company has evaluated subsequent events that have occurred through the date of this financial statement issuance.

Earnings per Share

Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There are no such additional common shares available for dilution purposes for years ended December 31, 2009 and 2008.

Risks and Uncertainties

The operations of the Company are located in the PRC. Accordingly, the Company's business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Segments

The Company operates in only one segment and in only one geographic region, which is the PRC, thereafter segment disclosure is not presented.

DACHANG HUI AUTONOMOUS COUNTY BAOSHENG STEEL PRODUCTS CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

2.	Summary of Significant Accounting Policies (Continued)

Risks of Losses

The Company is potentially exposed to risks of losses that may result from business interruptions, injury to others (including employees) and damage to property.  These losses may be uninsured, especially due to the fact that the Company’s operations are in China, where business insurance is not readily available.  If: (i) information is available before the Company’s financial statements are issued or are available to be issued indicates that such loss is probable and (ii) the amount of the loss can be reasonably estimated, an estimated loss will be accrued by a charge to income.  If such loss is probable but the amount of loss cannot be reasonably estimated, the loss shall be charged to the income of the period in which the loss can be reasonably estimated and shall not be charged retroactively to an earlier period.  As of December 31, 2009 and 2008, the Company has not experienced any uninsured losses from injury to others or other losses.

Recent Accounting Pronouncements

In April 2009, the FASB updated the accounting standards to provide guidance on estimating the fair value of a financial asset or liability when the trade volume and level of activity for the asset or liability have significantly decreased relative to historical levels. The standard requires entities to disclose the inputs and valuation techniques used to measure fair value and any changes in valuation inputs or techniques. In addition, debt and equity securities as defined by GAAP shall be disclosed by major category. This standard is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009, and is to be applied prospectively. The adoption did not have a material effect on the Company's results of operations and financial condition.

In May 2009, the FASB issued guidance related to subsequent events under ASC 855-10, Subsequent Events. This guidance sets forth the period after the balance sheet date during which management or a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. It requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, whether that date represents the date the financial statements were issued or were available to be issued. This guidance is effective for interim and annual periods ending after June 15, 2009. We have included the required disclosures in our consolidated condensed financial statements.

In June 2009, the FASB issued an amendment to ASC 810-10, Consolidation. This guidance amends ASC 810-10-15 to replace the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a VIE with a primarily qualitative approach focused on identifying which enterprise has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance. It also requires ongoing assessments of whether an enterprise is the primary beneficiary of a VIE and requires additional disclosures about an enterprise’s involvement in VIEs. This guidance is effective as of the beginning of the reporting entity’s first annual reporting period that begins after November 15, 2009 and earlier adoption is not permitted. We are currently evaluating the potential impact, if any, of the adoption of this guidance will have on our consolidated condensed financial statements.

DACHANG HUI AUTONOMOUS COUNTY BAOSHENG STEEL PRODUCTS CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

2.	Summary of Significant Accounting Policies (Continued)

In June 2009, the FASB issued Accounting Standards Update No. 2009-01 which amends ASC 105, Generally Accepted Accounting Principles. This guidance states that the ASC will become the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Once effective, the Codification’s content will carry the same level of authority. Thus, the U.S. GAAP hierarchy will be modified to include only two levels of U.S. GAAP: authoritative and non-authoritative. This is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We adopted ASC 105 as of September 30, 2009 and thus have incorporated the new Codification citations in place of the corresponding references to legacy accounting pronouncements.

In August 2009, the FASB issued Accounting Standards Update No. 2009-05, Measuring Liabilities at Fair Value, which amends ASC 820, Fair Value Measurements and Disclosures. This Update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure the fair value using one or more of the following techniques: a valuation technique that uses the quoted price of the identical liability or similar liabilities when traded as an asset, which would be considered a Level 1 input, or another valuation technique that is consistent with ASC 820. This Update is effective for the first reporting period (including interim periods) beginning after issuance. Thus, we adopted this guidance as of September 30, 2009, which did not have a material impact on our consolidated condensed financial statements.

In September 2009, the Financial Accounting Standards Board (FASB) amended existing authoritative guidance to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. The amended guidance is effective for fiscal annual reporting periods beginning after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. The Company is currently assessing the impact, if any, of adoption may have on its financial statements or disclosures.

3.	Restricted Cash

As of December 31, 2009 and 2008, the Company has restricted cash of $17,182,807 and $29,043,582, respectively. These restricted cash was required by the lenders to maintain a minimum 50% - 100% of the balance of the acceptance notes (see Note 11) as collateral to ensure future credit availability.  The Company earns interest at a variable rate per month on these restricted cash.

4.	Concentrations of Business and Credit Risk

The Company provides credit sales in the normal course of business.  The Company performs ongoing credit evaluations of its customers and clients and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers and clients, historical trends, and other information.  Accounts receivable totaled $7,704,160 and $757,625 and other receivables were $314,835 and $365,362 as of December 31, 2009 and 2008, respectively.  There are no allowances recorded by the Company as all receivables are considered fully collectible.

DACHANG HUI AUTONOMOUS COUNTY BAOSHENG STEEL PRODUCTS CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

5.	Inventory

As of December 31, 2009 and 2008, inventory consisted of the following:

	December 31,
	2009	2008
Raw materials	$10,275,786	$56,335,115

Work in progress	2,631,074	2,582,354

Finished goods	7,479,651	44,837,281

Total	$20,386,511	$103,754,750

6.	Property, Plant and Equipment

Property, plant and equipment, stated at cost less accumulated depreciation, consisted of the following:

	December 31,
	2009	2008
Plant and building	$4,352,992	$4,355,863
Machinery and equipment	41,203,594	40,722,478
Motor vehicles	120,940	114,776
Office equipment	164,497	157,751
Subtotal	45,842,023	45,350,868
Accumulated depreciation	(11,972,074)	(7,830,526)
Construction in progress	657,877	494,285
Total	$34,527,826	$38,014,627

Depreciation expense for the years ended December 31, 2009 and 2008 were $4,144,221 and $2,316,667, respectively.

7.	Advances to Suppliers

As a normal practice of doing business in China, the Company is frequently required to make advance payments to suppliers for purchases of raw materials. Such advance payments are interest free. The balances of advances to suppliers were $35,760,307 and $23,836,795 as of December 31, 2009 and 2008, respectively.

DACHANG HUI AUTONOMOUS COUNTY BAOSHENG STEEL PRODUCTS CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

8.	Long-term Investment

The balance of long-term investment represents the Company’s equity investment in Dachang Xiadian Rural Credit Cooperative (“DRCC”). The Company holds 3.75% of the total interest of DRCC. The purpose of the investment is to facilitate the Company’s financing for working capital needs. Long-term investments are accounted for using the cost method. The management determined that no impairment was needed for the years ended December 31, 2009 and 2008.

9.	Intangible Assets

Intangible asset consists of land use rights only. All land in the People’s Republic of China is government owned and cannot be sold to any individual or company. Instead, the government grants the user a “Land use right” (the “Right”) to use the land. The Company acquired three Rights during the period from year 2000 to 2003 for the aggregate amount of RMB8,895,838 (currently US$1,303,038). The Company has the right to use these lands for 50 years and amortizes the Right on a straight-line basis over 50 years.

The land use rights at December 31, 2009 and 2008 were as follows:

	December 31,
	2009	2008
Cost	$1,303,038	$1,303,898
Less: Accumulated amortization	(180,089)	(154,130)

Total	$1,122,949	$1,149,768

The amortization expense for the years ended December 31, 2009 and 2008 was $26,035 and $25,606, respectively.

10.	Bank Notes Payable

The balance of bank notes payable represents the outstanding and used notes that are guaranteed to be paid by the banks and usually for a short-term period of six months. For the years ended December 31, 2009 and 2008, the unused and available borrowings under bank notes facilities were $1,183,830 and $-0-, respectively.  In addition, the Company is required to maintain cash deposits at a minimum 50% to 100% of the total balance of the bank acceptance notes with the banks in order to ensure future credit availability.

DACHANG HUI AUTONOMOUS COUNTY BAOSHENG STEEL PRODUCTS CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

11.	Short-term Debts

In order to provide working capital for operations, the company entered into the following short- term loan agreements as of December 31, 2009 and 2008.

	December 31,
Lenders	2009	2008

Xiadian City Rural Credit Cooperative	$2,636,590	$4,397,215

Agricultural Bank of China, Dachang Branch	15,819,540	14,071,088

Huaxia Bank, Shijiazhuang Branch	7,323,861	-

Shenzhen Zengshun Import and Export Co., Ltd.	2,490,113	-

China Development Bank, Hebei Branch	-	879,443
Total Short-term Debts	$28,270,104	$19,347,746

The loans from the Xiadian City Rural Credit Cooperative are loans with fixed terms of twelve months or less. The interest was at fixed rate per annum 8.496% for 2009, but varied from 7.44% to 7.47% per annum for 2008.

The loans from the Agricultural Bank, Dachang Branch are loans with fixed terms of twelve months or less. The interest was at fixed rate per annum 5.842% for 2009, and varied from 7.668% to 9.711% per annum for 2008.

The above loans are secured by the Company’s land use right and building with the total estimated value of $30,996,821.

The loans borrowed from Shenzhen Zengshun Import and Export Co., Ltd., an unrelated company, has no fixed repayment terms. This loan is unsecured, interest-fee and due upon demand.

The loan from the Huaxia Bank, Shijiazhuang Branch has a one year term, maturing on April 29, 2010. The loan bears an annual fixed interest of 5.841%. This loan is secured by the Company’s production line with the total value of $22,484,254

The loan from China Development Bank Branch represents the current portion of a long-term loan the company borrowed in 2006 (see Note 12).

DACHANG HUI AUTONOMOUS COUNTY BAOSHENG STEEL PRODUCTS CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

12.	Long-Term Debts

The balance of long-term debt represents the non-current portion of a loan from China Development Bank. The loan term is from May 15, 2006 to May 14, 2011 with a fixed interest rate of 6.732% per annum for the first year, adjustable annually based on prevailing lending rate of the People’s Bank of China plus 10% afterwards. The loan was guaranteed by an unrelated party and was repaid in full in November 2009.

13.	Advances from Customers

Advances from customers represent advance cash receipts from new customers and for which goods have not been delivered as of the balance sheets dates.  Advances from customers for goods to be delivered in the subsequent year are carried forward.  As of December 31, 2009 and 2008, there were advances from customers of $39,152,737 and $146,273,280, respectively.

14.	Related Party Transactions

As of December 31, 2009 and 2008, the balance of due from related parties is as follows:

	December 31,
	2009	2008
Xianmin Meng	$171,208	$171,320
Hongzhong Li	187,566	715,356

Total	$358,774	$886,676

Mr. Hongzhong Li is the Chairman and the 96% shareholder of the Company and the husband of Xianmin Meng. And Xianmin holds the rest 4% of the Company.

As of December 31, 2009 and 2008, the balance of due to related parties represents the loan borrowed from Hebei Buddha Engineering Technology Co., Ltd., an affiliated company also owned by Hongzhong Li.

The balances with the related parties have no fixed repayment terms. These balances are unsecured, interest-fee and due upon demand.

DACHANG HUI AUTONOMOUS COUNTY BAOSHENG STEEL PRODUCTS CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

15.	Income Tax

The Company did not generate any taxable income outside of the PRC for the years ended December 31, 2009 and 2008. The Company is governed by the Income Tax Law of the PRC concerning the private-run enterprises, which are generally subject to tax at a new statutory rate of 25% and were, until January 2008, subject to tax at a statutory rate of 33% (30% state income tax plus 3% local income tax) on income reported in the statutory financial statements after appropriate tax adjustments.

On March 16, 2007, the National People’s Congress of China approved the Corporate Income Tax Law of the People’s Republic of China (the New CIT Law), which is effective from January 1, 2008. Under the new law, the corporate income tax rate applicable to all Companies, including both domestic and foreign-invested companies, will be 25%, replacing the current applicable tax rate of 33%.  However, pending the detailed implementation rulings from the tax authorities, we believe that some of the tax concession granted to eligible companies prior to the new CIT laws will be grand fathered.

As approved by the local tax authority of Dachang County, the Company’s CIT was assessed annually at a pre-determined fixed rate as an incentive to stimulate local economy and encourage entrepreneurship. For the years ended December 31, 2009 and 2008, the Company’s assessed income taxes were $58,556 and $144,891, respectively.

Although the possibility exists for reinterpretation of the application of the tax regulations by higher tax authorities in the PRC, potentially overturning the decision made by the local tax authority, the Company has not experienced any reevaluation of the income taxes for prior years. Management believes that the possibility of any reevaluation of income taxes is remote based on the fact that the Company has obtained the written tax clearance from the local tax authority. Thus, no additional taxes payable has been recorded for the difference between the taxes due based on taxable income calculated according to statutory taxable income method and the taxes due based on the fixed rate method. It is the Company’s policy that if such reevaluation of income taxes becomes probable and the amount of additional taxes due can be reasonably estimated, additional taxes shall be recorded in which period the amount can be reasonably estimated and shall not be charged retroactively to an earlier period.

16.	Shareholders’ Equity

The Company was incorporated under the laws of the PRC in September 1999 with a total registered capital of $6,040,398. The capital was fully paid in as of August 30, 2004 from two shareholders of the Company.

The industry practice in the PRC does not require the issuance of stock certificates to the shareholders, nor a third party transfer agent to maintain the records. For the purpose of financial reporting, the Company elected to designate one (1) share of common stock for each US$ contributed. Accordingly, there were 6,040,398 shares of common stock issued and outstanding for the years ended December 31, 2009 and 2008.

In September 2008, the Board of Directors of the Company approved the shareholders’ capital contribution in form of fixed assets to expand the Company’s production capacity. The total amount of the capital contribution was $15,946,347 and was recorded in additional paid-in capital.

_____________ Units
Each Unit Consisting of Two Shares of
Common Stock and One Warrant

Prospectus

Ladenburg Thalmann & Co. Inc.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Buddha Steel, Inc. except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

•	except the securities offered by this prospectus;

•	in any jurisdiction in which the offer or solicitation is not authorized;

•	in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

•	to any person to whom it is unlawful to make the offer or solicitation; or

•	to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

•	there have been no changes in the affairs of Buddha Steel, Inc. after the date of this prospectus; or

•	the information contained in this prospectus is correct after the date of this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discounts and commissions) will be as follows. With the exception of the filing fees for the U.S. Securities Exchange Commission, FINRA and NASDAQ, all amounts are estimates.

U.S. Securities Exchange Commission registration fee	$2,754
FINRA filing fee	$4,363
NASDAQ listing fee	$125,000
Legal fees and expenses	$200,000
Accounting fees and expenses	$30,000
Printing fees	$30,000
Miscellaneous	$7,883
Total	$400,000

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, our company’s certificate of incorporation includes provisions that eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors. To the extent Section 102(b)(7) is interpreted, or the Delaware General Corporation Law is amended, to allow similar protections for officers of a corporation, such provisions of our company’s certificate of incorporation shall also extend to those persons. In addition, we have entered into Indemnification Agreements with our Directors, which provide for similar rights.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws, certificate of incorporation and Indemnification Agreements of our company provide that:

•
The Company shall indemnify its directors and officers for serving our company in those capacities or for serving other business enterprises at our company’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Company may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.
•
The Company is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•
The Company will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by our company’s board of directors or brought to enforce a right to indemnification.

•
The rights conferred in the bylaws are not exclusive, and our company is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Company may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

These indemnification provisions may be sufficiently broad to permit indemnification of our company’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.  The Company may at the discretion of the board of directors purchase and maintain insurance on behalf of any person who holds or who has held any position identified in the paragraph above against any and all liability incurred by such person in any such position or arising out of his status as such.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.	Recent Sales of Unregistered Securities

On April 28, 2010, Buddha issued 10,000 shares of Series A Preferred Stock to the shareholders of Gold Promise.  The total consideration for the 10,000 shares of Series A Preferred Stock was 10,000 common shares of Gold Promise, which is all the issued and outstanding capital stock of Gold Promise.  The number of Buddha shares issued to the shareholders of Gold Promise was determined based on an arm’s-length negotiation. The issuance of Buddha Series A Preferred Stock to the shareholders of Gold Promise was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

On April 28, 2010, Buddha issued 5,920,027 shares of its Common Stock to Joseph C. Passalaqua in consideration for Mr. Passalaqua retiring approximately $187,000 in liabilities of A.G. Volney immediately prior to the Share Exchange.  The issuance of Buddha shares to Mr. Passalaqua was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

Buddha issued securities in reliance upon Rule 506 of Regulation D of the Securities Act. These shareholders who received the securities in such instances made representations that (a) the shareholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the shareholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the shareholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the shareholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the shareholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where Buddha relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where Buddha indicates that it relied upon Section 4(2) of the Securities Act in issuing securities, Buddha’s reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by Buddha; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and Buddha.

Shares of Series A Preferred Stock automatically converted into shares of common stock on the basis of one share of Series A Preferred Stock for 987.5 shares of common stock upon the effectiveness of a 1-for-186 reverse split of our outstanding common stock (the “Reverse Split”).  Upon the Reverse Split, the 10,000 outstanding shares of Series A Preferred Stock automatically converted into 9,875,001 shares of common stock, which constitute 98.75% of the outstanding post-Reverse Split common stock of Buddha.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits
The following exhibits are filed herewith or incorporated by reference in this prospectus:

Exhibit Number	Document

1.1	Form of Underwriting Agreement(1)

2.1
Share Exchange Agreement, dated as of April 28, 2010, among A.G. Volney Center, Inc., Gold Promise Group (Hong Kong) Co., Limited (“Gold Promise”), the shareholders of Gold Promise, Joseph C. Passalaqua, Carl E. Worboys and Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd.(2)

3.1	Amended and Restated Certificate of Incorporation(3)

3.2	Amended and Restated Bylaws(3)

4.1	Form of Common Stock Certificate(1)

4.2	Form of Warrant(1)

4.3	Form of Underwriter Warrant(1)

5.1	Form of Opinion of Kaufman & Canoles, P.C.(1)

10.1	Consulting Services Agreement, dated April 2, 2010, between Hebei Anbang Investment Consultation Co., Ltd. and Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd.(2)

10.2	Operating Agreement, dated April 2, 2010, among Hebei Anbang Investment Consultation Co., Ltd. and Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd. and its shareholders(2)

10.3	Voting Rights Proxy Agreement, dated April 4, 2010, among Hebei Anbang Investment Consultation Co., Ltd. and Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd. and its shareholders(2)

10.4	Option Agreement, dated April 2, 2010, among Hebei Anbang Investment Consultation Co., Ltd. and Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd. and its shareholders(2)

10.5	Equity Pledge Agreement, dated April 2, 2010, among Hebei Anbang Investment Consultation Co., Ltd. and Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd. and its shareholders(2)

10.6	Lease Agreement, dated November 11, 2005, between Dachang Hui Autonomous County, Xiadian Town, Xiaodingfu Village Committee and Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd.(2)

10.7	Form of Warrant Agreement between our company and Pacific Stock Transfer Company(1)

10.8	Employment Agreement with Yuanmei Ma(3)

10.9	Employment Agreement with Hongzhong Li(3)

10.10	Form of Purchase Agreement with Sinosteel Company(3)

10.11	Form of Purchase Agreement with Tangshan Guofeng Steel Company(3)

14.1	Code of Business Conduct and Ethics(3)

21.1	Subsidiaries of Registrant(3)

23.1	Consent of Friedman LLP(3)

23.2	Consent of Kaufman & Canoles, P.C. (included in Exhibit 5.1)(1)

23.3	Consent of AllBright Law Firm (1)

24.1	Power of Attorney (included at page S-1)(3)

99.1	Consent of director appointees to serve on board of directors(3)

99.2	Form of Opinion of AllBright Law Firm(1)

99.3	Foreign Corrupt Practices Act Compliance Policy (3)

(1)       To be filed by amendment.
(2)       Incorporated by reference to Current Report on Form 8-K dated April 30, 2010 (SEC Accession No. 0001144204-10-023596).
(3)       Filed herewith.
(4)       Incorporated by reference to Current Report on Form 8-K dated April 27, 2010 (SEC Accession No. 0000939802-10-000135).

(b) Financial Statement Schedules
None.

Item 17.	Undertakings

The Registrant hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low- or high-end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)
that, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d)
that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e)
that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f)
that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the Registrant relating to the offering filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)	any other communication that is an offer in the offering made by the Registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on September 17, 2010.

Buddha Steel, Inc.

By:	/s/ Hongzhong Li
Name:	Hongzhong Li
Title:	(Chief Executive Officer)
(Principal Executive Officer)

Date:	September 17, 2010

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Hongzhong Li as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Date:	September 17, 2010

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ Hongzhong Li	Chief Executive Officer (Principal Executive	September 17, 2010
Hongzhong Li	Officer) and Director

/S/ Yuanmei Ma	Chief Financial Officer (Principal Financial and	September 17, 2010
Yuanmei Ma	Accounting Officer)

/S/ Xianmin Meng	Director	September 17, 2010
Xianmin Meng

/S/ Zhenqi Chen	Director	September 17, 2010
Zhenqi Chen